As filed with the Securities and Exchange Commission on December 1, 2009

Registration No. 333-162063

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WALT DISNEY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	7990	95-4545390
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 South Buena Vista Street, Burbank, California 91521

(818) 560-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan N. Braverman

Senior Executive Vice President, General Counsel and Secretary

500 South Buena Vista Street, Burbank, California 91521

(818) 560-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Morton A. Pierce, Esq. Chang-Do Gong, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000	John N. Turitzin Executive Vice President Office of the Chief Executive and General Counsel Marvel Entertainment, Inc. 417 Fifth Avenue New York, New York 10016 (212) 576-4000	Michael L. Zuppone, Esq. Carl R. Sanchez, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street, First Floor New York, New York 10022 (212) 318-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Disney may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

Subject to completion, dated December 1, 2009

December 1, 2009

To the Stockholders of Marvel Entertainment, Inc.:

You are cordially invited to attend a special meeting of stockholders of Marvel Entertainment, Inc., or Marvel, to be held on December 31, 2009 at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, which we refer to as the special meeting. As previously announced, Marvel and The Walt Disney Company, or Disney, entered into a merger agreement on August 31, 2009, which provides for a merger in which Marvel will become a wholly-owned subsidiary of Disney. At the effective time of the merger, each outstanding share of Marvel common stock (other than treasury shares held by Marvel, shares held by a subsidiary of Marvel or dissenting shares) will be converted into the right to receive $30.00 in cash and 0.7452 shares of Disney common stock, subject to adjustment in certain circumstances based on the value of Disney common stock at the closing of the merger.

The amount of cash and Disney common stock into which each share of Marvel common stock will be converted will not be known at the time of the special meeting, because the merger will not be consummated until after the special meeting. Beginning at 9:00 a.m. on December 23, 2009, MacKenzie Partners, Inc., Marvel’s proxy solicitor, will make current exchange ratio and merger consideration information available at the following toll-free number: (888) 407-8968. See “The Merger—Effects of the Merger; Merger Consideration—Common Stock” beginning on page 41 of the accompanying document for examples of possible adjustments to the consideration to be received per share of Marvel common stock in the merger based on a range of hypothetical closing date prices of Disney common stock.

Based on 78,536,646 shares of Marvel common stock and deferred stock units outstanding (other than shares held by a subsidiary of Marvel) as of November 27, 2009, and based on the closing sale price of Disney common stock as of November 27, 2009 of $30.35, Disney expects to issue in the merger approximately 58.5 million shares of Disney common stock to the stockholders of Marvel (other than a subsidiary of Marvel) for the outstanding shares of Marvel, assuming there is no adjustment to the exchange ratio of 0.7452. By way of example, if the price of Disney common stock on the closing date of the merger were $15.59, which is the lowest closing price for the twelve-month period ending on November 27, 2009, then the exchange ratio would be adjusted to 1.0271 based on the tax adjustment provisions of the merger agreement so that the maximum number of shares of Disney common stock that Disney would issue in the merger to stockholders of Marvel (other than to a subsidiary of Marvel) would be approximately 81.0 million. The foregoing examples assume that there are no cash payments made for fractional shares or deemed made in respect of dissenting shares (as described in “The Merger—Effects of the Merger; Merger Consideration—Fractional Shares” beginning on page 43 of the accompanying document and in “The Merger Agreement—Dissenting Shares” beginning on page 80 of the accompanying document). In connection with the merger, Disney is registering shares of Disney common stock with a value of approximately $2.1 billion.

The shares of Disney and Marvel common stock are traded on the New York Stock Exchange under the symbols “DIS” and “MVL,” respectively. On November 27, 2009, the closing sale price of Disney common stock was $30.35.

We are asking you to vote to adopt the merger agreement at the special meeting. The Marvel board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Only stockholders who hold shares of Marvel common stock at the close of business on November 23, 2009 will be entitled to vote at the special meeting.

The obligations of Disney and Marvel to complete the merger are subject to the conditions set forth in the merger agreement and summarized in the accompanying proxy statement/prospectus. More information about Disney, Marvel, the special meeting, the merger agreement and the merger is contained in the accompanying proxy statement/prospectus. You are encouraged to read carefully the accompanying proxy statement/prospectus in its entirety, including the section titled “Risk Factors” beginning on page 23.

Your vote is very important. Marvel cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Marvel common stock entitled to vote at the special meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible (1) through the internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you do not submit your proxy, do not instruct your broker how to vote your shares or do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement. If you have any questions about the merger, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or call collect at (212) 929-5500.

On behalf of the Marvel board of directors, thank you for your continued support.

Sincerely,

Morton E. Handel

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger and other transactions described in this proxy statement/prospectus nor have they approved or disapproved the issuance of the Disney common stock to be issued in connection with the merger, or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated December 1, 2009 and is first being mailed to stockholders of Marvel on or about December 1, 2009.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Disney and Marvel from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

Disney will provide you with copies of such documents relating to Disney (excluding all exhibits unless Disney has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Shareholder Services Department

(818) 553-7200

Marvel will provide you with copies of such documents relating to Marvel (excluding all exhibits unless Marvel has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Marvel Entertainment, Inc.

417 Fifth Avenue

New York, New York 10016

Corporate Secretary

(212) 576-4000

In addition, if you have questions about the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or the documents incorporated by reference into the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., Marvel’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)

Email: proxy@mackenziepartners.com

In order for you to receive timely delivery of the documents in advance of the special meeting of Marvel stockholders, you must request the information no later than December 23, 2009.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Disney, constitutes a prospectus of Disney under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act in this proxy statement/prospectus, with respect to the shares of Disney common stock to be issued to Marvel stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act in this proxy statement/prospectus, and a notice of meeting with respect to the meeting of Marvel stockholders to consider and vote upon, among other matters, the proposal to adopt the merger agreement.

417 Fifth Avenue

New York, New York 10016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 31, 2009

To the Stockholders of Marvel Entertainment, Inc.:

Notice is hereby given that a special meeting of stockholders of Marvel Entertainment, Inc., a Delaware corporation, which is referred to as Marvel, will be held on December 31, 2009 at 9:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 31, 2009, as the same may be amended from time to time, by and among The Walt Disney Company, a Delaware corporation, which is referred to as Disney, Maverick Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Disney, Maverick Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Disney, and Marvel, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, which is referred to as the merger proposal.

2.	To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting, which is referred to as the adjournment proposal.

The merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting. The Marvel board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Only holders of record of Marvel’s common stock at the close of business on November 23, 2009, which is referred to as the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A majority of the outstanding shares of Marvel common stock entitled to vote at the special meeting must be voted in favor of the adoption of the merger agreement in order for the merger to be completed. Therefore, your vote is very important. Your failure to vote your shares has the same effect as voting against the merger proposal.

Under Delaware law, holders of record of Marvel common stock who do not vote in favor of adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of Marvel common stock if the merger is completed. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law, including, among other things, submitting a written demand for appraisal to Marvel before the vote is taken on the merger proposal, and you must not vote in favor of the merger proposal. These procedures are summarized in the accompanying proxy statement/prospectus in the section titled “The Merger—Appraisal Rights” beginning on page 72 (the text of the applicable provisions of Delaware law is included as Annex D to the accompanying proxy statement/prospectus).

All Marvel stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting, please submit your proxy as promptly as possible using one of the following methods: (1) through the internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Any stockholder attending the special meeting may vote in person even if he or she has voted using the internet, telephone or proxy card.

By Order of the Board of Directors

Benjamin Dean

Secretary

New York, New York

December 1, 2009

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE USING ONE OF THE FOLLOWING METHODS: (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

i

ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Marvel Entertainment, Inc. (which is referred to as Marvel in this proxy statement/prospectus) may have regarding the merger (as defined below) and the special meeting of Marvel stockholders (which is referred to as the special meeting in this proxy statement/prospectus), and brief answers to those questions. Marvel urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger being considered at the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	The Walt Disney Company (which is referred to as Disney in this proxy statement/prospectus) has agreed to acquire Marvel under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger Agreement” beginning on page 77 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting, and you should read this proxy statement/prospectus carefully.

In order to complete the merger, Marvel stockholders must adopt the merger agreement, and all other conditions to the merger must be satisfied or waived. Marvel will hold the special meeting to obtain this approval.

Your vote is very important. Marvel encourages you to vote as soon as possible. The enclosed voting materials allow you to vote your Marvel shares without attending the special meeting. For more specific information on how to vote, please see the questions and answers below.

Q:	Why are Disney and Marvel proposing the merger?

A:	Disney and Marvel believe that combining the strengths of our two companies is in the best interests of each company and our respective stockholders. This acquisition combines Marvel’s global brand and library of characters with Disney’s creative skills, global portfolio of family entertainment, characters, theme parks and other franchises, and business structure that maximizes the value of creative properties across multiple platforms and territories. Disney’s film distribution network and theme park, television and consumer products businesses provide a strong platform for extending the reach of the creative products produced by Marvel. By combining Marvel with Disney, Marvel stockholders will have the opportunity to participate in the benefits expected to be derived from the merger, which include a greater ability for Marvel to expand content creation and licensing businesses, and to build upon its brand and character properties by accessing Disney’s numerous distribution channels. To review the reasons for the merger in greater detail, see “The Merger—Recommendation of the Marvel Board of Directors and Its Reasons for the Merger” beginning on page 50 of this proxy statement/prospectus and “The Merger—Disney’s Reasons for the Merger” beginning on page 61 of this proxy statement/prospectus.

Q:	What happens if the merger is not consummated?

A:

If the merger agreement is not adopted by Marvel stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Marvel common stock in connection with the merger. Instead, Marvel will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange (which is referred to as the NYSE in this proxy statement/prospectus). If the merger agreement is terminated under specified circumstances, Marvel may be required to pay Disney a termination fee of $140 million or reimburse Disney for its reasonable out of pocket expenses (not to exceed $10 million) as described under the caption “The Merger Agreement–Termination; Termination Fee; Expenses” as described more fully on page 92 of this proxy statement/prospectus.

Q:	When and where will the special meeting be held?

A:	The special meeting of Marvel stockholders will be held on December 31, 2009 at 9:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York.

Q:	Who can attend and vote at the special meeting?

A:	All Marvel stockholders of record as of the close of business on November 23, 2009 (which is referred to as the record date in this proxy statement/prospectus) are entitled to notice of, and to vote at, the special meeting.

Q:	What should I do now in order to vote on the proposals being considered at the special meeting?

A:	Marvel stockholders as of the record date may vote by proxy by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided or by submitting a proxy over the internet or by telephone by following the instructions on the enclosed proxy card. If you hold Marvel common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you must complete, sign, date and return the enclosed voting instruction form to the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction form used by your broker, bank or nominee to see if you may submit voting instructions using the internet or telephone.

Additionally, you may also vote in person by attending the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend the special meeting, you should submit your proxy card or voting instruction form as described in this proxy statement/prospectus.

Q:	If my shares of Marvel common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares of Marvel common stock if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Marvel common stock. If you do not instruct your broker, bank or other nominee to vote your shares of Marvel common stock, your shares of Marvel common stock will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the merger agreement, but will not have an effect on any vote to adjourn the special meeting.

Q:	Do I need to send in my Marvel stock certificates now?

A:	No. You should not send in your Marvel stock certificates now. Following the merger, a letter of transmittal will be sent to Marvel stockholders informing them where to deliver their Marvel stock certificates in order to receive the merger consideration, including any cash in lieu of a fractional share of Disney common stock. You should not send in your Marvel common stock certificates prior to receiving this letter of transmittal.

Q:	What will happen if I abstain from voting or fail to vote?

A:	For the proposal to adopt the merger agreement, your failure to submit a proxy or vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

For the proposal to adjourn the special meeting, your abstention will have the same effect as a vote against the adjournment of the special meeting, but your failure to submit a proxy or vote in person at the special meeting, including broker non-votes, will have no effect on the outcome of any vote to adjourn the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If your shares are held in “street name” you must contact your broker, bank or other nominee to change your vote. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation bearing a later date to the Secretary of Marvel;

•	signing and delivering a new, valid proxy bearing a later date;

•	submitting another proxy by telephone or on the internet (your latest telephone or internet voting instructions will be followed); or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	What happens if I sell my shares of Marvel common stock before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Marvel common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by Marvel stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)

Email: proxy@mackenziepartners.com

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the merger contemplated by the merger agreement, Disney and Marvel encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, Disney and Marvel encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Disney and Marvel that has been filed with the Securities and Exchange Commission, which is referred to as the SEC in this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

The Companies

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in five business segments: Media Networks, Parks and Resorts, Studio Entertainment, Consumer Products and Interactive Media.

The Media Networks segment is comprised of a domestic broadcast television network, television production and distribution operations, domestic television stations, cable networks, and domestic broadcast radio networks and stations.

In the Parks and Resorts segment, Disney owns and operates the Walt Disney World Resort in Florida, the Disneyland Resort in California, the Disney Vacation Club, the Disney Cruise Line and Adventures by Disney. Disney manages and has effective ownership interests of 51% and 47%, respectively, in Disneyland Paris and Hong Kong Disneyland Resort. Disney also earns royalties on revenues generated by the Tokyo Disney Resort in Japan, which is owned and operated by an unrelated entity. Disney’s Walt Disney Imagineering unit designs and develops new theme park concepts and attractions as well as resort properties.

The Studio Entertainment segment produces and acquires live-action and animated motion pictures, direct-to-video programming, musical recordings and live stage plays. Disney distributes films that it produces and that it acquires (including its film and television library) in the theatrical, home entertainment and television markets.

The Consumer Products segment engages with licensees, manufacturers, publishers and retailers throughout the world to design, develop, publish, promote and sell a wide variety of products based on existing and new Disney characters and other Disney intellectual property. In addition to leveraging Disney’s film and television properties, Consumer Products also develops new intellectual property with the potential of being used in Disney’s other businesses. Disney also engages in retail and online distribution of products based on its characters and films through The Disney Store and DisneyShopping.com, respectively.

The Disney Interactive Media Group creates and delivers Disney-branded entertainment and lifestyle content across interactive media platforms. The primary operating businesses of the Disney Interactive Media Group are Disney Interactive Studios, which produces video games for global distribution, and Disney Online, which produces web sites and online virtual worlds in the United States and internationally. The Disney Interactive Media Group also manages Disney-branded mobile phone initiatives and provides technical infrastructure services to non Disney-branded websites, such as ABC.com and ESPN.com, and to its Disney-branded e-commerce websites, principally Disneyshopping.com and Walt Disney Parks and Resorts Online.

Marvel Entertainment, Inc.

417 Fifth Avenue

New York, New York 10016

(212) 576-4000

Marvel Entertainment, Inc. and its subsidiaries constitute one of the world’s most prominent character-based entertainment companies, with a proprietary library of over 5,000 characters. Marvel’s library of characters is one of the oldest and most recognizable collections of characters in the entertainment industry, and includes Spider-Man, Iron Man, The Incredible Hulk, Captain America, Thor, The Avengers, Ghost Rider, The Fantastic Four, X-Men (including Wolverine), Blade, Daredevil, The Punisher, Namor the Sub-Mariner, Nick Fury, Silver Surfer and Ant-Man. Marvel operates in three integrated and complementary operating segments: Licensing, Publishing and Film Production.

Marvel’s Licensing segment, which includes the operations of a joint venture with Sony Pictures Entertainment Inc., called Spider-Man Merchandising L.P., licenses its characters for use in a wide variety of products and media. In addition, as part of Marvel’s efforts to build demand for its licensed consumer products, the Licensing segment has been producing animated television programming featuring Marvel characters, some of which began airing this year.

Marvel’s Publishing segment creates and publishes comic books and trade paperbacks principally in North America. Marvel has been publishing comic books since 1939. In addition to revenues from the sale of comic books and trade paperbacks, the Publishing segment derives revenues from sales of advertising and subscriptions and from other publishing activities, such as custom comics and digital media activities.

Until Marvel began producing its own films, Marvel’s growth strategy was to increase exposure of its characters by licensing them to third parties for development as movies and television shows. The increased exposure creates revenue opportunities for Marvel through increased sales of toys and other licensed merchandise. Marvel’s self-produced movies represent an expansion of that strategy that also increases its level of control in developing and launching character brands. Marvel’s self-produced movies also offer Marvel an opportunity to participate in the films’ financial performance to a greater extent than Marvel could as a licensor. The first two films produced by the Film Production segment were Iron Man and The Incredible Hulk, both of which were released in the first half of 2008. Marvel is currently in post production on one film, Iron Man 2, scheduled to be released May 7, 2010, and it is in pre-production on another film, Thor, scheduled to be released May 20, 2011. In addition, Marvel is developing two other films, The First Avenger: Captain America and The Avengers, scheduled to be released on July 22, 2011 and May 4, 2012, respectively.

The Merger

(see page 41)

Disney and Marvel agreed to the acquisition of Marvel by Disney under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the merger agreement, Maverick Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Disney (which is referred to as Merger Sub in this proxy statement/prospectus), will merge with and into Marvel, with Marvel continuing as the surviving corporation (which is referred to as the merger in this proxy statement/prospectus). Immediately after the effective time of the merger, Marvel, as the surviving corporation in that merger, will be merged with and into

Maverick Merger Sub, LLC, a wholly owned subsidiary of Disney (which is referred to as Merger LLC in this proxy statement/prospectus), with Merger LLC surviving and continuing as a wholly owned subsidiary of Disney (which is referred to as the upstream merger). In this proxy statement/prospectus, the merger and the upstream merger are sometimes collectively referred to as the transaction, and Merger LLC, which is the surviving entity following the upstream merger, is sometimes referred to as the surviving entity. It is intended that the upstream merger will be effected immediately after the effective time of the merger without further approval, authorization or direction from or by any of the parties to the merger agreement. Disney and Marvel have attached the merger agreement as Annex A to this proxy statement/prospectus. Disney and Marvel encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the merger.

Effects of the Merger; Merger Consideration

(see page 41)

At the effective time of the merger, each share of Marvel common stock held (i) as treasury shares by Marvel will remain issued, and no payment shall be made with respect to such shares, and (ii) by a subsidiary of Marvel will be converted into the right to receive that number of shares of Disney common stock equal to the quotient of (A) the sum of the amount of cash paid per share of Marvel common stock plus the product of 0.7452 shares of Disney common stock (which is referred to as the exchange ratio in this proxy statement/prospectus), subject to adjustment, as applicable, multiplied by the closing date price divided by (B) the closing date price. The closing date price is the lesser of (a) the closing price, (b) the average of the high and low sales prices and (c) the weighted average trading price, in each case, for one share of Disney common stock on the closing date of the merger as reported on the NYSE. Based on the closing sale price of Disney common stock as of November 27, 2009, each share of Marvel common stock held by a subsidiary of Marvel would be converted into the right to receive 1.7337 shares of Disney common stock.

Except as described above, at the effective time of the merger by virtue of the merger and without any action on the part of the holders of any shares of Marvel common stock, each share of Marvel common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and treasury shares and subject to adjustment for certain changes in Disney common stock or Marvel common stock such as reclassifications or stock splits) will be converted into the right to receive (i) $30.00 in cash and (ii) 0.7452 shares of Disney common stock, subject to certain adjustments (which is referred to as the merger consideration in this proxy statement/prospectus). However, if the aggregate value of all shares of Disney common stock that would be issued pursuant to the merger (other than shares issued to a subsidiary of Marvel or a subsidiary of Disney), which is referred to as the total stock consideration in this proxy statement/prospectus, valued at the closing date price, is less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Marvel stockholders (including cash paid in lieu of fractional shares and deemed paid in respect of dissenting shares), which sum is referred to as the total merger consideration in this proxy statement/prospectus, then the exchange ratio will be increased, and the amount of cash paid per share of Marvel common stock will be correspondingly decreased, until the total stock consideration equals 40% of the total merger consideration. This adjustment will be made in an effort to achieve the anticipated qualification of the transaction as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which is referred to as the Internal Revenue Code in this proxy statement/prospectus). The adjustment will be made as follows: for each 0.0001 increase to the exchange ratio that is made, the amount of cash paid per share of Marvel common stock will be reduced by the product of 0.0001 multiplied by the average of $26.84 and the closing date price. If such an adjustment is made when the closing date price is lower than $26.84, the increase in the value of the per share stock consideration, based on the closing date price, will not fully offset the decrease in the per share cash consideration to be paid to Marvel stockholders. This is because the amount of additional shares of Disney common stock to be received by Marvel stockholders under the adjustment mechanism will be determined based on the closing date price of Disney common stock, whereas the corresponding reduction in the cash consideration will be made based on the average of $26.84 (the closing price of Disney common stock on the last trading day before the merger agreement was executed) and the closing date price of Disney common stock. For examples of the possible adjustments to the merger consideration that would be paid per share of Marvel common stock based on a range of hypothetical closing date prices of Disney common stock, see “The Merger—Effects of the Merger; Merger Consideration—Common Stock” beginning on page 41 of this proxy statement/prospectus. Beginning at 9:00 a.m. on December 23, 2009, MacKenzie Partners, Inc., Marvel’s proxy solicitor, will make current exchange ratio and merger consideration information available at the following toll-free number: (888) 407-8968.

For purposes of the adjustment described above, the cash deemed paid in respect of dissenting shares will be that amount of cash equal to the number of dissenting shares multiplied by the sum of (i) the amount of cash paid per share of Marvel common stock plus (ii) the product of the exchange ratio multiplied by the closing date price (with the amounts described in (i) and (ii) determined without regard to the adjustment described in the previous paragraph).

Disney will not issue fractional shares of Disney common stock in the merger. As a result, Marvel stockholders will receive cash for any fractional share of Disney common stock that they would otherwise be entitled to receive in the merger. For a full description of the treatment of fractional shares, see “The Merger Agreement—Fractional Shares” beginning on page 79 of this proxy statement/prospectus.

Disney intends to fund the cash portion of the merger consideration and other expenses of the transaction from cash resources, including cash on hand and the issuance of commercial paper supported by Disney’s current credit facilities. Disney and Marvel expect to incur approximately $35 million in aggregate fees and expenses in consummating the merger, including financial advisory fees and expenses, legal fees and expenses, accountants’ fees and expenses, SEC registration fees, and printing and mailing expenses.

For a full description of the merger consideration, see “The Merger Agreement—Effects of the Merger; Merger Consideration” beginning on page 78 of this proxy statement/prospectus.

Treatment of Marvel Stock Options, Restricted Stock and Deferred Stock Units

(see page 79)

Immediately prior to the merger, unvested options to purchase Marvel common stock will become fully vested and exercisable. Holders of all unexercised Marvel stock options outstanding immediately prior to the merger will be entitled to receive a cash payment in an amount equal to (i) the product of (A) the number of shares of Marvel common stock subject to the option and (B) the excess, if any, of (1) the value of the merger consideration, based on the closing price of Disney common stock on the closing date of the merger, over (2) the exercise price per share subject to the option, less (ii) withholding with respect to any applicable taxes. Each share of Marvel restricted stock outstanding immediately prior to the merger will vest in full and, as of the effective time of the merger, will entitle the holder to receive the merger consideration, less withholding with respect to applicable taxes. Holders of Marvel deferred stock units will be entitled to receive the merger consideration for each Marvel deferred stock unit held immediately prior to the merger, less withholding with respect to applicable taxes.

For a full description of the treatment of Marvel stock options, see “The Merger Agreement—Treatment of Marvel Stock Options, Restricted Stock and Deferred Stock Units” beginning on page 79 of this proxy statement/prospectus.

Risk Factors

(see page 23)

In evaluating the merger agreement and the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

The Special Meeting; Marvel Stockholders Entitled to Vote; Required Vote

(see page 38)

The special meeting of Marvel stockholders will be held on December 31, 2009 at 9:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York. At the special meeting, Marvel stockholders will be asked to:

•	consider and vote on the proposal to adopt the merger agreement; and

•	approve the proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Only holders of record of Marvel common stock at the close of business on November 23, 2009, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 78,500,680 shares of Marvel common stock outstanding and entitled to vote at the special meeting.

Marvel cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Marvel common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, must be approved by the affirmative vote of the holders of a majority of the shares of Marvel common stock present in person or represented by proxy at the special meeting.

Recommendation of the Marvel Board of Directors

(see page 38)

The Marvel board of directors unanimously recommends that Marvel stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. The Marvel board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Marvel and its stockholders. Accordingly, the Marvel board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of Marvel’s Financial Advisor

(see page 53)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which is referred to as BofA Merrill Lynch in this proxy statement/prospectus), Marvel’s financial advisor, delivered to the Marvel board of directors a written opinion, dated August 30, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Marvel common stock. The full text of the written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Marvel board of directors for the benefit and use of the Marvel board of directors in connection with and for purposes of its evaluation of the consideration to be received by holders of Marvel common stock from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

Ownership of Disney Following the Merger

(see pages 78 and 79)

Based on the number of shares of Marvel common stock and deferred stock units outstanding as of November 27, 2009 and based on the closing sale price of Disney common stock as of November 27, 2009, Disney expects to issue in the merger, subject to adjustment as contemplated in the merger agreement, approximately (i) 58.5 million shares of Disney common stock for the outstanding shares of Marvel and (ii) 19.2 million shares of Disney common stock to a subsidiary of Marvel as consideration for shares of Marvel common stock held by such subsidiary, and which shares of Disney common stock to be held by such subsidiary will not be deemed outstanding. Based on the number of shares of Marvel common stock and the number of shares of Disney common stock outstanding on the record date, immediately after completion of the merger, former Marvel stockholders (other than a subsidiary of Marvel) will own approximately 3.0% of the then-outstanding shares of Disney common stock.

Stock Ownership of Marvel Directors and Executive Officers; Voting Agreement

(see pages 39 and 95)

As of the record date, the directors and executive officers of Marvel beneficially owned and were entitled to vote 29,723,729 shares of Marvel common stock (including restricted stock), which represent approximately 37.9% of Marvel common stock outstanding on that date.

Concurrently with the execution and delivery of the merger agreement, Disney entered into a voting agreement with Isaac Perlmutter, the Chief Executive Officer of Marvel, certain of his affiliates and Marvel. Pursuant to the terms of the voting agreement, such stockholders agreed, among other things, to vote their respective shares of Marvel common stock in favor of the adoption of the merger agreement and approval of the merger and against the approval of any alternative transaction. Additionally, such stockholders have agreed, among other things, not to sell or transfer their respective shares of Marvel common stock, subject to certain exceptions, or to solicit any alternative transaction. The voting agreement will terminate upon the earliest to occur of the effective time of the merger and the termination of the merger agreement in accordance with its terms. For more information regarding the voting agreement, see “The Voting Agreement” beginning on page 95 of this proxy statement/prospectus. The voting agreement is also attached to this proxy statement/prospectus as Annex B.

Approximately 28,887,785 shares, or 36.8% of Marvel common stock outstanding on the record date, are subject to the voting agreement. Accordingly, in addition to Mr. Perlmutter and his affiliates, the holders of approximately 13.3% of Marvel’s outstanding shares need to vote in favor of the proposal to adopt the merger agreement for it to be approved. As of the record date, Marvel’s executive officers and directors, other than Mr. Perlmutter, beneficially owned and were entitled to vote approximately 1.1% of Marvel’s outstanding common stock.

Interests of Executive Officers and Directors of Marvel in the Merger

(see page 62)

In considering the recommendation of the Marvel board of directors with respect to the merger agreement and the merger, Marvel stockholders should be aware that certain executive officers and directors of Marvel have interests in the merger that may be different from, or in addition to, the interests of Marvel stockholders generally. These interests include:

•

the positions at Disney that certain Marvel executive officers are expected to hold upon completion of the merger, including Mr. Perlmutter’s role in supervising Marvel businesses, as described in “The Merger Agreement—Post-Merger Management and Operations” beginning on page 89 of this proxy statement/prospectus;

•	the accelerated vesting of options held by Mr. Perlmutter as a result of the merger;

•	the cash payment for all options held by executive officers and directors as a result of the merger;

•	the accelerated vesting of restricted stock held by executive officers as a result of the merger;

•	the receipt of merger consideration for the Marvel deferred stock units held by David Maisel;

•

the deemed achievement of the target performance goal of each executive officer’s 2009 annual performance award and the settlement of Mr. Perlmutter’s 2009 performance award in cash rather than by the issuance of stock options;

•	severance benefits that could become payable to Marvel’s executive officers; and

•	the continued indemnification and directors’ and officers’ insurance coverage of current Marvel directors and executive officers following the merger.

The following table summarizes with respect to each of Marvel’s executive officers and directors:

•	the number of shares of Marvel common stock beneficially owned free of restrictions, as of the record date (column (a));

•

the estimated value of the merger consideration expected to be received for shares of Marvel common stock owned free of restrictions as of the record date, based on the $30.35 closing price of Disney common stock on the NYSE on November 27, 2009 (column (b)); the actual amount of merger consideration that the executive officers and directors of Marvel will receive may vary and cannot be determined until the closing date of the merger;

•	the estimated aggregate amount of benefits that could be received as a result of the merger, consisting of:

•	the estimated cash payment for options,

•	the estimated value of merger consideration for accelerated restricted stock or deferred stock units (as applicable),

•	2009 bonus payouts and the payout of Mr. Perlmutter’s 2009 equity performance award, and

•

the incremental increase to severance that could be received following a termination of employment in connection with a change in control (over the amount of severance that could be received following a termination of employment in the absence of a change in control), assuming a termination on December 31, 2009, all as described in more detail, and based on the assumptions contained, in the tables and accompanying text in the section titled “The Merger – Interests of Executive Officers and Directors of Marvel in the Merger”; and

•	the total of column (b) and column (c) (column (d)).

Name	(a) Number of shares of Marvel common stock owned free of restrictions(1)	(b) Estimated consideration for Marvel common stock owned free of restrictions	(c) Accelerated equity awards, bonus payments and severance benefits	(d) Total
Isaac Perlmutter	28,681,430	$1,509,216,847	$50,984,911	$1,560,201,758
Kenneth P. West	17,959	$945,003	$4,205,816	$5,150,819
David Maisel	158,100	$8,319,222	$11,999,788	$20,319,010
John Turitzin	76,462	$4,023,430	$3,868,327	$7,891,757
Simon Philips	4,564	$240,158	$938,209	$1,178,367
Alan Fine	27,428	$1,443,261	$2,242,659	$3,685,920
Sid Ganis	11,000	$578,820	$2,865,870	$3,444,690
James F. Halpin	168,750	$8,879,625	$1,245,375	$10,125,000
Morton E. Handel	49,000	$2,578,380	$1,537,125	$4,115,505
Richard L. Solar	35,500	$1,868,010	$2,965,500	$4,833,510
F. Peter Cuneo	9,000	$473,580	$0	$473,580
Laurence N. Charney	9,000	$473,580	$0	$473,580
James W. Breyer	165,700	$8,719,134	$0	$8,719,134
Total	29,413,893	$1,547,759,050	$82,853,580	$1,630,612,630

(1)

May include shares of Marvel common stock (a) deemed to be beneficially owned by an executive officer or director of Marvel due to shared voting or investment power or (b) which are owned by spouses or other family members.

The Marvel board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Listing of Disney Common Stock and Delisting and Deregistration of Marvel Common Stock

(see page 72)

Application will be made to have the shares of Disney common stock issued in the merger approved for listing on the NYSE. If the merger is completed, Marvel common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Marvel will no longer file periodic reports with the SEC.

Appraisal Rights

(see page 72)

Under Delaware law, record holders of Marvel common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Marvel common stock if the merger is completed in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the General Corporation Law of the State of Delaware (which is referred to as the DGCL in this proxy statement/prospectus) are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Marvel stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal. Please refer to the section titled “The Special Meeting of Marvel Stockholders” beginning on page 38 of this proxy statement/prospectus.

Conditions to Completion of the Merger

(see page 89)

The obligations of each of Disney and Marvel to complete the merger are subject to the satisfaction (or waiver) of the following conditions:

•	the adoption of the merger agreement by Marvel stockholders;

•

the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which is referred to as the HSR Act in this proxy statement/ prospectus) and, to the extent material, under any foreign antitrust, competition or pre-merger notification law, and the making or receipt of all other material foreign antitrust, competition, trade, premerger notification or other regulatory approvals as may be required to consummate the merger;

•	the absence of any actual or pending law or order which prohibits or threatens to prohibit the consummation of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and no pending or threatened stop order relating thereto;

•

the representations and warranties of the other party being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger;

•

the other party having performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger;

•

the receipt of a certificate of an executive officer from the other party as to the satisfaction of the conditions relating to the representations and warranties of such party and the performance of the obligations of such party;

•	the absence of a material adverse effect on the other party since August 31, 2009; and

•

receipt by each party of an opinion of counsel, dated as of the closing date of the merger, to the effect that the merger and the upstream merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the merger agreement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Disney and Marvel will be a party to the “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

In addition, (i) Marvel’s obligation to complete the merger is subject to the shares of Disney common stock issuable to Marvel stockholders pursuant to the merger being authorized for listing on the NYSE and (ii) Disney’s obligation to complete the merger is subject to Marvel delivering to Disney a certificate, establishing that Marvel is not a “United States real property holding corporation” within the meaning of the Internal Revenue Code and the Treasury Regulations thereunder, and Marvel has not been such a United States real property holding corporation within the five year period ending on the closing date of the merger.

Neither Disney nor Marvel can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Expected Timing of the Merger

The merger is expected to be consummated within two business days after the special meeting, subject to regulatory approvals and satisfaction or waiver of the other conditions in the merger agreement.

Regulatory Matters

(see page 71)

The merger is subject to antitrust laws. Disney and Marvel have made their respective filings under applicable U.S. antitrust laws with the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division in this proxy statement/prospectus, and the United States Federal Trade Commission, which is referred to as the FTC in this proxy statement/prospectus, and the waiting period initiated by these filings has expired. Disney and Marvel also made applicable foreign antitrust filings and the relevant waiting periods have expired or clearances have been granted in those jurisdictions that require the observation of a waiting period or clearance be granted before the completion of the merger. In addition, Disney and Marvel have made foreign antitrust filings in jurisdictions that do not require the observation of a waiting period or a grant of clearance before the completion of the merger; and the review of these notifications may continue even after the completion of the merger. Under certain circumstances, Marvel may be required (subject to closing of the merger and Disney’s consent) to divest assets or businesses, or those of its affiliates, in order to resolve any objections to the merger raised under any antitrust or competition law or action.

Marvel Is Prohibited From Soliciting Other Offers

(see page 84)

The merger agreement contains detailed provisions that prohibit Marvel and its subsidiaries, directors, officers, employees and representatives from, directly or indirectly, soliciting, initiating, or knowingly facilitating, inducing, encouraging or engaging in discussions or negotiations with any person or group with respect to an alternative transaction proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus) including an acquisition that would result in the person or group acquiring 20% or more of any class of equity securities of Marvel, a sale of assets or properties that constitute 20% or more of the fair market value of the assets and properties of Marvel and its subsidiaries, or a merger or other business combination. The merger agreement does not, however, prohibit the Marvel board of directors from considering and recommending to Marvel stockholders an alternative transaction proposal from a third party if specified conditions are met, including the payment of a termination fee as required under the merger agreement.

Termination of the Merger Agreement

(see page 92)

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of Disney and Marvel. The merger agreement may also be terminated by either Disney or Marvel if, among other things and subject to the limitations set forth in the merger agreement:

•	the merger is not completed by May 31, 2010, subject to extension in certain circumstances;

•	a non-appealable final order is issued or granted by a governmental authority permanently prohibiting the merger;

•	Marvel stockholders fail to adopt the merger agreement; or

•

there is a continuing inaccuracy in the representations and warranties of the other party, or a failure to perform any covenant or agreement, in either case, such that the conditions to completion of the merger related to such representations, warranties and covenants would not be satisfied at the time of termination and have not been cured within 60 days of receipt of written notice from the terminating party.

Under circumstances specified in the merger agreement, Disney may terminate the merger agreement if:

•

Marvel materially breaches its obligations restricting it from soliciting any alternative transaction proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus); or

•	The Marvel board of directors:

(i)	fails to include its recommendation that Marvel stockholders adopt the merger agreement in this proxy statement/prospectus;

(ii)	effects an adverse recommendation change (as defined in the section titled “The Merger Agreement—Obligation of the Marvel Board of Directors with Respect to Its Recommendation and Holding of a Stockholder Meeting” beginning on page 86 of this proxy statement/prospectus);

(iii)	approves or recommends any alternative transaction proposal;

(iv)	fails to reaffirm publicly its recommendation of the merger agreement and the merger within 10 business days following public announcement of an alternative transaction proposal; or

(v)	within 10 business days following the commencement of a third-party tender or exchange offer for Marvel’s capital stock, fails to issue a statement to Marvel stockholders disclosing that the Marvel board of directors recommends rejection of such tender or exchange offer.

Under certain circumstances specified in the merger agreement, Marvel may terminate the merger agreement in response to a superior proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus) in compliance with the no solicitation provision discussed above, provided Disney has received the termination fee described below.

Termination Fee

(see page 93)

Marvel has agreed to pay Disney $140 million as a termination fee if:

•	the merger agreement is terminated by Disney because Marvel materially breaches its obligations under the no solicitation provision discussed above;

•

the merger agreement is terminated by Disney because (i) Marvel or the Marvel board of directors (A) fails to include its recommendation that Marvel stockholders adopt the merger agreement in this proxy statement/prospectus, (B) effects an adverse recommendation change (as defined in the section titled “The Merger Agreement—Obligation of the Marvel Board of Directors with Respect to Its Recommendation and Holding of a Stockholder Meeting” beginning on page 86 of this proxy statement/prospectus), (C) approves or recommends any alternative transaction proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus) or (D) fails to reaffirm publicly its recommendation of the merger agreement and the merger within 10 business days following public announcement of an alternative transaction proposal or (ii) within 10 business days following the commencement of a third-party tender or exchange offer for Marvel’s capital stock, Marvel fails to issue a statement to Marvel stockholders disclosing that the Marvel board of directors recommends rejection of such tender or exchange offer;

•	the merger agreement is terminated by Marvel in response to a superior proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior

Proposal” beginning on page 84 of this proxy statement/prospectus) in compliance with the no solicitation provision discussed above;

•

(i) the merger agreement is terminated by Disney or Marvel because (A) the required approval of the stockholders of Marvel has not been obtained at the special meeting, (B) the merger has not been consummated by May 31, 2010, (C) Marvel intentionally and knowingly breaches a representation or warranty such that the closing condition related to such representations and warranties is not satisfied or (D) Marvel fails to perform its covenants in the merger agreement in a material respect, (ii) at the time of such termination, an alternative transaction proposal has been publicly announced and (iii) within 12 months of such termination, Marvel enters into an agreement with any third party to consummate, or consummates, any alternative transaction proposal (for the purposes of (ii) and (iii) above, “alternative transaction proposal” has the meaning given in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus, except that all references in that section to 20% will be deemed to be references to 50%); or

•

the merger agreement is terminated by Disney or Marvel because the required approval of the stockholders of Marvel has not been obtained at the special meeting and, at or prior to such time, Disney has the right to a termination fee for the reasons listed in the first two bullets above.

Material United States Federal Income Tax Consequences of the Transaction

(see page 69)

Disney and Marvel expect that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Disney and Marvel will be a party to the “reorganization,” and it is a condition to closing that each of Disney and Marvel receive opinions from legal counsel to that effect. If the transaction qualifies as a “reorganization,” a Marvel stockholder generally will recognize gain (but not loss), determined separately for each identifiable block of shares of Marvel common stock (generally, Marvel common stock acquired at different prices or at different times) that is exchanged in the transaction, in an amount equal to the lesser of (i) the amount of cash received in the transaction with respect to such block and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Disney common stock received in the transaction with respect to such block over (b) the Marvel stockholder’s tax basis in its shares of Marvel common stock in such block.

A Marvel stockholder generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Disney common stock in the transaction measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

Marvel stockholders are urged to read the discussion in the section titled “The Merger—Material United States Federal Income Tax Consequences of the Transaction” beginning on page 69 of this proxy statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the transaction, as well as the effects of state, local and non-United States tax laws.

Accounting Treatment

(see page 72)

In accordance with accounting principles generally accepted in the United States, Disney will account for the merger using the acquisition method of accounting for business combinations.

Comparison of Rights of Disney Stockholders and Marvel Stockholders

(see page 97)

Marvel stockholders, whose rights are currently governed by the Marvel restated certificate of incorporation, the Marvel amended and restated bylaws and Delaware law, will, upon completion of the merger, become stockholders of Disney and their rights will be governed by the Disney restated certificate of incorporation, the Disney amended and restated bylaws and Delaware law. As a result, Marvel stockholders will have different rights once they become Disney stockholders due to differences between the governing documents of Marvel and Disney. These differences are described in detail in the section titled “Comparison of Stockholder Rights” beginning on page 97 of this proxy statement/prospectus.

Litigation

(see page 76)

Marvel, its board of directors and Disney are named as defendants in purported class action lawsuits (which are referred to as the stockholder actions in this proxy statement/prospectus) brought by alleged Marvel stockholders challenging Marvel’s proposed merger with Disney. The stockholder actions generally allege, among other things, that (i) each member of the Marvel board of directors breached his or her fiduciary duties to Marvel and its stockholders in authorizing the sale of Marvel to Disney, (ii) the merger does not maximize value to Marvel stockholders, (iii) the defendants failed to provide stockholders with allegedly material information related to the proposed transaction and (iv) Disney and Marvel aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Marvel board of directors. The stockholder actions seek class action certification and equitable relief, including an injunction against consummation of the merger.

Marvel and Disney believe the claims asserted by the plaintiffs to be without merit.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF DISNEY

The following table sets forth Disney’s selected summary historical financial data as of the dates and for the periods indicated. Disney’s historical consolidated statements of income and cash flow data set forth below for each of the five fiscal years in the period ended September 27, 2008 and the historical consolidated balance sheet data for each of the five fiscal year-ends in the period ended September 27, 2008, are derived from Disney’s annual report for the fiscal year ended September 27, 2008. Disney’s historical consolidated statements of income and cash flow data set forth below for each of the nine months ended June 27, 2009 and June 28, 2008, and the historical consolidated balance sheet data as of June 27, 2009 and June 28, 2008, are derived from Disney’s unaudited interim quarterly reports for the quarters then ended.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements for the fiscal year ended September 27, 2008 included in Disney’s Current Report on Form 8-K, dated February 3, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2009 filed with the SEC, all of which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

(In millions except per share data)	Nine Months Ended:		Fiscal Year
	June 27, 2009(1)(8)	June 28, 2008(2)(8)	2008(3)(8)	2007(4)(5)(8)	2006(4)(6)(8)	2005(4)(7)(8)	2004(4)(9)
Statements of income
Revenues	$26,282	$28,398	$37,843	$35,510	$33,747	$31,374	$30,176
Income from continuing operations before the cumulative effect of accounting changes	2,412	3,667	4,427	4,674	3,304	2,460	2,223
Per common share
Earnings from continuing operations before the cumulative effect of accounting changes
Diluted	$1.29	$1.87	$2.28	$2.24	$1.60	$1.19	$1.07
Basic	1.30	1.93	2.34	2.33	1.65	1.21	1.08
Dividends	0.35	0.35	0.35	0.31	0.27	0.24	0.21
Balance sheets
Total assets	$62,584	$61,582	$62,497	$60,928	$59,998	$53,158	$53,902
Long-term obligations	15,944	15,270	14,889	14,916	13,974	14,102	13,014
Shareholders’ equity	34,296	32,779	32,323	30,753	31,820	26,210	26,081
Statements of cash flows
Cash provided (used) by:
Continuing operating activities	$3,326	$4,201	$5,446	$5,398	$5,960	$4,139	$4,232
Continuing investing activities	(1,451)	(1,381)	(2,162)	(618)	(220)	(1,682)	(1,478)
Continuing financing activities	(1,748)	(3,901)	(3,953)	(3,619)	(5,166)	(2,899)	(2,704)

(1)

For the nine months ended June 27, 2009, results include a gain on the sale of Disney’s investment in two pay television services in Latin America ($0.04 per diluted share) and restructuring and impairment charges ($0.11 per diluted share), which collectively resulted in a net adverse impact of $0.07 per diluted share.

(2)

For the nine months ended June 28, 2008, results include an accounting gain related to the acquisition of the Disney Stores North America and a gain on the sale of movies.com (together $0.01 per diluted share) and the favorable resolution of certain income tax matters ($0.03 per diluted share). These items collectively resulted in a net benefit of $0.04 per diluted share.

(3)

The fiscal 2008 results include an accounting gain related to the acquisition of the Disney Stores North America and a gain on the sale of movies.com (together $0.01 per diluted share), the favorable resolution of certain income tax matters ($0.03 per diluted share), and a bad debt charge for a receivable from Lehman Brothers ($0.03 per diluted share). These items collectively resulted in a net benefit of $0.01 per diluted share.

(4)

During fiscal 2007, Disney concluded the spin-off of the ABC Radio business and thus reports ABC Radio as discontinued operations for all periods presented (see Note 3 to the consolidated financial statements which is included in Disney’s Current Report on Form 8-K, dated February 3, 2009 incorporated herein by reference for further discussion).

(5)

The fiscal 2007 results include gains from the sales of E! Entertainment and Us Weekly ($0.31 per diluted share), the favorable resolution of certain income tax matters ($0.03 per diluted share) and an equity-based compensation plan modification charge ($0.01 per diluted share). Including the impact of rounding, these items collectively resulted in a net benefit of $0.32 per diluted share.

(6)

During fiscal 2006, Disney acquired Pixar for approximately $7.5 billion in stock. The fiscal 2006 results include gains on sales of a Spanish cable equity investment and Discover Magazine ($0.02 per diluted share), the favorable resolution of certain income tax matters ($0.02 per diluted share) and a net benefit associated with the Pixar acquisition ($0.01 per diluted share). These items collectively resulted in a net benefit of $0.05 per diluted share.

(7)

The fiscal 2005 results include the favorable resolution of certain income tax matters ($0.06 per diluted share), a benefit from the restructuring of Euro Disney’s borrowings ($0.02 per diluted share), an income tax benefit from the repatriation of foreign earnings under the American Jobs Creation Act ($0.02 per diluted share), a gain on the sale of the Mighty Ducks of Anaheim ($0.01 per diluted share), a write-off of investments in leveraged leases ($0.03 per diluted share), a write-down related to the MovieBeam venture ($0.02 per diluted share), an impairment charge for a cable television investment in Latin America ($0.01 per diluted share) and restructuring and impairment charges related to the sale of The Disney Stores North America ($0.01 per diluted share). These items collectively resulted in a net benefit of $0.04 per diluted share.

(8)

Disney adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment (SFAS 123R) at the beginning of fiscal 2005. Pre-tax stock option compensation expense was $214 million, $213 million, $241 million and $248 million for fiscal 2008, 2007, 2006 and 2005, respectively. For the nine-month periods ended June 27, 2009 and June 28, 2008, pre-tax stock option compensation expense was $166 million and $156 million, respectively.

(9)

During fiscal 2004, Disney adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46), and as a result, consolidated the balance sheets of Disneyland Resort Paris and Hong Kong Disneyland as of March 31, 2004 and the income and cash flow statements beginning April 1, 2004, the beginning of Disney’s fiscal third quarter. Euro Disney’s and Hong Kong Disneyland’s operating results were accounted for on the equity method for the six-month period ended March 31, 2004. In addition, the 2004 results include the favorable resolution of certain income tax matters ($0.06 per diluted share) and restructuring and impairment charges ($0.02 per diluted share), which together resulted in a net benefit of $0.04 per diluted share.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF MARVEL

The following table sets forth Marvel’s selected summary historical financial data as of the dates and for the periods indicated. Marvel’s historical consolidated statement of income data set forth below for each of the five years in the period ended December 31, 2008, and the historical consolidated balance sheet data for each of the five years in the period ended December 31, 2008, are derived from Marvel’s Current Report on Form 8-K, dated September 18, 2009. Marvel’s historical consolidated statement of income data set forth below for each of the nine months ended September 30, 2009 and September 30, 2008, and the historical consolidated balance sheet data as of September 30, 2009 and September 30, 2008 are derived from Marvel’s unaudited interim quarterly reports.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements for the year ended December 31, 2008 included in Marvel’s Current Report on Form 8-K, dated September 18, 2009, and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 filed with the SEC, all of which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

	Nine Months Ended:		Year Ended December 31,
	September 30, 2009	September 30, 2008	2008	2007	2006	2005	2004
			(in thousands, except per share amounts)
Statements of income data:
Net sales	$418,893	$451,925	$676,177	$485,807	$351,798	$390,507	$513,468
Operating income	162,784	260,892	367,974	274,429	112,560	171,167	224,413
Income before income tax expense	154,162	251,392	354,498	263,232	98,800	171,048	206,872
Net income	96,184	156,969	221,318	164,324	59,729	108,228	142,241
Net income attributable to Marvel Entertainment, Inc.	93,919	142,528	205,535	139,823	58,704	102,819	124,877
Basic earnings per share attributable to Marvel Entertainment, Inc.	1.20	1.83	2.63	1.75	0.71	1.03	1.17
Diluted earnings per share attributable to Marvel Entertainment, Inc.	1.20	1.81	2.61	1.70	0.67	0.97	1.10

	As of:		As of December 31,
	September 30, 2009	September 30, 2008	2008	2007	2006	2005	2004
			(in thousands)
Balance sheet data:
Working capital (deficit)	$20,248	$(143,578)	$(57,708)	$(107,927)	$(67,094)	$2,532	$150,659
Total assets	876,068	881,022	936,714	817,358	615,330	570,057	714,814
Borrowings	21,537	182,301	213,001	289,126	50,200	25,800	—
Other non-current debt	—	—	—	—	—	—	—
Treasury stock	921,700	904,785	905,293	894,940	682,886	395,536	91,001
Total Marvel Entertainment, Inc. stockholders’ equity	478,855	332,384	396,691	181,503	254,891	360,600	546,500

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical, pro forma combined and pro forma combined equivalent financial information. The pro forma combined and pro forma combined equivalent income and dividend per share data reflect the merger as if it had been effective at the beginning of the respective periods. The unaudited pro forma combined and pro forma combined equivalent income and dividend per share data for the nine months ended June 27, 2009 were prepared based on the unaudited consolidated financial statements for Disney for the nine months ended June 27, 2009 and of Marvel for the six months ended June 30, 2009 and the three months ended December 31, 2008. The unaudited pro forma combined and pro forma combined equivalent income and dividend per share data for the year ended September 27, 2008 were prepared based on the audited consolidated financial statements for Disney for the year ended September 27, 2008 and the unaudited financial statements for Marvel for the nine months ended September 30, 2008 and the three months ended December 31, 2007. The pro forma combined and pro forma combined equivalent net book value per share reflect the merger as if it had been effective on June 27, 2009 and were prepared based on the unaudited consolidated balance sheets of Disney as of June 27, 2009 and of Marvel as of June 30, 2009.

The pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting based on available information related to the merger and the companies’ combined results of operations for the periods presented. As of the date of this document, Disney has not completed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Marvel assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified all the adjustments necessary to conform Marvel’s data to Disney’s accounting policies. However, the pro forma data includes certain adjustments to the historical book values of the assets and liabilities of Marvel as of June 30, 2009 to reflect preliminary estimates of the fair values necessary to prepare the unaudited pro forma combined and pro forma combined equivalent data. The fair value adjustments included in the unaudited pro forma combined and pro forma combined equivalent data represent management’s best estimate of these adjustments based upon currently available information, including Disney’s estimate of the total consideration paid in the merger. This preliminary purchase price allocation assigned value to certain tangible assets and liabilities and identifiable intangible assets, including Marvel’s character library, film and television costs and the Marvel trademark and trade name with any excess over these fair values assigned to goodwill. Actual results may differ from this pro forma combined data once Disney has determined the final purchase price, completed the detailed valuation studies to finalize the purchase price allocation for Marvel and identified any necessary conforming accounting policy changes for Marvel. Accordingly, the final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations, may differ materially from the pro forma combined amounts, although these amounts represent management’s best estimates as of the date of this document.

The pro forma combined and pro forma combined equivalent data are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations nor the consolidated financial position of Disney would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

	Nine Months Ended June 27, 2009	Year Ended September 27, 2008
Disney historical data:
Net income per basic share	$1.30	$2.34
Net income per diluted share	$1.29	$2.28
Cash dividends per share	$0.35	$0.35
Net book value per share	$18.46

Marvel historical data:
Net income per basic share attributable to Marvel Entertainment, Inc.	$1.75	$2.19
Net income per diluted share attributable to Marvel Entertainment, Inc.	$1.74	$2.17
Cash dividends per share	$—	$—
Net book value per share attributable to Marvel Entertainment, Inc.	$5.85

Pro forma combined data:
Net income per basic share	$1.29	$2.31
Net income per diluted share	$1.28	$2.24
Cash dividends per share	$0.35	$0.35
Net book value per share	$18.76

Pro forma combined equivalent data:
Net income per basic share	$0.96	$1.72
Net income per diluted share	$0.95	$1.67
Cash dividends per share	$0.26	$0.26
Net book value per share	$13.98

COMPARATIVE PER SHARE MARKET PRICE DATA

Disney common stock trades on the NYSE under the symbol “DIS.” Marvel common stock trades on the NYSE under the symbol “MVL.”

The following table sets forth the high, low and closing prices for Disney common stock and Marvel common stock as reported on the NYSE, on August 28, 2009, the last trading day before Disney and Marvel announced the merger, and November 27, 2009. The table also includes the value of Marvel common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Marvel common stock in the merger (including the cash consideration of $30.00 per share). These equivalent prices per share reflect the fluctuating value of the Disney common stock that Marvel stockholders would receive in exchange for each share of Marvel common stock (together with the amount of cash to be paid per share of Marvel common stock) if the merger was completed on either of these dates, applying the exchange ratio of 0.7452 shares of Disney common stock for each share of Marvel common stock.

	Disney Common Stock			Marvel Common Stock			Equivalent Value of Marvel Common Stock
	High	Low	Close	High	Low	Close	High	Low	Close
August 28, 2009	$27.08	$26.59	$26.84	$38.80	$38.14	$38.65	$50.18	$49.81	$50.00
November 27, 2009	$30.50	$29.80	$30.35	$52.21	$51.11	$52.05	$53.73	$52.21	$52.62

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Marvel stockholders in determining whether to adopt the merger agreement. Marvel stockholders are urged to obtain current market quotations for Disney and Marvel common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt the merger agreement. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 37 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement.

Risk Factors Related to the Merger

Although Disney and Marvel expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

Disney and Marvel believe that the merger will combine Marvel’s intellectual property portfolio and creative resources with Disney’s portfolio of world-class family entertainment, characters and other franchises, resulting in new creative output and opportunities for exploitation and distribution via existing and future platforms that can drive future growth across the businesses of the combined company. Realizing the benefits anticipated from the merger will depend, in part, on the following:

•	preserving the creative processes of Marvel;

•	retaining key Marvel employees;

•	continued development of successful feature films and sequels to existing feature films, comic books, animated television series and other content; and

•	successfully integrating Marvel products into the combined company’s various distribution channels.

The integration of a new company is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Disney and Marvel. There can be no assurance that the combination of Marvel with Disney will result in the realization of the anticipated benefits from the merger.

The issuance of shares of Disney common stock to Marvel stockholders in the merger will initially have a negative impact on the earnings per share of the combined company and will decrease the proportionate voting power of each share of Disney common stock.

Based on the number of shares of Marvel common stock and deferred stock units outstanding as of November 27, 2009 and based on the closing sale price of Disney common stock as of November 27, 2009, Disney expects (subject to adjustment as contemplated in the merger agreement) that approximately (i) 58.5 million shares of Disney common stock will be issued for the outstanding shares of common stock of Marvel and (ii) 19.2 million shares of Disney common stock will be issued to a subsidiary of Marvel as consideration for shares of Marvel common stock held by such subsidiary, and which shares of Disney common stock to be held by such subsidiary will not be deemed outstanding. Disney expects that the merger will initially result in lower earnings per share than would have been earned by Disney in the absence of the merger. In addition, the issuance of shares in connection with the merger will decrease the proportionate voting power of each share of Disney common stock. Disney expects that over time the merger will yield benefits to the combined company such that the merger will ultimately be accretive to earnings per share. However, there can be no assurance that the increase in earnings per share expected in the long term will be achieved. In order to achieve increases in earnings per share as a result of the merger, the combined company will, among other things, need to effectively continue the successful operations of Marvel after the merger, develop successful new content (including future feature films and television series or sequels to Marvel productions) based on Marvel characters and successfully integrate Marvel products into the combined company’s various distribution channels.

The price of Disney common stock may decline, which would decrease the value of the total merger consideration to be received by Marvel stockholders in the merger, based on both the decline in the value of the Disney common stock to be received and resulting adjustments to the exchange ratio and per share cash consideration.

The price of Disney common stock might decline from the $26.84 price per share at the close of trading on August 28, 2009, the last full trading day prior to the public announcement of the merger and from the $30.35 price per share at the close of trading on November 27, 2009. If the price of Disney common stock has declined upon the completion of the merger, the value of the merger consideration to be received by Marvel stockholders in the merger will decrease as compared to the value on the date the merger was announced or the date of this proxy statement/prospectus. See “The Merger Agreement—Effects of the Merger; Merger Consideration—Common Stock” beginning on page 78 of this proxy statement/prospectus.

If the aggregate value of all shares of Disney common stock that would be issued pursuant to the merger (other than shares issued to a subsidiary of Marvel) which is referred to as the total stock consideration in this proxy statement/prospectus, valued on the closing date of the merger, as reported on the NYSE at the lesser of (i) the closing price, (ii) the average of the high and low sales prices and (iii) the weighted average trading price of one share of Disney common stock (which lesser price is referred to as the closing date price in this proxy statement/prospectus), is less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Marvel stockholders (including cash paid in lieu of fractional shares and deemed paid in respect of dissenting shares), which sum is referred to as the total merger consideration in this proxy statement/prospectus, then the exchange ratio will be increased, and the amount of cash paid per share of Marvel common stock will be correspondingly decreased, until the total stock consideration equals 40% of the total merger consideration. Specifically, for each 0.0001 increase to the exchange ratio that is made, the amount of cash paid per share of Marvel common stock will be reduced by the product of 0.0001 multiplied by the average of $26.84 and the closing date price. See “The Merger Agreement—Effects of the Merger; Merger Consideration—Common Stock” beginning on page 78 of this proxy statement/prospectus.

Accordingly, if the closing date price of Disney common stock is less than $26.84 per share, the per share cash consideration to be received by Marvel stockholders will be reduced to less than $30.00, based on the adjustment formula described above. Additionally, even if the closing date price of Disney common stock is equal to or greater than $26.84, the per share cash to be received by Marvel stockholders may be reduced to less than $30.00 based on the adjustment formula described above depending on the amount of the cash payments that are deemed made for dissenting shares or cash payments made for fractional shares. If such an adjustment is made when the closing date price is lower than $26.84, then the increase in the value of the per share stock consideration, based on the closing date price, will not fully offset the decrease in the per share cash consideration to be paid to Marvel stockholders. This is because the amount of additional shares of Disney common stock to be received by Marvel stockholders under the adjustment mechanism will be determined based on the closing date price of Disney common stock, whereas the corresponding reduction in the cash consideration will be made based on the average of $26.84 (the closing price of Disney common stock on the last trading day before the merger agreement was executed) and the closing date price of Disney common stock.

In addition, because the time that the merger is completed will be later than the time of the special meeting, Marvel stockholders will not know the exact value of the Disney common stock that will be issued in the merger at the time they vote on the proposal to adopt the merger agreement. As a result, if the market price of Disney common stock at the completion of the merger is lower than the market price at the time of the special meeting, the merger consideration that Marvel stockholders will receive will be less than it would have been had the merger occurred on the date of the special meeting.

During the twelve-month period ending on November 27, 2009, the closing price of Disney common stock varied from a low of $15.59 to a high of $30.87, and ended that period at $30.35. If the closing date price of Disney common stock is $15.59, the adjusted exchange ratio would be 1.0271 (or $16.01 worth of Disney common stock per share of Marvel common stock) and the cash consideration would be $24.02 per share of

Marvel common stock, resulting in $40.03 of total merger consideration per share of Marvel common stock. If the closing date price of Disney common stock is $30.87, the exchange ratio would be 0.7452 (or $23.00 worth of Disney common stock per share of Marvel common stock) and the cash consideration would be $30.00 per share of Marvel common stock, resulting in $53.00 of total merger consideration per share of Marvel common stock. The foregoing examples assume that there are no cash payments made for fractional shares or deemed made in respect of dissenting shares (as described in “The Merger—Effects of the Merger; Merger Consideration—Fractional Shares” beginning on page 43 of this proxy statement/prospectus and in “The Merger Agreement—Dissenting Shares” beginning on page 80 of this proxy statement/prospectus). Cash paid for such fractional shares or deemed paid in respect of dissenting shares will increase the cash paid to Marvel stockholders and therefore may require further adjustments to the exchange ratio and cash paid per share of Marvel common stock. Any adjustment to the exchange ratio and per share cash consideration will be based on the closing date price, which will not be determined until after Marvel stockholders have voted on the proposal to adopt the merger. Accordingly, a Marvel stockholder will not have an opportunity to change his or her vote after the final per share merger consideration has been determined. The closing price of Disney common stock on the closing date could be less than $15.59 per share. There is no minimum closing price of Disney common stock on the closing date at which either Marvel or Disney may unilaterally terminate the merger agreement. Disney encourages you to obtain current market quotations for Disney common stock before you vote your shares. Beginning at 9:00 a.m. on December 23, 2009, MacKenzie Partners, Inc., Marvel’s proxy solicitor, will make current exchange ratio and merger consideration information available at the following toll-free number: (888) 407-8968.

Disney and Marvel may be unable to obtain the regulatory approvals required to complete the merger.

The merger is subject to antitrust laws. Disney and Marvel have made their respective filings under applicable U.S. antitrust laws with the Antitrust Division and the FTC and the waiting period initiated by these filings has expired. Disney and Marvel also made applicable foreign antitrust filings and the relevant waiting periods have expired or clearances have been granted in those jurisdictions that require the observation of a waiting period or clearance be granted before the completion of the merger. In addition, Disney and Marvel have made foreign antitrust filings in jurisdictions that do not require the observation of a waiting period or a grant of clearance before the completion of the merger; and the review of these notifications may continue even after the completion of the merger.

Under the terms of the merger agreement, if any objections are asserted with respect to the merger under any domestic or foreign antitrust competition laws or if any action is instituted challenging the merger by the Antitrust Division, FTC or other applicable governmental authority, Marvel must take all actions necessary to resolve these objections or actions in order to permit the merger to close as soon as reasonably practicable, including divesting assets or businesses (including its affiliates) in any manner. The obligations of Marvel to divest assets or businesses are conditioned upon the occurrence of the closing of the merger. Furthermore, Marvel may not take any actions in connection with divestitures of its assets or businesses without the prior written consent of Disney, other than divestitures related to assets or businesses of Marvel or its subsidiaries that are, individually or in the aggregate, immaterial to Marvel. In no event will Disney or its affiliates be required to divest assets or a business of Disney or its subsidiaries.

The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds after expiration of the waiting period under the HSR Act. Accordingly, at any time before or after the completion of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

The merger agreement limits Marvel’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Marvel to sell its business to a party other than Disney. These provisions include the general prohibition on Marvel soliciting any alternative transaction proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus) or offer for a competing transaction, the requirement that Marvel pay a termination fee of $140 million if the merger agreement is terminated in specified circumstances and the requirement that Marvel submit the merger agreement to a vote of Marvel stockholders even if the Marvel board of directors changes its recommendation, unless Marvel terminates the merger agreement to pursue a superior proposal and pays to Disney the $140 million termination fee. See “The Merger Agreement—Termination; Termination Fee; Expenses” beginning on page 92 of this proxy statement/prospectus, and “The Merger Agreement—Obligation of Marvel Board of Directors with Respect to Its Recommendation and Holding of a Stockholder Meeting” beginning on page 86 of this proxy statement/prospectus.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of Marvel from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Marvel than it might otherwise have proposed to pay.

Certain directors and executive officers of Marvel have interests in the merger that may be different from, or in addition to, the interests of Marvel stockholders.

When considering the Marvel board of directors’ recommendation that Marvel stockholders vote in favor of the proposal to adopt the merger agreement, Marvel stockholders should be aware that some directors and executive officers of Marvel have interests in the merger that may be different from, or in addition to, the interests of Marvel stockholders. These interests include the employment of certain Marvel executive officers by Disney after the merger, the accelerated vesting of options held by Isaac Perlmutter, Marvel’s Chief Executive Officer and Vice Chairman of the Marvel board of directors and the settlement of Mr. Perlmutter’s 2009 performance award in cash rather than by the issuance of stock options, the accelerated vesting of restricted stock held by certain executive officers of Marvel, the receipt of merger consideration for the Marvel deferred stock units held by David Maisel, the Chairman of Marvel Studios, the cash payment for all options held by executive officers and non-employee directors of Marvel, the payment at target levels of each executive officer’s 2009 annual performance award, the potential payment of severance benefits to Marvel’s executive officers and the continued indemnification and insurance coverage of Marvel’s directors and executive officers following the merger. As a result of these interests, these directors and officers could be more likely to vote to adopt the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Marvel stockholders. As disclosed in the table in the section titled “The Merger—Interests of Executive Officers and Directors of Marvel in the Merger—Summary of Marvel Executive Officers’ and Directors’ Interests in the Merger” beginning on page 68 and subject to the assumptions referenced in the text accompanying that table, Marvel’s executive officers and directors collectively may receive up to $1,630,612,630 as a result of the merger, which includes the payment of approximately $1,547,759,050 of merger consideration for shares of Marvel common stock that they own free of restrictions.

The market price of Disney common stock after the merger may be affected by factors different from those currently affecting the shares of Disney or Marvel.

Upon completion of the merger, holders of Marvel common stock will become holders of Disney common stock. The businesses of Disney differ from those of Marvel in important respects and, accordingly, the results of operations of the combined company and the market price of shares of Disney common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Disney and Marvel. For a discussion of the businesses of Disney and Marvel and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to under “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

The announcement and pendency of the merger could have an adverse effect on Marvel’s stock price, business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt Marvel’s businesses in the following ways, among others:

•	Marvel employees may experience uncertainty regarding their future roles with Disney, which might adversely affect Marvel’s ability to retain, recruit and motivate key personnel;

•

the attention of Marvel management may be directed towards the completion of the merger and transaction-related considerations and may be diverted from the day-to-day business operations of Marvel, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Marvel; and

•

customers, suppliers, licensees and other third parties with business relationships with Marvel may decide not to renew or seek to terminate, change and/or renegotiate their relationships with Marvel as a result of the merger, whether pursuant to the terms of their existing agreements with Marvel or otherwise.

Any of these matters could adversely affect the stock price or businesses of, or harm the financial condition, results of operations or business prospects of, Marvel.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Marvel.

If the merger is not completed, the ongoing businesses of Marvel may be adversely affected and, without realizing any of the benefits of having completed the merger, Marvel will be subject to a number of risks, including the following:

•

Marvel may be required to pay Disney a termination fee of $140 million if the merger is terminated under certain circumstances (and in certain circumstances, Marvel would be obligated to reimburse Disney up to $10 million of actual expenses incurred in connection with the merger, which would be credited against any termination fee paid to Disney), as described in the merger agreement and summarized in this proxy statement/prospectus;

•	Marvel will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

under the merger agreement, Marvel is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•

matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Marvel management, which could otherwise have been devoted to other opportunities that may have been beneficial to Marvel as an independent company.

Several lawsuits have been filed against Marvel, the members of the Marvel board of directors, Disney and certain subsidiaries of Disney challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Marvel, the members of the Marvel board of directors, Disney and, in certain instances, two Disney subsidiaries, Merger Sub and Merger LLC, which are referred to as the Acquisition Subsidiaries in this proxy statement/ prospectus, are named as defendants in purported class action lawsuits brought by Marvel stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, the injunction may prevent the completion of the merger in the expected timeframe (or altogether). See “The Merger—Litigation” beginning on page 76 of this proxy statement/prospectus for more information about the class action lawsuits related to the merger that have been filed.

Risk Factors Related to Disney

For an enterprise as large and complex as Disney, a wide range of factors could materially affect future developments and performance. The most significant factors affecting Disney’s operations include the following:

Recent changes in U.S., global, or regional economic conditions could have a continuing adverse effect on the profitability of some or all of Disney’s businesses.

The recent decline in economic activity in the United States and other regions of the world in which Disney does business has affected demand for some of Disney’s products and services, and a continuation of this condition could adversely affect demand for any of Disney’s businesses, thus reducing Disney’s revenue and earnings. The decline in economic conditions has reduced and could continue to reduce spending at Disney’s parks and resorts, purchase of or prices for advertising on Disney’s broadcast or cable networks or owned stations, performance of Disney’s home entertainment releases, and purchases of Disney-branded consumer products. A continuing decline in economic conditions could also reduce attendance at Disney’s parks and resorts or prices that Multi-channel Video Service Providers, which are referred to as MVSPs in this proxy statement/prospectus, pay for Disney’s cable programming. Economic conditions have also and could continue to impair the ability of those with whom Disney does business to satisfy their obligations to Disney. In addition, an increase in price levels generally, or in price levels in a particular sector such as the energy sector, could result in a shift in consumer demand away from the entertainment and consumer products Disney offers, which could also adversely affect its revenues and, at the same time, increase its costs. Changes in exchange rates for foreign currencies may reduce international demand for Disney’s products, increase its labor or supply costs in non-United States markets, or reduce the United States dollar value of revenue Disney receives from other markets.

Changes in public and consumer tastes and preferences for entertainment and consumer products could reduce demand for Disney’s entertainment offerings and products and adversely affect the profitability of any of Disney’s businesses.

Each of Disney’s businesses creates entertainment or consumer products whose success depends substantially on consumer tastes and preferences that change in often unpredictable ways. The success of Disney’s businesses depends on Disney’s ability to consistently create and distribute filmed entertainment, broadcast and cable programming, online material, electronic games, theme park attractions, hotels and other resort facilities and consumer products that meet the changing preferences of the broad consumer market. Many of Disney’s businesses increasingly depend on worldwide acceptance of its offerings and products outside the United States, and their success therefore depends on Disney’s ability to successfully predict and adapt to changing consumer tastes and preferences outside as well as inside the United States. Moreover, Disney must often invest substantial amounts in film production, broadcast and cable programming, electronic games, theme park attractions, or hotels and other resort facilities before Disney learns the extent to which these products will earn consumer acceptance. If Disney’s entertainment offerings and products do not achieve sufficient consumer acceptance, its revenue from advertising sales (which are based in part on ratings for the programs in which advertisements air) or subscription fees for broadcast and cable programming and online services, from theatrical film receipts or home video or electronic game sales, from theme park admissions, hotel room charges and merchandise, food and beverage sales, from sales of licensed consumer products or from sales of Disney’s other consumer products and services may decline and adversely affect the profitability of one or more of Disney’s businesses.

Changes in technology and in consumer consumption patterns may affect demand for Disney’s entertainment products or the cost of producing or distributing products.

The media, entertainment and internet businesses in which Disney participates depend significantly on Disney’s ability to acquire, develop, adopt and exploit new technologies to distinguish Disney’s products and services from those of its competitors. In addition, new technologies affect the demand for Disney’s products, the time and manner in which consumers acquire and view some of Disney’s entertainment products and the options available to advertisers for reaching their desired markets. For example:

•

the success of Disney’s offerings in the home entertainment market depends in part on consumer preferences with respect to home entertainment formats, including DVD players and personal video recorders, as well as the availability of alternative home entertainment offerings and technologies, including web-based delivery of entertainment offerings; and

•

technological developments offer consumers an expanding array of entertainment options and if consumers favor options Disney has not yet fully developed rather than the entertainment products Disney offers, Disney’s sales may be adversely affected.

The success of Disney’s businesses is highly dependent on the existence and maintenance of intellectual property rights in the entertainment products and services Disney creates.

The value to Disney of its intellectual property rights is dependent on the scope and duration of Disney’s rights as defined by applicable laws in the United States and abroad and the manner in which those laws are construed. If those laws are drafted or interpreted in ways that limit the extent or duration of Disney’s rights, or if existing laws are changed, Disney’s ability to generate revenue from its intellectual property may decrease, or the cost of obtaining and maintaining rights may increase.

The unauthorized use of Disney’s intellectual property rights may increase the cost of protecting these rights or reduce Disney’s revenues. New technologies such as the convergence of computing, communication, and entertainment devices, the falling prices of devices incorporating such technologies, and increased broadband internet speed and penetration have made the unauthorized digital copying and distribution of Disney’s films, television productions and other creative works easier and faster and enforcement of intellectual property rights more challenging. There is evidence that unauthorized use of intellectual property rights in the entertainment industry generally is a significant and rapidly growing phenomenon. Inadequate laws or weak enforcement mechanisms to protect intellectual property in one country can adversely affect the results of Disney’s operations worldwide, despite Disney’s efforts to protect its intellectual property rights. These developments require Disney to devote substantial resources to protecting its intellectual property against unlicensed use and present the risk of increased losses of revenue as a result of unlicensed digital distribution of Disney’s content and sales of unauthorized DVDs, Blu-ray discs and other products.

With respect to intellectual property developed by Disney and rights acquired by Disney from others, Disney is subject to the risk of challenges to its rights in intellectual property by third parties. Successful challenges to Disney’s rights in intellectual property may result in increased costs for obtaining rights or the loss of the opportunity to earn revenue from the intellectual property that is the subject of challenged rights. Disney is not aware of any challenges to its intellectual property rights that it currently foresees having a material effect on its operations.

A variety of uncontrollable events may reduce demand for Disney’s products and services, impair Disney’s ability to provide its products and services or increase the cost of providing its products and services.

Demand for Disney’s products and services, particularly its theme parks and resorts, is highly dependent on the general environment for travel and tourism. The environment for travel and tourism, as well as demand for other entertainment products, can be significantly adversely affected in the United States, globally or in specific regions as a result of a variety of factors beyond Disney’s control, including: adverse weather conditions or natural disasters (such as excessive heat or rain, hurricanes and earthquakes); health concerns; international, political or military developments; and terrorist attacks. These events and others, such as fluctuations in travel and energy costs and computer virus attacks or other widespread computing or telecommunications failures, may also damage Disney’s ability to provide its products and services or to obtain insurance coverage with respect to these events. In addition, Disney derives royalties from the sales of Disney’s licensed goods and services by third parties and the management of businesses operated under brands licensed from Disney, and it is therefore dependent on the successes of those third parties for that portion of Disney’s revenue. A wide variety of factors could influence the success of those third parties and if negative factors significantly impacted a sufficient number of Disney’s licensees they could adversely affect the profitability of one or more of Disney’s businesses. Disney obtains insurance against the risk of losses relating to some but not all of these events, and when insurance is obtained it is subject to deductibles, exclusions and caps. The types and levels of coverage it obtains vary from time to time depending on Disney’s view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss.

Changes in Disney’s business strategy or restructuring of Disney’s businesses may increase Disney’s costs or otherwise affect the profitability of its businesses.

As changes in Disney’s business environment occur, Disney may need to adjust its business strategies to meet these changes or it may otherwise find it necessary to restructure its operations or particular businesses or assets. In addition, external events including acceptance of Disney’s theatrical offerings and changes in macro-economic conditions may impair the value of its assets. When these changes or events occur, Disney may incur costs to change its business strategy and may need to write down the value of assets. Disney may also need to invest in new businesses that have short-term returns that are negative or low and whose ultimate business prospects are uncertain. In any of these events, Disney’s costs may increase, Disney may have significant charges associated with the write-down of assets or returns on new investments may be lower than prior to the change in strategy or restructuring.

Turmoil in the financial markets could increase Disney’s cost of borrowing and impede access to or increase the cost of financing its operations and investments.

U.S. and global credit and equity markets experienced significant disruption beginning in late 2008, making it difficult for many businesses to obtain financing on acceptable terms. In addition, equity markets experienced rapid and wide fluctuations in value. These conditions tended to increase the cost of borrowing and, if they recur, Disney’s cost of borrowing could increase and it may be more difficult to obtain financing for its operations or investments. In addition, Disney’s borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on Disney’s performance as measured by credit metrics such as interest coverage and leverage ratios. A decrease in these ratings would likely increase Disney’s cost of borrowing and/or make it more difficult for it to obtain financing. The disruption in the global financial markets has also impacted some of the financial institutions with which Disney does business. A sustained decline in the financial stability of financial institutions could affect Disney’s ability to secure credit-worthy counterparties for its interest rate and foreign currency hedging programs and could affect its ability to settle existing contracts.

Increased competitive pressures may reduce Disney’s revenues or increase Disney’s costs.

Disney faces substantial competition in each of its businesses from alternative providers of the products and services it offers and from other forms of entertainment, lodging, tourism and recreational activities. Disney also must compete to obtain human resources, programming and other resources it requires in operating its business. For example:

•	Disney’s broadcast and cable networks, stations and online offerings compete for viewers with other broadcast, cable and satellite services as well as with home video products and internet usage.

•

Disney’s broadcast and cable networks and stations compete for the sale of advertising time with other broadcast, cable and satellite services and the internet, as well as with newspapers, magazines, and billboards.

•	Disney’s cable networks compete for carriage of their programming with other programming providers.

•	Disney’s broadcast and cable networks compete for the acquisition of creative talent and sports and other programming with other broadcast and cable networks.

•	Disney’s theme parks and resorts compete for guests with all other forms of entertainment, lodging, tourism and recreation activities.

•	Disney’s studio operations compete for customers with all other forms of entertainment.

•

Disney’s studio operations, broadcast and cable networks and publishing businesses compete to obtain creative and performing talent, story properties, advertiser support, broadcast rights and market share.

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Disney’s consumer products segment competes in the character merchandising and other licensing, publishing, and retail activities with other licensors, publishers and retailers of character, brand and celebrity names.

•	Disney’s interactive media video game operations compete primarily with other publishers of video game software and other types of home entertainment.

Competition in each of these areas may divert consumers from Disney’s creative or other products, or to other products or other forms of entertainment, which could reduce Disney’s revenue or increase its marketing costs. Competition for the acquisition of resources could increase the cost of producing Disney’s products and services.

Sustained increases in costs of pension and postretirement medical and other employee health and welfare benefits may reduce Disney’s profitability.

With approximately 144,000 employees, Disney’s profitability is substantially affected by costs of pension benefits and current and postretirement medical benefits. Disney may experience significant increases in these costs as a result of macro-economic factors, which are beyond Disney’s control, including increases in the cost of health care. In addition, changes in investment returns and discount rates used to calculate pension expense and related assets and liabilities can be volatile and may have an unfavorable impact on Disney’s costs in some years. These macro-economic factors as well as the decline in the fair value of pension plan assets may put upward pressure on the cost of providing pension and medical benefits and may increase future funding contributions. Although Disney has actively sought to control increases in these costs, there can be no assurance that it will succeed in limiting cost increases, and continued upward pressure could reduce the profitability of Disney’s businesses.

Disney’s results may be adversely affected if long-term programming or carriage contracts are not renewed on sufficiently favorable terms.

Disney enters into long-term contracts for both the acquisition and the distribution of media programming and products, including contracts for the acquisition of programming rights for sporting events and other programs, and contracts for the distribution of Disney’s programming to MVSPs. As these contracts expire, Disney must renew or renegotiate the contracts, and if it is unable to renew them on acceptable terms, it may lose programming rights or distribution rights. Even if these contracts are renewed, the cost of obtaining programming rights may increase (or increase at faster rates than Disney’s historical experience) or the revenue from distribution of programs may be reduced (or increase at slower rates than Disney’s historical experience). With respect to the acquisition of programming rights, particularly sports programming rights, the impact of these long-term contracts on Disney’s results over the term of the contracts depends on a number of factors, including the strength of advertising markets, effectiveness of marketing efforts and the size of viewer audiences. There can be no assurance that revenues from programming based on these rights will exceed the cost of the rights plus the other costs of producing and distributing the programming.

Changes in regulations applicable to Disney’s businesses may impair the profitability of its businesses.

Disney’s broadcast networks and television stations are highly regulated, and each of its other businesses is subject to a variety of United States and overseas regulations. These regulations include:

•	United States FCC regulation of Disney’s television and radio networks, Disney’s national programming networks, and Disney’s owned television stations;

•	Environmental protection regulations;

•	Federal, state and foreign privacy and data protection laws and regulations;

•	Regulation of the safety of consumer products and theme park operations;

•	Imposition by foreign countries of trade restrictions or motion picture or television content requirements or quotas; and

•	Domestic and international tax laws or currency controls.

Changes in any of these regulatory areas may require Disney to spend additional amounts to comply with the regulations, or may restrict Disney’s ability to offer products and services that are profitable.

Labor disputes may disrupt Disney’s operations and adversely affect the profitability of any of Disney’s businesses.

A significant number of employees in various of Disney’s businesses are covered by collective bargaining agreements, including employees of its theme parks and resorts as well as writers, directors, actors, production personnel and others employed in its media networks and studio operations. In addition, the employees of licensees who manufacture and retailers who sell Disney’s consumer products may be covered by labor agreements with their employers. In general, a labor dispute involving Disney’s employees or the employees of Disney’s licensees or retailers who sell Disney’s consumer products may disrupt Disney’s operations and reduce Disney’s revenues, and resolution of disputes may increase Disney’s costs.

Provisions in Disney’s corporate documents and Delaware state law could delay or prevent a change of control, even if that change would be beneficial to stockholders.

Disney’s restated certificate of incorporation contains a provision regulating the ability of stockholders to bring matters for action before annual and special meetings and authorizes the Disney board of directors to issue and set the terms of preferred stock. The regulations on stockholder action could make it more difficult for any person seeking to acquire control of Disney to obtain stockholder approval of actions that would support this effort. The issuance of preferred stock could effectively dilute the interests of any person seeking control or otherwise make it more difficult to obtain control. In addition, provisions of Disney’s restated certificate of incorporation require supermajority shareholder approval of some acquisition transactions, and Disney is subject to the anti-takeover provisions of the DGCL, which could have the effect of delaying or preventing a change of control in some circumstances.

The seasonality of certain of Disney’s businesses could exacerbate negative impacts on Disney’s operations.

Each of Disney’s businesses is normally subject to seasonal variations, as follows:

•	Revenues in Disney’s Media Networks segment are subject to seasonal advertising patterns and changes in viewership levels. In general, advertising revenues are somewhat higher during the fall and somewhat lower during the summer months. Affiliate revenues are typically collected ratably throughout the year. Certain affiliate revenues at ESPN are deferred until annual programming commitments are met, and these commitments are typically satisfied during the second half of Disney’s fiscal year, which generally results in higher revenue recognition during this period;

•

Revenues in Disney’s Parks and Resorts segment fluctuate with changes in theme park attendance and resort occupancy resulting from the seasonal nature of vacation travel and local entertainment excursions. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring-holiday periods;

•

Revenues in Disney’s Studio Entertainment segment fluctuate due to the timing and performance of releases in the theatrical, home entertainment, and television markets. Release dates are determined by several factors, including competition and the timing of vacation and holiday periods;

•	Revenues in Disney’s Consumer Products segment are influenced by seasonal consumer purchasing behavior and by the timing and performance of theatrical releases and cable programming broadcasts; and

•

Revenues in Disney’s Interactive Media segment fluctuate due to the timing and performance of video game releases which are determined by several factors, including theatrical releases and cable programming broadcasts, competition and the timing of holiday periods. Revenues from certain of Disney’s internet and mobile operations are subject to similar seasonal trends.

Accordingly, if a short term negative impact on Disney’s business occurs during a time of high seasonal demand (such as hurricane damage to its parks during the summer travel season), the effect could have a disproportionate effect on the results of that business for the year.

Risk Factors Related to Marvel

Exposure to economic downturn.

Recent turmoil in the financial markets has adversely affected economic activity in the United States and other regions of the world in which Marvel does business. There is evidence that this is affecting demand for some of Marvel’s products and Marvel’s licensees’ products, and a continued decline in economic activity could adversely affect demand for any of Marvel’s businesses, thus reducing Marvel’s revenue. A sustained decline in economic conditions could negatively impact the performance of Marvel’s theatrical and home entertainment releases, the royalties Marvel receives on sales of licensed consumer products and the sales of Marvel’s trade paperbacks, comic books and advertising. These conditions could also impair the ability of those with whom Marvel does business to satisfy their obligations to Marvel, which could also harm Marvel’s business.

Exposure to tightening of credit markets.

U.S. and global credit markets have recently undergone significant disruption, making it difficult for many businesses to obtain financing on acceptable terms. If these conditions continue or worsen, Marvel’s costs of borrowing may increase, Marvel’s existing corporate and/or film facility lenders might violate their commitments to lend, and Marvel might be unable to obtain other financing. Marvel’s licensees and publishing retailers may also have increased cost of borrowings and more difficulties in obtaining financing for their operations. Marvel’s $100 million corporate line of credit is scheduled to expire on March 31, 2011. While Marvel expects to be able to extend this line of credit, and has used it only on occasion, Marvel’s inability to extend or replace this line of credit could harm Marvel’s business.

Dependence on a single distributor to the direct market.

Sales of Marvel’s publications to the direct market represent most of its Publishing segment’s net sales. Marvel distributes its publications to the direct market solely through Diamond Comic Distributors, Inc.

Diamond handles the vast majority of all comic book publishers’ direct market distribution. If Diamond were to fail to perform under Marvel’s distribution agreement or if it were to experience financial difficulties, Marvel’s distribution to the direct market could be severely disrupted and Marvel might be unable to find an adequate replacement distributor.

Financial difficulties of licensees.

Marvel has licensed to other parties the exclusive right to manufacture and sell various character families in important merchandise categories such as footwear, costumes and interactive games. Marvel’s revenues could be adversely affected if those licensees or any of Marvel’s other significant non-exclusive licensees, many of whom have significant future payment obligations to Marvel, experience financial difficulties or bankruptcy.

A decrease in the level of media exposure or popularity of Marvel’s characters.

If movies or television programs based on Marvel characters are not successful, or if certain Marvel characters lose some of their popularity, Marvel’s ability to interest potential licensees in the use of Marvel characters in general could be substantially diminished, as could the royalties Marvel receives from licensees.

Changing consumer preferences.

Marvel’s products (and those of Marvel’s licensees) are subject to changing consumer preferences. In particular, products based on feature films are, in general, successfully marketed for only a limited period of time following the film’s release. Existing product lines might not retain their current popularity or new products developed by Marvel or Marvel’s licensees might not meet with the same success as current products. Marvel and its licensees might not accurately anticipate future trends or be able to successfully develop, produce and market products to take advantage of market opportunities presented by those trends. Part of Marvel’s strategy (and the strategy of many of Marvel’s licensees) is to make products based on the anticipated success of feature film releases and TV broadcasts. If these releases and broadcasts are not successful, these products may not be sold profitably or even at all. In addition, demand for Marvel-branded merchandise could decrease in the event of safety problems in products produced and sold by Marvel’s licensees.

Movie- and television-production delays and cancellations.

Marvel does not control the decision to proceed with the production of films and television programs based on characters that Marvel licenses to studios, and Marvel does not control the timing of the releases of those films and programs. Delays or cancellations of proposed films and television programs could have an adverse effect on Marvel’s business. Dates Marvel expresses for the anticipated release of films and launch dates for television programs are anticipated dates only and those events could be delayed or, in some instances, even canceled.

Concentration of toy licensing in one licensee.

Most of Marvel’s toy licensing revenue is generated under a license with Hasbro, Inc. Disruption to Marvel’s relationship with Hasbro or financial difficulties of Hasbro could adversely affect Marvel’s licensing revenues. In addition, the retail toy business is highly concentrated, and an adverse change in the relationship between Hasbro and one or more of its major customers could have a material adverse effect on Marvel. The bankruptcy or other lack of success of one or more significant toy retailers could materially decrease Marvel’s earnings under the Hasbro license. The current economic turmoil increases the likelihood of those retailers’ suffering financial difficulties.

Uncertainties in the film production business.

Marvel has only recently entered into the film-production business, with the release in 2008 of Marvel’s first two self-produced films. Marvel has to make significant up-front investments in film development costs and will not be able to borrow those amounts from its film finance facility if for some reason the film in development does not meet the lenders’ conditions for funding. If the lenders’ conditions are met, repayment of their loan will depend on the films’ financial success and, with respect to all of Marvel’s future self-produced films, Marvel will be responsible for funding 33% of the budget itself. Should proceeds from the films be insufficient to repay the loan, Marvel could lose the film rights to some important Marvel characters. In addition, Marvel’s consolidated statements of net income (also known as Marvel’s “income statement” or “profit and loss statement”) will reflect any losses suffered by the film facility even if Marvel does not have to fund those losses, and as a result, the volatility of Marvel’s consolidated financial results could increase. Among the factors that might cause the developments described above, or other material adverse developments concerning Marvel’s film-production operations, are the following:

•

Marvel might be unable to attract and retain creative talent. The success of Marvel’s film-production activities depends to a degree on Marvel’s ability to hire, retain and motivate top creative talent. Making movies is an activity that requires the services of individuals, such as actors, directors and producers, who have unusual creative talents. Individuals with those talents may be more difficult to identify, hire and retain than are individuals with general business management skills. Marvel has to hire and retain creative talent to assist Marvel in making Marvel’s movies. If Marvel experiences difficulty in hiring, retaining or motivating creative talent, the production of Marvel’s films could be delayed or the success of Marvel’s films could be adversely affected.

•

Marvel will be exposed to changes in fortune on the part of key talent. Marvel may find itself partially dependent on key talent (actors, writers, directors) in Marvel’s most successful movie franchises. A key actor’s incapacitation or damaged reputation, for instance, could impair Marvel’s ability to profit from that actor’s performance in future films.

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Marvel’s films might be less successful economically than Marvel anticipates. Marvel cannot predict the economic success of any of its films because the revenue derived from the distribution of a film depends primarily upon its acceptance by the public, which cannot be accurately predicted. The economic success of a film also depends upon the public’s acceptance of competing films, critical reviews, the availability of alternative forms of entertainment and leisure time activities, piracy and unauthorized recording, transmission and distribution of films, general economic conditions, weather conditions and other tangible and intangible factors, none of which can be predicted with certainty. Marvel expects to release a limited number of films per year as part of the film facility. The commercial failure of just one of those films could have a material adverse effect on Marvel’s results of operations in both the year of release and in the future.

•

Marvel’s films might be more expensive to make than Marvel anticipates. Marvel expects that the film facility will provide the capital required to produce Marvel’s films. Expenses associated with producing the films could increase beyond the facility’s limit, however, because of a range of things such as an escalation in compensation rates of talent and crews working on the films or in the number of personnel required to work on films, or because of creative problems or difficulties with technology, special effects and equipment. In addition, unexpected circumstances sometimes cause film productions to exceed budget.

•

Marvel’s film productions might be disrupted or delayed. Marvel’s movies productions are subject to long and inflexible schedules. Disruptions or delays to those schedules, by a union strike or by any other event, could cause Marvel to incur additional costs, miss an anticipated release date or go for long periods without releasing a movie, and could hurt Marvel’s associated licensing and toy programs.

•

Marvel might be disadvantaged by changes or disruptions in the way films are distributed. The manner in which consumers access film content has undergone rapid and dramatic changes. Some ancillary means of distribution, such as the DVD market, have gained importance, while others have faded. Marvel cannot assure that new distribution channels will be as profitable for the film industry as are today’s channels or that Marvel will successfully exploit any new channels. Marvel can also not assure that current distribution channels, such as the DVD market, will maintain their profitability. In addition, films and related products are distributed internationally and are subject to risks inherent in international trade, including war and acts of terrorism, instability of foreign governments or economies, fluctuating foreign exchange rates and changes in laws and policies affecting the trade of movies and related products.

•

Marvel might lose potential sales because of piracy of films and related products. With technological advances, the piracy of films and related products has increased. Unauthorized and pirated copies of Marvel’s films will reduce the revenue generated by those films and related products.

•

Marvel is primarily dependent on a single distributor for each film. If Marvel’s studio distributor (Paramount or, in the case of The Incredible Hulk and its sequels, Universal) were to fail to perform under its distribution agreement or if it were to experience financial difficulties, Marvel’s ability to distribute its films and to receive proceeds from its films could be impaired.

•

Marvel will depend on its studio distributors for revenue and certain expense information related to the accounting for film-production activities. Because of Paramount’s and Universal’s role as distributor and paymaster of the film facility films, Marvel will depend on them to have internal controls over financial reporting related to the films they distribute and to provide Marvel with timely and accurate financial and other information related to Marvel’s films. Paramount’s and Universal’s internal controls might not remain sufficient to allow Marvel to meet its internal control obligations. Marvel may be unable to effectively create compensating controls to detect and prevent errors or irregularities in Paramount’s and Universal’s accounting to Marvel and others.

•

Marvel might fail to meet the conditions set by the lenders for the funding of films. An initial funding of films by the film facility will be made only if the lenders’ conditions are met. Those conditions include Marvel obtaining a completion bond and production insurance. To obtain a completion bond Marvel will need to have in place the main operational pieces to producing a film, including approved schedules for production, cash flow and delivery, an approved budget, an approved screenplay and the key members of the production crew, including the director and producer. Marvel might not be able to satisfy those conditions and obtain a completion bond. In addition, there are very few companies that provide completion bonds in the amounts that Marvel will require, and if the company with which Marvel has so far made arrangements were to exit the business, Marvel might be unable to obtain a completion bond under any circumstances. If the lenders’ conditions are not met, the film in question will not be funded and Marvel will be forced to absorb the up-front film development costs, which could be material, by using its own funds.

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Marvel might fail to meet the tests imposed by the lenders for the funding of films beyond the first four. In order for more than four films to be funded by the film facility, Marvel will have to pass an interim asset test. If the interim asset test is not passed, the film facility may be cut short and, because fewer films will be available to repay the lenders, Marvel’s risk of losing film rights to some of Marvel’s characters will increase.

•

Cash flows from Marvel’s films might be insufficient to pay Marvel’s interest costs under the film facility. Future interest on film facility borrowings must be paid from the films’ net collections, rather than from any of Marvel’s other sources of cash. If cash flow from the films were to dip, even temporarily, below the point required to pay interest under the facility, and below the interest and liquidity reserves that are required to be maintained ($31.4 million at December 31, 2008), then Marvel would be in default and could be barred by the film facility lenders from making any future borrowings under the facility.

•

The film facility’s lenders might default. If one or more of the banks in Marvel’s film facility’s lending consortium were to default in making a required funding and if Marvel were unable to arrange for a replacement bank, the amount available to Marvel under the film facility would drop by the amount of the defaulting bank’s unused commitment and Marvel’s film productions could be disrupted as a result.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Disney and Marvel have based these forward-looking statements on Disney’s or Marvel’s current expectations about future events. Further, statements that include the words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance and the outcome of contingencies such as future financial results, in each case relating to Disney or Marvel, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Disney and Marvel and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	legal or regulatory proceedings or other matters that affect the timing or ability to complete the transactions as contemplated;

•

the possibility that the expected synergies from the proposed merger will not be realized, or will not be realized within the anticipated time period or that the businesses will not be integrated successfully;

•	the possibility of disruption from the merger making it more difficult to maintain business and operational relationships;

•	the possibility that the merger does not close, including but not limited to, due to the failure to satisfy the closing conditions;

•	any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); and

•

developments beyond the companies’ control, including but not limited to: changes in domestic or global economic conditions, competitive conditions and consumer preferences; adverse weather conditions or natural disasters; health concerns; international, political or military developments; and technological developments.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Disney nor Marvel undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING OF MARVEL STOCKHOLDERS

Date, Time and Place

The special meeting of Marvel stockholders will be held on December 31, 2009 at 9:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York.

Matters to be Considered at the Special Meeting

At the special meeting, Marvel stockholders will be asked to:

•	consider and vote on a proposal to adopt the merger agreement; and

•	approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Marvel Board of Directors’ Recommendation

The Marvel board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, the Marvel board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Marvel and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date, Outstanding Shares and Voting Rights

Only holders of record of Marvel common stock at the close of business on November 23, 2009, the record date, are entitled to notice of and to vote at the special meeting. These stockholders are entitled to cast one vote for each share of Marvel common stock held as of the record date on each matter properly submitted for the vote of stockholders at the special meeting. As of the record date, there were 78,500,680 shares of Marvel common stock outstanding and entitled to vote at the special meeting.

Vote Required to Approve Each Proposal

•

Merger Proposal. The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Marvel common stock entitled to vote at the special meeting.

•

Adjournment Proposal. The proposal to adjourn the special meeting must be approved by the affirmative vote of the holders of a majority of the shares of Marvel common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting.

Quorum; Abstentions; Broker Non-Votes

A quorum of stockholders is necessary to hold a valid special meeting. The presence in person or by proxy at the special meeting of holders of shares representing a majority of Marvel’s outstanding common stock constitutes a quorum. Abstentions will be counted as present in determining whether a quorum exists. Accordingly, the presence at the Marvel special meeting, either in person or by proxy, of holders of at least 39,250,341 shares of Marvel common stock will be required to establish a quorum. If a quorum is not present, the Marvel special meeting may be adjourned to a later date, such date not to exceed ten business days from the date of the adjournment.

Because the required vote of Marvel stockholders to adopt the merger agreement is based upon the number of outstanding shares of Marvel common stock entitled to vote rather than upon the shares actually voted, the failure by the holders of any such shares to submit a proxy or vote in person at the special meeting, including abstentions, will have the same effect as a vote against the adoption of the merger agreement. For the proposal to adjourn the special meeting, if your shares of Marvel common stock are present and entitled to vote, but you abstain, it will have the same effect as a vote against such proposal. The failure by the holder of any shares of Marvel common stock to submit a proxy or vote in person at the special meeting will have no effect on the outcome of the proposal to adjourn the special meeting.

A NYSE member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. Neither the proposal to adopt the merger agreement nor the proposal to adjourn the special meeting is considered a routine matter and, accordingly, brokers will not have discretionary voting authority to vote your shares at the Marvel special meeting. Because the proposal to adopt the merger agreement must be approved by a majority of the outstanding shares of Marvel common stock, the beneficial owner’s failure to provide voting instructions will have the same effect as votes against the proposal to adopt the merger agreement. Proxies that are not voted on the proposal to adjourn because the beneficial owner failed to provide instructions will not be deemed to be present and entitled to vote on that proposal and thus will not affect the outcome of the vote on that proposal. Broker non-votes will, however, be counted for purposes of determining whether a quorum exists at the special meeting.

Voting Agreement with Isaac Perlmutter and Certain of His Affiliates; Beneficial Ownership of Marvel’s Directors and Executive Officers

Concurrently with the execution and delivery of the merger agreement, on August 31, 2009, Disney entered into a voting agreement with Isaac Perlmutter, the Chief Executive Officer of Marvel, certain of his affiliates and Marvel. Pursuant to the terms of the voting agreement, these stockholders agreed to, among other things, vote their respective shares of Marvel common stock in favor of the adoption of the merger agreement and approval of the merger and against the approval of any alternative transaction. Additionally, these stockholders have agreed, among other things, not to sell or transfer their respective shares of Marvel common stock, subject to certain exceptions, or to solicit any alternative transaction. The voting agreement will terminate upon the earliest to occur of the effective time of the merger and the termination of the merger agreement in accordance with its terms. For more information regarding the voting agreement, see “The Voting Agreement” beginning on page 95 of this proxy statement/prospectus. The voting agreement is also attached to this proxy statement/prospectus as Annex B.

Approximately 28,887,785 shares, or 36.8% of Marvel common stock outstanding on the record date, are subject to the voting agreement. Accordingly, in addition to Mr. Perlmutter and his affiliates, the holders of approximately 13.3% of Marvel’s outstanding shares need to vote in favor of the proposal to adopt the merger agreement for it to be approved. As of the record date, the directors and executive officers of Marvel, other than Mr. Perlmutter, beneficially owned and were entitled to vote 835,944 shares of Marvel common stock, representing approximately 1.1% of Marvel common stock outstanding on that date.

Voting of Proxies

Submitting a proxy by telephone or using the internet.

A stockholder may submit a proxy for his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a stockholder submits a proxy by telephone or through the internet, his or her proxy is recorded immediately. Marvel encourages its stockholders to submit their proxies using these methods whenever possible.

Submitting a proxy card.

All shares entitled to vote and represented by properly executed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Marvel board of directors.

Voting by attending the special meeting.

A stockholder may also vote his or her shares in person at the special meeting. If a stockholder attends the special meeting, he or she may vote in person, and any previous proxies that were submitted by the stockholder, whether by telephone, internet or mail, will be superseded by the vote that such stockholder casts at the special meeting. If a stockholder whose shares are held in “street name” wishes to vote at the special meeting, the stockholder must bring a proxy from the record holder of the shares authorizing the stockholder to vote at the special meeting.

Revocability of Proxies

If a stockholder submitted a proxy by telephone, through the internet or by returning a proxy card, such stockholder may change his or her vote before the special meeting.

A stockholder who submitted a proxy by telephone or through the internet may later change his or her vote by thereafter submitting a timely and valid telephone or internet proxy, as the case may be, or by following the instructions in the next paragraph.

A stockholder of record may revoke any proxy given pursuant to this solicitation at any time before it is voted by (i) delivering to Marvel’s Secretary, at or before the taking of the vote at the special meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the previously submitted proxy relating to the same shares, or (ii) attending the special meeting and voting in person (although mere attendance at the special meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by Marvel’s Secretary prior to the taking of the vote at the special meeting. Such written notice of revocation or subsequent proxy should be hand-delivered to Marvel’s Secretary or sent to Marvel’s Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. If a stockholder’s shares are held in “street name,” such stockholder must contact his or her banker, bank or other nominee to change his or her vote.

Solicitation of Proxies; Expenses

Marvel will bear the cost of soliciting proxies. Marvel requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of Marvel’s common stock held of record by those intermediaries. Marvel will reimburse those brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. Marvel has also made arrangements with MacKenzie Partners, Inc. to assist it in soliciting proxies. Marvel estimates it will pay MacKenzie Partners, Inc. a fee of approximately $7,500. Marvel has also agreed to reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners, Inc. against certain losses, claims, damages, liabilities and expenses. Proxies may also be solicited by certain of Marvel’s directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail or facsimile.

Stockholders should not send stock certificates with their proxies

A letter of transmittal with instructions for the surrender of Marvel common stock certificates will be mailed to Marvel stockholders shortly after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Marvel’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or (212) 929-5500 (call collect).

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While Disney and Marvel believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Disney and Marvel encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Effects of the Merger; Merger Consideration

Treasury Shares

At the effective time of the merger, each share of Marvel common stock held (i) as treasury shares by Marvel, will remain issued, and no payment shall be made with respect to such shares, and (ii) by a subsidiary of Marvel will be converted into the right to receive that number of shares of Disney common stock equal to the quotient of (A) the sum of the amount of cash paid per share of Marvel common stock plus the product of the exchange ratio (subject to adjustment, as applicable) multiplied by the closing date price divided by (B) the closing date price. The closing date price is the lesser of (a) the closing price, (b) the average of the high and low sales prices and (c) the weighted average trading price, in each case, for one share of Disney common stock on the closing date of the merger as reported on the NYSE. Based on the closing sale price of Disney common stock as of November 27, 2009, each share of Marvel common stock held by a subsidiary of Marvel would be converted into the right to receive 1.7337 shares of Disney common stock.

Common Stock

Except as described above, at the effective time of the merger, by virtue of the merger and without any action on the part of the holders of any shares of Marvel common stock, each share of Marvel common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and treasury shares and subject to adjustment for certain changes in Disney common stock or Marvel common stock such as reclassifications or stock splits) will be converted into the right to receive (i) $30.00 in cash and (ii) 0.7452 shares of Disney common stock. However, if the aggregate value of all shares of Disney common stock that would be issued pursuant to the merger (other than shares issued to a subsidiary of Marvel or a subsidiary of Disney) which is referred to as the total stock consideration in this proxy statement/prospectus, valued at the closing date price, is less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Marvel stockholders (including cash paid in lieu of fractional shares and deemed paid in respect of dissenting shares), which sum is referred to as the total merger consideration in this proxy statement/prospectus, then the exchange ratio will be increased, and the amount of cash paid per share of Marvel common stock will be correspondingly decreased, until the total stock consideration equals 40% of the total merger consideration. This adjustment will be made in an effort to achieve the anticipated qualification of the transaction as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The adjustment will be made as follows: for each 0.0001 increase to the exchange ratio that is made, the amount of cash paid per share of Marvel common stock will be reduced by the product of 0.0001 multiplied by the average of $26.84 and the closing date price. If such an adjustment is made when the closing date price is lower than $26.84, the increase in the value of the per share stock consideration, based on the closing date price, will not fully offset the decrease in the per share cash consideration to be paid to Marvel stockholders. This is because the amount of additional shares of Disney common stock to be received by Marvel stockholders under the adjustment mechanism will be determined based on the closing date price of Disney common stock, whereas the corresponding reduction in the cash consideration will be made based on the average of $26.84 (the closing price of Disney common stock on the last trading day before the merger agreement was executed) and the closing date price of Disney common stock.

For purposes of the adjustment described above, the cash deemed paid in respect of dissenting shares will be that amount of cash equal to the number of dissenting shares multiplied by the sum of (i) the amount of cash paid per share of Marvel common stock plus (ii) the product of the exchange ratio multiplied by the closing date price (with the amounts described in (i) and (ii) determined without regard to the adjustment described in the previous paragraph).

The table below illustrates, based on a range of hypothetical closing date prices of Disney common stock, the adjustments to the exchange ratio and cash paid per share of Marvel common stock with respect to Marvel stockholders that receive Disney common stock and cash in the transaction, as well as the resulting value of the merger consideration to be received per share of Marvel common stock by such stockholders. This table has been included for illustrative purposes only and assumes that there are no cash payments made for fractional shares (as described below) or deemed made in respect of dissenting shares (as described in “The Merger Agreement—Dissenting Shares” beginning on page 80 of this proxy statement/prospectus). Cash paid with respect to such fractional shares or deemed paid in respect of dissenting shares will increase the cash paid to Marvel stockholders and therefore require further adjustments to the exchange ratio and cash paid per share of Marvel common stock with respect to Marvel stockholders that receive Disney common stock and cash in the transaction. As the actual closing date price of Disney common stock may be outside of the range of the amounts set forth below and the actual amount of the cash payments to be made for fractional shares and deemed made in respect of dissenting shares cannot be determined as of the date of this proxy statement/prospectus, the actual exchange ratio and cash paid per share of Marvel common stock and the actual value of the merger consideration received per share of Marvel common stock may vary from the amounts described below. Beginning at 9:00 a.m. on December 23, 2009, MacKenzie Partners, Inc., Marvel’s proxy solicitor, will make current exchange ratio and merger consideration information available at the following toll-free number: (888) 407-8968.

Disney Closing Date Price	Adjusted Exchange Ratio	Cash Paid Per Marvel Share	Value of Disney Common Stock Per Marvel Share	Value of Merger Consideration Paid Per Marvel Share
$35.00	0.7452	$30.00	$26.08	$56.08
$34.50	0.7452	$30.00	$25.71	$55.71
$34.00	0.7452	$30.00	$25.34	$55.34
$33.50	0.7452	$30.00	$24.96	$54.96
$33.00	0.7452	$30.00	$24.59	$54.59
$32.50	0.7452	$30.00	$24.22	$54.22
$32.00	0.7452	$30.00	$23.85	$53.85
$31.50	0.7452	$30.00	$23.47	$53.47
$31.00	0.7452	$30.00	$23.10	$53.10
$30.50	0.7452	$30.00	$22.73	$52.73
$30.00	0.7452	$30.00	$22.36	$52.36
$29.50	0.7452	$30.00	$21.98	$51.98
$29.00	0.7452	$30.00	$21.61	$51.61
$28.50	0.7452	$30.00	$21.24	$51.24
$28.00	0.7452	$30.00	$20.87	$50.87
$27.50	0.7452	$30.00	$20.49	$50.49
$27.00	0.7452	$30.00	$20.12	$50.12
$26.84	0.7452	$30.00	$20.00	$50.00
$26.00	0.7595	$29.62	$19.75	$49.37
$25.50	0.7684	$29.39	$19.59	$48.99
$25.00	0.7776	$29.16	$19.44	$48.60
$24.50	0.7871	$28.93	$19.28	$48.21
$24.00	0.7969	$28.69	$19.12	$47.81
$23.50	0.8070	$28.45	$18.96	$47.41
$23.00	0.8174	$28.20	$18.80	$47.00

Disney intends to fund the cash portion of the merger consideration and other expenses of the transaction from cash resources, including cash on hand and the issuance of commercial paper supported by Disney’s current credit facilities. Disney and Marvel expect to incur approximately $35 million in aggregate fees and expenses in consummating the merger, including financial advisory fees and expenses, legal fees and expenses, accountants’ fees and expenses, SEC registration fees, and printing and mailing expenses.

Fractional Shares

Disney will not issue fractional shares of Disney common stock in the merger. As a result, Marvel stockholders will receive cash for any fractional share of Disney common stock that they would otherwise be entitled to receive in the merger. For a full description of the treatment of fractional shares, see “The Merger Agreement—Fractional Shares” beginning on page 79 of this proxy statement/prospectus.

Background of the Merger

Marvel has historically pursued a strategy of increasing the exposure of its characters through movies and television shows to create revenue opportunities through increased sales of toys and other licensed merchandise and self-production of feature films based on Marvel characters. Marvel has continuously pursued other opportunities for character brand enhancement with various entertainment enterprises, including Disney, which holds the right to distribute the majority of Marvel’s pre-2000 animation library and the X-Men Evolution (2000-2003) animated television series which is aired in the United States on the Disney XD cable network.

Disney’s senior management has regularly evaluated and periodically reviewed with the Disney board of directors business development strategies, including strategic acquisitions that could potentially enhance Disney’s business priorities of creating high quality family-oriented entertainment, embracing leading-edge technologies and expanding its global presence. As part of this review, Disney identified Marvel, in light of its global brand and intellectual property portfolio, as a possible candidate for a strategic transaction that would build on the preexisting business relationship between the two companies.

On February 18, 2009, David Maisel, Chairman of Marvel Studios, met with Robert A. Iger, President and Chief Executive Officer of Disney as they had periodically in the past to discuss ways in which the relationship between the two companies could be expanded. During that meeting, Mr. Iger expressed an interest in hearing from Mr. Maisel about Marvel’s business, and Mr. Maisel addressed key publicly disclosed developments in Marvel’s business and his views regarding business projects and possible joint ventures that Marvel might need to consider in the future. At that same meeting, Mr. Iger addressed a wide range of strategic opportunities that the companies might possibly explore, including some form of business combination, and expressed an interest in meeting with Isaac Perlmutter, Vice Chairman and Chief Executive Officer of Marvel, at some point. Given the general nature of the discussion, Mr. Maisel did not take any action as a result of his meeting with Mr. Iger or mention Mr. Iger’s comments to Mr. Perlmutter, or to anyone else at Marvel, nor did Mr. Maisel or Mr. Iger follow-up with one another concerning Mr. Iger’s interest in meeting Mr. Perlmutter.

On May 26, 2009, Mr. Maisel telephoned Mr. Iger and scheduled a meeting with him for June 2, 2009. At their meeting on June 2, 2009, Mr. Iger and Mr. Maisel discussed a range of potential strategic opportunities that their companies could pursue with each other, including an animated television programming joint venture. Mr. Iger expressed his interest in exploring any of these opportunities, including some form of business combination. Mr. Maisel indicated that he was not authorized to discuss a business combination on behalf of Marvel, but advised that he would pass on the interest expressed by Mr. Iger to Mr. Perlmutter. Mr. Iger asked Mr. Maisel to arrange a meeting with Mr. Perlmutter on June 9, 2009 when Mr. Iger planned to be in New York on other business. Mr. Maisel advised Mr. Iger that he first wanted to alert Mr. Perlmutter to Mr. Iger’s interest in meeting with him and to brief Mr. Perlmutter on Disney’s potential interest in a business combination before any meeting between Mr. Iger and Mr. Perlmutter was arranged. That same day, Mr. Maisel informed Mr. Perlmutter of Mr. Iger’s interest in pursuing the array of strategic opportunities discussed during the meeting.

On or about that same day, Mr. Perlmutter informed Morton E. Handel, chairman of the Marvel board of directors, of the meeting and the opportunities Disney was open to pursuing with Marvel. Mr. Handel agreed that Marvel’s management should explore further Disney’s interest in these opportunities.

On or about June 8, 2009, Mr. Perlmutter contacted Jeffrey Kaplan, a managing director of BofA Merrill Lynch, with whom Marvel had a longstanding business relationship, to request that BofA Merrill Lynch provide an overview of Disney’s business given Disney’s potential interest in pursuing the identified opportunities, including a potential business combination between the companies. At Marvel’s request, BofA Merrill Lynch agreed to serve as its financial advisor to evaluate the possible combination and assist with Marvel’s discussions with Disney.

On June 11, 2009, Mr. Perlmutter, John Turitzin, Executive Vice President and General Counsel of Marvel, and Mr. Maisel met with Mr. Kaplan and Benjamin Braun, a managing director of BofA Merrill Lynch. Mr. Kaplan reviewed BofA Merrill Lynch’s initial analysis of Disney’s business and described the complementary businesses and strategic benefits of a combination with Disney that would combine Marvel’s global brand and library with Disney’s global entertainment organization and infrastructure. Mr. Kaplan also reviewed the potential for alternative transactions between Marvel and other entertainment companies, and reviewed considerations, including competitive, philosophical and/or financial reasons, as to why Disney may have been best positioned to deliver the highest value in any business combination as compared to other potential suitors. Mr. Kaplan also reviewed considerations as to why those other potential suitors were less likely to be interested or able to compete on value. After discussion, a consensus developed that the value offered by Disney would have to be significant and that such value would have to begin with the number “5” in order to offer a sufficient premium to the Marvel stock price at the time. The meeting participants also discussed the operational risks and challenges that Marvel would have to overcome as an independent company to achieve a share price of $50 or higher. After further discussion, a consensus formed that it would be preferable to seek merger consideration paid entirely or substantially in Disney stock due to the deferred tax treatment generally afforded stock consideration in a merger and the belief that Disney’s stock had significant upside potential. On or about June 12, 2009, at the direction of Mr. Perlmutter, Mr. Kaplan had a discussion with Mr. Handel covering topics similar to those discussed on June 11 with Messrs. Perlmutter, Turitzin and Maisel. Following these meetings, Messrs. Perlmutter and Handel determined it was advisable to pursue further discussions with Disney on the terms described above.

On June 12, 2009, Mr. Maisel called Mr. Iger and advised him that Mr. Perlmutter was willing to entertain discussions regarding a possible business combination.

On June 16, 2009, Mr. Maisel attended a series of meetings at Disney’s Burbank, California offices with Mr. Iger and then with Thomas Staggs, Disney’s Senior Executive Vice President and Chief Financial Officer, and Kevin Mayer, Disney’s Executive Vice President for Corporate Strategy, Business Development and Technology, during which Mr. Maisel reported that Mr. Perlmutter was open to the opportunity to discuss a strategic business combination with Disney and then discussed, among other things, Marvel’s character brands, potential synergies to be obtained from a business combination and Marvel’s future business initiatives and expected financial gains when implemented. During this meeting, Mr. Maisel emphasized that, among other things, Disney would need to propose paying consideration for Marvel with a per share value starting with the number “5” to be paid entirely or substantially in Disney stock. Mr. Staggs advised that Disney was not likely to agree to the per share value level suggested by Marvel and was not willing to offer the merger consideration in the form of all or substantially all in Disney stock.

Subsequently, Mr. Maisel had telephone discussions with Mr. Mayer during which Mr. Maisel explained various publicly disclosed aspects of Marvel’s business and previously disclosed developments that Marvel senior management believed would justify Disney paying a premium for Marvel stock.

On June 21, 2009, Mr. Perlmutter updated Mr. Handel regarding the discussions with Disney and his plans for a meeting with Mr. Iger later in the week.

On June 23 and 24, 2009, at the regularly scheduled meeting of the Disney board of directors, in the course of reviewing Disney’s overall strategy, Disney’s management advised the Disney board of directors of recent discussions with Marvel and discussed the rationale for a possible acquisition of Marvel.

On June 25 and 29, 2009, Mr. Perlmutter and Mr. Iger met to discuss, among other things, the possible benefit of combining Disney’s and Marvel’s businesses and developing Marvel’s brand through Disney’s global organization and infrastructure. Mr. Perlmutter and Mr. Iger did not discuss the merger consideration that might be paid by Disney at either of these meetings.

On July 8, 2009, members of Disney’s management participated in a meeting with Mr. Maisel in Disney’s Burbank, California offices, with representatives of BofA Merrill Lynch participating by telephone. Mr. Maisel discussed publicly available information and advised Disney’s management that Marvel needed some indication of the value and the mix of consideration payable for Marvel stock before Marvel’s management could present Disney’s interest in pursuing a business combination for consideration by the Marvel board of directors. Mr. Maisel expressed that Marvel’s management expected Disney common stock to be a significant part of the consideration to be received by Marvel stockholders.

On July 10, 2009, Mr. Staggs contacted Mr. Kaplan to propose a value range of $46 to $48 per share of Marvel common stock to be paid in a to-be-determined mix of Disney common stock and cash. Based on prior discussions with Marvel’s management, Mr. Kaplan indicated to Mr. Staggs that he believed the Marvel board of directors would find the proposed per share pricing range to be insufficient, but that Marvel was willing to continue further discussions with Disney and to provide Disney with further information in an effort to convince it to increase the value of Disney’s preliminary proposal, subject to the execution of a non-disclosure agreement.

On July 14, 2009, Mr. Perlmutter and Mr. Handel informed fellow Marvel director, James F. Halpin, of Disney’s interest in pursuing a potential business combination, the status of the discussions and their views of the benefits to be derived from the business combination.

On July 16, 2009, Disney and Marvel entered into a mutual non-disclosure agreement governing, among other things, the provision of nonpublic information for each party’s use in evaluating the proposed transaction. Thereafter and continuing until the execution of the merger agreement on August 31, 2009, the management teams of Disney and Marvel, together with their financial and legal advisors, performed due diligence on each other through a series of meetings, telephonic discussions and review of nonpublic information.

On July 28 and 29, 2009, the Marvel board of directors held a regularly scheduled meeting to, among other things, review Marvel’s second quarter financial results. On July 28, at the conclusion of the formal board meeting agenda, all members of Marvel management (other than Mr. Perlmutter) left the meeting and the Marvel board of directors proceeded into an executive session. BofA Merrill Lynch’s preliminary overview of Disney’s business and operating segments was provided by Mr. Handel to the directors at the board meeting. Mr. Handel and Mr. Perlmutter informed the Marvel board of directors of Disney’s interest in pursuing a potential business combination with Marvel and of the status of discussions and due diligence to date. They informed the Marvel board of directors that Disney had indicated that it was considering a proposal reflecting a value range of $46 to $48 per share of Marvel common stock and that Marvel’s senior management had informed Disney that management believed that Disney would need to increase its proposed valuation range in order for the Marvel board of directors to support a transaction with Disney. The directors expressed that they were encouraged by the range of values proposed by Disney, but they agreed that the valuation range indicated by Disney was not sufficient to obtain the Marvel board of directors’ approval and supported management’s efforts to obtain merger consideration with a per share value starting with the number “5”. After thorough discussion of the potential transaction, the complementary nature of the respective companies’ businesses and the value that a combination would create for Marvel stockholders, a consensus developed that management should continue to pursue discussions with Disney related to a possible business combination between the two companies. In connection therewith, the Marvel board of directors discussed (and subsequently approved, by unanimous written consent)

the formation of a special transaction committee comprised of independent directors—Mr. Handel (chairman), Mr. Halpin and Sid Ganis—to (i) monitor and oversee management’s review, analysis and negotiation of a potential transaction with Disney or any other transaction proposed by a person interested in purchasing Marvel, (ii) conduct its own review and analysis of any potential transaction as deemed appropriate by the committee and (iii) make a recommendation, if deemed appropriate by the committee, to the Marvel board of directors with respect to the Disney proposal or any other proposal to acquire Marvel. The Board appointed these directors to the special transaction committee given their collective extensive knowledge of Marvel’s business, prior experience with public company acquisitions and significant experience in the entertainment industry. Mr. Handel was appointed as chairman of the special transaction committee because of the leadership role he has played on the board of directors, his regular involvement with significant company initiatives and his involvement as a director of other public companies that have gone through a sale process.

On August 3, 2009, at a special meeting of the Disney board of directors, Disney’s management updated the Disney board of directors on discussions with Marvel. Disney’s management discussed with the Disney board of directors the rationale for the transaction, information regarding Marvel learned during diligence investigations completed through the date of the meeting, and management’s analysis of the value of Marvel on a stand-alone basis and combined with Disney’s business. Following this discussion, the Disney board of directors concurred with management’s proposal to continue discussions with Marvel regarding the proposed transaction with a view to management presenting a recommendation to the Disney board of directors within the next several weeks.

Subsequently on August 3, 2009, Mr. Staggs contacted Mr. Kaplan to indicate that Disney had increased its offer to $50, payable in a combination of cash and Disney common stock, provided that the portion of Disney common stock did not meaningfully exceed 40% of the consideration. Price discussions between Mr. Kaplan and Mr. Staggs continued on August 4, 2009. Mr. Kaplan attempted to obtain a price in the range of $51 to $52 per share of Marvel common stock, but Mr. Staggs informed Mr. Kaplan that Disney was not willing to increase its price above $50. Mr. Kaplan acknowledged that an agreement at that price might be possible, provided that other material terms of the transaction could be resolved.

On August 11, 2009, Disney, through its legal counsel Dewey & LeBoeuf LLP, which is referred to as Dewey & LeBoeuf in this proxy statement/prospectus, delivered initial drafts of the merger agreement and voting agreement to Marvel and its legal counsel, Paul, Hastings, Janofsky & Walker LLP, which is referred to as Paul Hastings in this proxy statement/prospectus. The merger agreement and the voting agreement presented by Dewey & LeBoeuf contained, among other provisions, deal protection measures that Marvel considered objectionable. The merger agreement presented by Dewey & LeBoeuf required, as a condition to Disney’s willingness to enter into a business combination with Marvel, that Marvel agree to, among other things, a “force the vote” provision (whereby Marvel would be required to submit the Disney transaction to Marvel stockholders even in the presence of a superior bid for Marvel by a third party), a break-up fee in the amount of 4% of the transaction value payable by Marvel to Disney in the event the merger agreement were terminated under certain circumstances and a prohibition on the ability of the Marvel board of directors to change its recommendation to Marvel stockholders that they vote in favor of the Disney transaction unless a third party made a superior proposal to Marvel. In addition, Disney’s draft would have required as a condition to entering into the merger agreement that Mr. Perlmutter (and his affiliates) agree to vote all of the Marvel shares of common stock beneficially owned by them (representing approximately 37% of the outstanding shares of common stock of Marvel) in favor of the Disney transaction and against all other alternative transactions for a period of 18 months after the termination of the merger agreement.

On or about August 18, 2009, Marvel retained Richards, Layton & Finger, P.A., which is referred to as Richards Layton in this proxy statement/prospectus, as Delaware special counsel, to advise on various matters in connection with the proposed merger, including the appropriateness of the deal protection measures requested by Disney. During the period between August 17 and August 30, 2009, Disney and Marvel and their respective representatives and advisors completed their due diligence reviews and negotiated the substantive terms and conditions of the merger agreement and voting agreement. The parties engaged in significant negotiations over the method for balancing the mix of consideration, the scope and degree of representations and warranties and post-signing operating covenants, the conditions to closing, the deal protection measures and other terms of the merger.

On August 19, 2009, Mr. Staggs and Mr. Kaplan spoke by phone to review the progress of the discussions to date and to discuss the proposed purchase consideration. Mr. Staggs confirmed that Disney was not prepared to offer more than $50 per share, with a maximum of approximately 40% of the consideration to be paid in Disney common stock. The parties tentatively agreed to that price, subject to resolution of remaining material terms of the definitive agreements and subject to approval by the Disney and Marvel boards of directors.

On August 23, 2009, Paul Hastings advised the Marvel board of directors concerning the directors’ fiduciary duties to the Marvel stockholders in light of the potential transaction with Disney, as well as certain substantive and procedural governance matters.

On August 24, 2009, Mr. Perlmutter and Mr. Handel met with Mr. Iger and Mr. Staggs to discuss business points that remained unresolved in the merger agreement and voting agreement.

On August 27, 2009, a meeting of Marvel’s special transaction committee was held with Marvel’s financial and legal advisors. Representatives of Paul Hastings and Richards Layton advised the special transaction committee regarding the status of the negotiations, unresolved business and legal points and the proposed timetable for concluding negotiations. In particular, the special transaction committee noted that Disney was insisting that, as a condition to its willingness to sign the merger agreement, Mr. Perlmutter and certain of his affiliates agree to vote their shares of common stock (representing approximately 37% of the outstanding common stock of Marvel) in favor of the Disney transaction and, for a “tail” period of 18 months after the termination of the merger agreement with Disney, against any other alternative business combination transaction. In addition, the special transaction committee was advised that Disney was insisting on a “force the vote” provision. The special transaction committee told Marvel’s advisors that they would not recommend a transaction to the Marvel board of directors that contained a “force the vote” provision or an 18 month tail on Mr. Perlmutter’s voting agreement as they felt such provisions would unduly restrict the ability of the Marvel board of directors to entertain and enter into any alternative transactions that might be proposed by a third party during the pendency of the Disney transaction. Representatives of BofA Merrill Lynch then provided a presentation to the special transaction committee regarding its preliminary financial analysis of the proposed transaction.

Over the next several days, the legal and financial advisor representatives of Marvel continued negotiations with Mr. Mayer, other members of Disney management and Disney’s legal advisors with respect to the merger agreement. During those negotiations, Marvel indicated that it was willing to agree to a break-up fee equal to 2.9% of the transaction value in exchange for concessions by Disney on the other deal protection measures being requested by Disney. Through further negotiations, Disney agreed, among other things, to eliminate the “force the vote” provision and allow Marvel to terminate the merger agreement to pursue a superior proposal if the Marvel board of directors concluded that failing to do so might reasonably be expected to be a breach of its fiduciary duties, to eliminate the 18 month tail on Mr. Perlmutter’s voting agreement (thereby resulting in the voting agreement terminating simultaneously with any termination of the merger agreement), to lower the break-up fee from 4% to 3.5% of the transaction value (with which Marvel ultimately agreed) and to permit the Marvel board of directors to change its recommendation to Marvel stockholders to vote for the Disney transaction for any reason if the Marvel board of directors believed it had a fiduciary duty to do so. Therefore, no further objections were raised by the special transaction committee.

On August 28, 2009, a meeting of the Marvel board of directors was held with its financial and legal advisors. Representatives of BofA Merrill Lynch, Paul Hastings and Richards Layton reviewed the transaction structure, the value and mix of consideration to be paid to Marvel stockholders, the material terms of the proposed transaction, including the deal protection measures, the status of the negotiations and the proposed timetable for concluding negotiations. In particular, Paul Hastings thoroughly reviewed for the Marvel board of directors the deal protection measures contained in the merger agreement and voting agreement, including the no-shop provision, the change of recommendation provision, the size of the break-up fee and the conditions pursuant to which such fee would become payable, as well as the conditions under which the merger agreement could be terminated. Representatives from BofA Merrill Lynch then reviewed with the Marvel board of directors their preliminary financial analysis of the proposed transaction.

Negotiations of the terms and conditions of the merger were substantially concluded on August 29, 2009 and near-final drafts of the merger agreement and voting agreement, along with other supporting documentation, were circulated to the Marvel board of directors. In addition, BofA Merrill Lynch provided materials to the Marvel board of directors regarding its financial analysis of the proposed transaction with Disney.

On August 30, 2009, a meeting of the Marvel board of directors was held to consider the proposed merger, the merger agreement, the voting agreement and an amendment to Marvel’s stockholder rights plan in connection with the Disney transaction. The meeting was attended by members of Marvel’s senior management, representatives of Paul Hastings, Richards Layton and BofA Merrill Lynch. At this meeting, Mr. Handel updated the Marvel board of directors on the status of negotiations with Disney. Representatives from Paul Hastings and Richards Layton and Mr. Turitzin reviewed with members of the Marvel board of directors their fiduciary duties with respect to considering and voting upon the proposed transaction and the principal terms of the merger agreement and the voting agreement. Outside counsel advised the Marvel board of directors with respect to the interplay of the deal protection measures contained in the merger agreement and voting agreement with the Marvel board of directors’ fiduciary duties in the event of any potential superior proposal received following execution of the merger agreement with Disney. In this regard, the legal advisors also reviewed with the Marvel board of directors the provisions related to the board’s ability to consider other proposals and of the conditions pursuant to which the break-up fee would be payable by Marvel to Disney. In response to questions from the Marvel board of directors, representatives from Paul Hastings and Richards Layton discussed with the Marvel board of directors the analysis and steps the directors would have to undertake in order to consider an alternative transaction proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus) during the pendency of the Disney transaction and the conditions under which Marvel could terminate the Disney merger agreement, including to pursue an alternative transaction proposal. In response to a question from the Marvel board of directors, outside legal counsel advised the Marvel board of directors that, in their respective opinions, the overall package of deal protection measures on which Disney was insisting as a condition to entering into the merger agreement provided the Marvel board of directors with sufficient flexibility to entertain bona fide alternative proposals, were consistent with the Marvel board of directors’ fiduciary duties and were not coercive to Marvel stockholders.

In light of its ability to consider any alternative transaction proposal that it deemed to be, or to be reasonably likely to lead to, a superior proposal (as defined in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus) during the pendency of the Disney transaction and its belief that Disney would most likely be willing to pay more for Marvel than other bidders because of the strategic fit between Disney and Marvel, the Marvel board of directors did not actively seek alternative transactions. While the Marvel board of directors considered soliciting alternative buyers, it did not do so and concluded that the terms of the transaction provided Marvel with sufficient opportunity for a “market check.” As of the date of this proxy statement/prospectus, Marvel has not received a proposal for an alternative transaction to the merger. In addition, the Marvel board of directors believed that, because of the strategic fit between Disney and Marvel, Marvel would be more valuable as part of Disney than it would be if it remained independent. Finally, the Marvel board of directors determined that, if Marvel remained independent, achieving a stock market price of $50 per share could not be guaranteed, likely would not be achieved in the short-term and would be subject to operational risks, such as those discussed under “Risk Factors—Risks Factors Related to Marvel” on page 33.

Mr. Turitzin reviewed various interests of Mr. Perlmutter and other officers in the transaction, including operating policies to be implemented following the merger that would provide for Mr. Perlmutter to continue to oversee and manage the licensing and publishing segments of Marvel’s business. Mr. Turitzin also discussed with the Marvel board of directors amendments requested by Disney to the employment agreements of Messrs. Perlmutter and Turitzin and Kenneth West, Marvel’s Chief Financial Officer. With respect to Messrs. Perlmutter, Turitzin and West, the amendments would provide, if the merger occurs, that for so long as Marvel and Disney complied in all material respects with the operating policies discussed above, “good reason” to resign would not arise through any diminution of the executives’ duties. With respect to Mr. Turitzin and Mr. West, the amendments would also provide, if the merger occurs, that the consummation of any of the transactions contemplated by the merger agreement would not provide either executive with “good reason” to terminate his employment or otherwise constitute a material breach of either employment agreement. In addition, Mr. Turitzin reviewed for the Marvel board of directors the treatment in the merger of outstanding stock options held by employees of Marvel and, in particular, noted that the vesting of Mr. Perlmutter’s options would accelerate in connection with the merger. Mr. Turitzin also advised the Marvel board of directors of alternatives with respect to the disposition of executive cash bonus award arrangements and Mr. Perlmutter’s performance-based equity bonus award arrangement in light of the merger, including with respect to the timing and amount of such awards. Mr. Turitzin noted that any decision regarding those matters would be made by the compensation committee of the Marvel board of directors. Mr. Perlmutter was present during Mr. Turitzin’s presentation on these matters and for the presentation regarding the voting agreement he entered into, but did not express an opinion on these matters. Mr. Perlmutter was not present at the compensation committee meeting that followed, at which these matters were discussed and resolutions determining these matters were adopted. For a discussion of the interests of certain directors and officers in the merger, see the section titled “The Merger—Interests of Executive Officers and Directors of Marvel in the Merger” beginning on page 62 of this proxy statement/prospectus.

Representatives of BofA Merrill Lynch next reviewed with the Marvel board of directors its financial analysis of the proposed merger. BofA Merrill Lynch described for the Marvel board of directors how the total value of the consideration would fluctuate between signing and closing as the Disney stock price fluctuated and how fluctuations in Disney’s stock price could impact the consideration received by Marvel stockholders as the consideration mix was adjusted to maintain the stock portion of the consideration at 40% for tax purposes. Mr. Kaplan explained to the Marvel board of directors that, if an adjustment to the merger consideration is made when the closing date price of Disney’s common stock is lower than $26.84, then the increase in the value of the per share stock consideration, based on the closing date price, will not fully offset the decrease in the per share cash consideration to be paid to Marvel stockholders. Mr. Kaplan noted that this is because the amount of additional shares of Disney common stock to be received by Marvel stockholders under the adjustment mechanism will be determined based on the closing date price of Disney common stock, whereas the corresponding reduction in the cash consideration will be made based on the average of $26.84 (the closing price of Disney common stock on the last trading day before the merger agreement was executed) and the closing date price of Disney common stock. Mr. Kaplan also advised the Marvel board of directors that, although the requirement to maintain the stock portion of the merger consideration at 40% or higher was for tax purposes, the particular adjustment mechanism itself was a result of negotiations between Marvel and Disney.

BofA Merrill Lynch then described the tax-free nature of the stock portion of the consideration to be received by Marvel stockholders. BofA Merrill Lynch continued with its discussion of its financial analysis which covered various analyses it performed in order to assess the fairness of the consideration to be received by Marvel stockholders.

The Marvel board of directors then discussed various strategic merits and risks of the proposed transaction and the uniqueness of the opportunity presented by Disney. After that discussion, BofA Merrill Lynch delivered to the Marvel board of directors the oral opinion of BofA Merrill Lynch, which was subsequently confirmed by delivery of a written opinion dated August 30, 2009, to the effect that, as of that date and based on and subject to various assumptions and limitations described in such opinion, the consideration to be received by holders of Marvel common stock in the merger was fair, from a financial point of view, to those holders. After discussion and consideration of the foregoing, the Marvel board of directors unanimously (including all members of the special transaction committee) determined that the merger agreement and the transactions contemplated thereby, including the merger, on the terms discussed at the meeting, were advisable, fair to, and in the best interests of Marvel and its stockholders, approved the merger agreement, the voting agreement and the amendment to Marvel’s stockholder rights plan, resolved to recommend that Marvel stockholders adopt the merger agreement and directed that the merger agreement be submitted to Marvel stockholders for adoption at a meeting of Marvel stockholders.

Also on August 30, 2009, a special meeting of the Disney board of directors was held to consider management’s recommendation of the proposed transaction with Marvel. Present at the meeting were members of Disney’s senior management and financial and legal advisors who advised on the legal and financial terms of the merger. At this meeting, management presented its recommendation that a transaction be agreed to on the terms presented to the Disney board of directors, along with further information on management’s evaluation of Marvel’s business on a stand-alone and combined basis. Following discussion, the Disney board of directors approved the transaction and authorized management to enter into the merger agreement and the voting agreement.

On August 31, 2009, following the meetings of the board of directors of each of Disney and Marvel, the merger agreement was executed by Disney and Marvel and Mr. Perlmutter and Marvel entered into the voting agreement with Disney. For a discussion of the merger agreement and the voting agreement, see the sections titled “The Merger Agreement” beginning on page 77 of this proxy statement/prospectus and “The Voting Agreement” beginning on page 95 of this proxy statement/prospectus.

Before the NYSE opened on August  31, 2009, Disney and Marvel issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Marvel Board of Directors and Its Reasons for the Merger

The Marvel board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of Marvel and its stockholders, has approved the merger agreement, the voting agreement and the amendment to Marvel’s stockholder rights plan and has resolved to recommend the adoption of the merger agreement to Marvel stockholders. The Marvel board of directors consulted with senior management, as well as its legal counsel and financial advisors, in reaching its decision to approve the merger agreement. The Marvel board of directors took into account a number of factors in its deliberations concerning the merger including, but not limited to, the following:

•

As a result of combining Marvel’s character brands with Disney’s global entertainment organization and infrastructure, Marvel stockholders, who will receive approximately 40% of the merger consideration in Disney stock, will have an opportunity to participate in the future success of the combined business of Marvel and Disney. The Marvel board of directors believes the combination with Disney is likely to produce more value for Marvel stockholders than would be produced as a stand-alone business given challenges in its business and the opportunities to develop Marvel’s character brands within a uniquely positioned integrated entertainment company such as Disney. The challenges facing Marvel’s business on a stand-alone basis include the following:

•	The challenges disclosed under “Risk Factors—Risk Factors related to Marvel” on page 33 of this proxy statement/prospectus;

•	Marvel’s need to engage a studio to distribute its films;

•	Marvel’s lack of its own television network on which to air the programs it develops;

•	Marvel’s need to finance its films; and

•	Marvel’s relative lack of size and diversification.

•

Following the merger, Marvel stockholders who continue to hold shares of Disney common stock will participate as equity owners of Disney, a much larger and integrated entertainment company with more diversified earnings than Marvel.

•

By combining Marvel with Disney, Marvel stockholders who continue to hold the shares of Disney common stock they will receive in the merger will realize the benefits expected from the synergies derived from integration with Disney’s live-action and animated film and other media development and distribution capabilities and expansive consumer product distribution channels.

•	The terms of the merger and the merger agreement are in the best interests of Marvel stockholders in light of the following considerations:

•

information regarding historical market prices of Marvel common stock, including recent all time high trading prices, in light of the fact that the per share value of the merger consideration was significantly in excess of those all time high trading prices and the uncertainty of achieving a $50 stock price as discussed below;

•

the conclusion that achieving the $50 per share price in the future as a stand alone business would necessitate a consistently high level of operating performance, and the recognition that success in achieving such performance is subject to adverse factors such as labor strikes, execution risk, risk that box office success and commercial acceptance of Marvel products will not continue and external industry and general economic conditions;

•	the judgment that Marvel’s strategic fit with Disney’s business presents the optimum platform for commercialization of Marvel’s character brands in comparison to other entertainment companies;

•	the conclusion that Marvel’s favorable film financing will not be renewed, and the risk that Marvel might have to commit more of its balance sheet in the future to obtain required financing of films;

•

the likelihood that Marvel would enter into one or more strategic alliances (e.g. theme parks, international joint ventures and television alliances) that would make Marvel less attractive to other potential acquirers;

•	information regarding recent historical market prices of Disney common stock reflecting potential upside for stockholders;

•

the prices paid in comparable transactions involving other entertainment and media companies, as well as the trading performance for comparable companies in these industries as described below in the section titled “The Merger—Opinion of Marvel’s Financial Advisor—Marvel Financial Analyses—Selected Precedent Transactions Analysis” on page 57 of this proxy statement/prospectus, against which the terms of the merger compared favorably;

•

the relative financial performance and condition, assets, liabilities, business operations and prospects of each of Marvel and Disney, which indicated that the merger consideration was fair to, and in the best interests of, Marvel and its stockholders;

•

the belief that the terms of the merger agreement, including the parties’ mutual representations and warranties, covenants, and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high;

•	the analyses of Marvel’s management, financial advisors and legal advisors, including information relating to the due diligence review that was conducted regarding Disney’s business; and

•

the opinion of BofA Merrill Lynch, dated August 30, 2009, to the Marvel board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by holders of Marvel common stock, as more fully described below in the section titled “The Merger—Opinion of Marvel’s Financial Advisor” beginning on page 53 of this proxy statement/prospectus.

•

The terms of the merger agreement, including the termination fee, in the view of the Marvel board of directors, would not preclude a proposal for an alternative acquisition transaction involving Marvel.

•

The fact that the merger agreement allows the Marvel board of directors to terminate the merger agreement if a superior proposal is received from a third party and to change or withdraw its recommendation if the Marvel board of directors determines that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, subject to compliance with certain procedural requirements and payment of a termination fee under certain circumstances.

The Marvel board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	the risk that Marvel’s unique creative culture will not be maintained, resulting in a negative impact to Marvel’s business following the merger;

•	the challenges confronted in integrating companies that rely significantly on the creative talent of their creative employees;

•	the potential loss of key Marvel employees critical to Marvel’s creative process and the ongoing success of its business;

•	the general risks associated with successfully integrating the businesses of separate companies;

•	the potential loss of control over the strategic direction and future operations of Marvel following the merger;

•

the interests of the officers and directors of Marvel in the merger, including the matters described under “The Merger—Interests of Executive Officers and Directors of Marvel in the Merger” beginning on page 62 of this proxy statement/prospectus and the impact of the merger on Marvel stockholders and employees;

•

the fact that the voting agreement and certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Marvel, including superior proposals. The merger agreement restrictions include (i) a restriction on Marvel’s ability to solicit proposals for alternative transactions; (ii) the requirement that the Marvel board of directors submit the merger agreement to Marvel stockholders for adoption in certain circumstances, even if it withdraws its recommendation for the merger; and (iii) the requirement that Marvel pay a termination fee of $140 million to Disney in certain circumstances following the termination of the merger agreement;

•

the fact that the price of Disney’s common stock might decline from its value of $26.84 per share at the close of trading on August 28, 2009, the last full trading day prior to the issuance of the BofA Merrill Lynch fairness opinion, and that the BofA Merrill Lynch fairness opinion only related to the fairness, from a financial point of view, of the merger consideration based on the price of the Disney common stock as of the close of trading on August 28, 2009;

•	the risk that conditions to the merger will not be satisfied and may not be completed in a timely manner, if at all;

•	the substantial fees and expenses associated with completing the merger; and

•	the other risks described above under “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

In addition, the Marvel board of directors was provided with financial forecasts of Disney relating to Disney’s 2009 and 2013 fiscal years. The Marvel board of directors did not view either the 2009 or 2013 financial forecasts of Disney to be material because it was focused on the then current trading price of Disney’s common stock and only viewed the forecasts as confirmation of the then current Disney common stock price.

Because the Disney common stock was widely held and widely followed, the Marvel board of directors believed that the market price of Disney’s common stock was the best indicator of the intrinsic value of Disney. With respect to the 2013 financial forecasts of Disney, the Marvel board of directors believed they were speculative and subject to significant uncertainty because they were so far out in the future. In addition, the Marvel board of directors had difficulty assessing the Disney 2013 financial forecasts because it was not provided with any Disney financial forecasts between 2009 and 2013. Certain of the financial forecasts for 2009 that were provided to the Marvel board of directors are set forth below under the caption “Projected Financial Data for Disney” for the information of investors.

52.1

This discussion of information and factors considered by the Marvel board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the Marvel board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Marvel board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Marvel board of directors may have given differing weights to different factors. The Marvel board of directors concluded that the potential benefits of the merger outweighed the potential negative factors and that, overall, the proposed merger had greater potential benefits for Marvel stockholders than other strategic alternatives. After taking into account all of the factors set forth above, the Marvel board of directors unanimously agreed that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of Marvel and its stockholders and that Marvel should enter into the merger agreement.

Opinion of Marvel’s Financial Advisor

Marvel has retained BofA Merrill Lynch to act as Marvel’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Marvel selected BofA Merrill Lynch to act as Marvel’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Marvel and its business.

On August 30, 2009, at a meeting of the Marvel board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the Marvel board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 30, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by holders of Marvel common stock in the merger was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Marvel board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Marvel board of directors for the benefit and use of the Marvel board of directors in connection with and for purposes of its evaluation of the consideration to be received by holders of Marvel common stock in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Marvel and Disney;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Marvel furnished to or discussed with BofA Merrill Lynch by the management of Marvel, including certain financial forecasts relating to Marvel prepared by the management of Marvel and reflecting varying assumptions as to Marvel’s studio box office and theatrical licensing results, referred to herein as the “Marvel management forecasts”, and discussed with the management of Marvel its assessments as to the relative likelihood of achieving the future financial results reflected in the Marvel management forecasts;

•	reviewed certain publicly available financial forecasts relating to Marvel, referred to herein as the “Marvel public forecasts”;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Disney furnished to or discussed with BofA Merrill Lynch by the management of Disney, including certain financial forecasts relating to Disney prepared by the management of Disney, referred to herein as the “Disney management forecasts”;

•	reviewed certain publicly available financial forecasts relating to Disney, referred to herein as the “Disney public forecasts”;

•

discussed the past and current business, operations, financial condition and prospects of Marvel with members of senior management of Marvel, and discussed the past and current business, operations, financial condition and prospects of Disney with members of senior managements of Marvel and Disney;

•

reviewed the trading histories for Marvel common stock and Disney common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Marvel and Disney with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Disney, including the potential effect on Disney’s estimated earnings per share;

•	reviewed the merger agreement and the voting agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Marvel and Disney that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Marvel management forecasts, BofA Merrill Lynch was advised by Marvel, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Marvel as to the future financial performance of Marvel under the alternative scenarios reflected therein. With respect to the Disney management forecasts, BofA Merrill Lynch was advised by Disney, and assumed, with Marvel’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Disney as to the future financial performance of Disney. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Marvel or Disney, nor did it make any physical inspection of the properties or assets of Marvel or Disney. BofA Merrill Lynch did not evaluate the solvency or fair value of Marvel or Disney under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Marvel, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Marvel, Disney or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of Marvel, that the merger and the upstream merger, considered together as a single integrated transaction for United States federal income tax purposes, will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Marvel or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Marvel common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Marvel or in which Marvel might engage or as to the underlying business decision of Marvel to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Disney common stock actually would be when issued or the prices at which Marvel common stock or Disney common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Marvel imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion (and Valuation Letter) Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Marvel board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the “Marvel Financial Analyses” summarized below, the “implied per share merger consideration value” refers to the $50.00 implied per share value of the consideration to be received by holders of Marvel common stock, based on the per share cash portion of the consideration of $30.00 and the implied per share value of the stock portion of the consideration on August 28, 2009 of $20.00. In arriving at its opinion, BofA Merrill Lynch did not consider any adjustment to the merger consideration that may occur pursuant to the terms of the merger agreement.

Marvel Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Marvel and the following six publicly traded companies in the film entertainment and diversified entertainment industries:

Film Entertainment:

•	DreamWorks Animation SKG, Inc. (“DreamWorks”)

Diversified Entertainment:

•	CBS Corporation

•	News Corporation

•	Time Warner Inc.

•	Viacom Inc.

•	The Walt Disney Company

BofA Merrill Lynch, in the exercise of its professional judgment and based upon its knowledge of the media and entertainment industry, determined that DreamWorks was the only publicly traded pure play studio/licensing company other than Marvel and in making this determination BofA Merrill Lynch also noted that, based on publicly available information, each of DreamWorks and Marvel had adjusted enterprise values of less than $3 billion. BofA Merrill Lynch included the other companies in its analysis because BofA Merrill Lynch determined that the diversified entertainment companies were the only public companies with diversified business lines that offered an appropriate reference for Marvel and in making this determination BofA Merrill Lynch also noted that, based on publicly available information, each of the diversified entertainment companies had adjusted enterprise values in excess of $10 billion.

BofA Merrill Lynch reviewed, among other things, (i) enterprise values of Marvel and the selected publicly traded companies, calculated as equity values based on closing stock prices on August 28, 2009, plus debt, less cash, as a multiple of calendar year 2010 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA (which, in the case of Marvel was 9.5x, and in the case of the selected publicly traded companies ranged from a low of 5.5x to a high of 9.0x) and (ii) per share equity values, based on closing stock prices on August 28, 2009, of Marvel and the selected publicly traded companies as a multiple of calendar year 2010 estimated earnings per share, commonly referred to as EPS (which, in the case of Marvel was 17.4x, and in the case of the selected publicly traded companies ranged from a low of 10.9x to a high of 14.0x).

BofA Merrill Lynch reviewed per share equity values, based on closing stock prices on August 28, 2009, of DreamWorks and Marvel as a multiple of next twelve month, commonly referred to as NTM, estimated EPS (which, in the case of DreamWorks was 15.7x, and in the case of Marvel was 21.5x). BofA Merrill Lynch then applied a range of multiples of NTM EPS to corresponding data of Marvel from 16.0x to 22.0x in order to calculate an implied per share equity value reference range for Marvel. Estimated financial data of the selected publicly traded companies and Marvel were based on publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference range for Marvel as compared to the implied per share merger consideration, and BofA Merrill Lynch observed that the implied per share merger consideration value was greater than the implied per share equity value reference range for Marvel:

Implied Per Share Equity Value Reference Range for Marvel NTM EPS	Implied Per Share Merger Consideration Value
$28.75 - $39.50	$50.00

No company used in this analysis is identical or directly comparable to Marvel. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Marvel was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following five selected transactions involving companies in the film entertainment and diversified entertainment industries:

Announcement Date	Acquiror	Target
January 24, 2006	The Walt Disney Company	Pixar

December 11, 2005	Viacom Inc.	DreamWorks SKG, Inc.

January 10, 2005	News Corporation	Fox Entertainment Group, Inc.

September 13, 2004	Sony Corporation, Comcast Corporation & Private Equity consortium	Metro-Goldwyn-Mayer Inc.

May 12, 2004	General Electric Company	Vivendi Universal

BofA Merrill Lynch included these transactions in its analysis because, in the exercise of its professional judgment and based upon its knowledge of the media and entertainment industry, BofA Merrill Lynch identified these transactions as the most relevant recent transactions in which the targets were, like Marvel, large film-based content production companies.

BofA Merrill Lynch reviewed, among other things, transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s EBITDA for the year prior to the transaction (which ranged from 13.2x to 19.1x), the year of the transaction (which ranged from 7.1x to 14.2x) and the year following the transaction (which ranged from 10.5x to 12.3x). BofA Merrill Lynch then applied to Marvel’s fiscal year 2010 estimated EBITDA (1) a range of multiples of EBITDA for the year following the transaction derived from the selected transactions of 10.5x to 12.5x and (2) the multiple derived from the Disney/Pixar transaction of EBITDA for the year following the transaction (which was 16.5x) in order to calculate an implied per share equity value reference range for Marvel. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of Marvel were based on the Marvel management forecasts. This analysis indicated the following approximate implied per share equity value reference range for Marvel, as compared to the implied per share merger consideration, and BofA Merrill Lynch observed that the implied per share merger consideration value was greater than the implied per share equity value reference range for Marvel based on its 2010 estimated EBITDA and less than the implied per share equity value for Marvel implied by the Disney/Pixar forward EBITDA multiple:

Implied Per Share Equity Value Reference Range for Marvel 2010 Estimated EBITDA	Implied Per Share Equity Value for Marvel Implied by Disney/ Pixar Forward EBITDA Multiple	Implied Per Share Merger Consideration Value
$42.00 - $49.75	$65.25	$50.00

Because the multiple derived from the Disney/Pixar transaction was significantly higher than the multiples derived from the other selected transactions, BofA Merrill Lynch presented the per share equity value reference range for Marvel implied by the Disney/Pixar transaction separately from the range implied by the other selected transactions.

No company, business or transaction used in this analysis is identical or directly comparable to Marvel or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Marvel and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Marvel to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Marvel could generate during Marvel’s fiscal years 2010 through 2012 based on the Marvel management forecasts and the Marvel public forecasts. BofA Merrill Lynch calculated terminal values for Marvel by applying terminal multiples of 8.5x to 10.5x (which range was based on Marvel’s enterprise value as a multiple of its 2010 estimated EBITDA at the time of BofA Merrill Lynch’s opinion) to Marvel’s normalized fiscal year 2012 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2009 using discount rates ranging from 10.0% to 12.0%, which range was derived by using a weighted average cost of capital analysis based on the capital asset pricing model, which takes into account financial metrics, including betas, of companies deemed appropriate by BofA Merrill Lynch in the exercise of its professional judgment, the risk-free rate, by reference to the U.S. government bond, and an equity risk premium, which represents the excess return demanded by investors over a risk-free rate. This analysis indicated the following approximate implied per share equity value reference ranges for Marvel as compared to the implied per share merger consideration, and BofA Merrill Lynch observed that the implied per share merger consideration value was greater than the implied per share equity value reference ranges for Marvel based on Marvel management cases 1 and 2 and on Marvel public forecasts, and was within the implied per share equity value reference range for Marvel based on Marvel management case 3:

With respect to Marvel management case 1, Marvel management case 2 and Marvel management case 3, BofA Merrill Lynch has been advised by Marvel as follows:

•

Marvel management case 1, Marvel management case 2 and Marvel management case 3 reflect what Marvel management viewed, at the time the forecasts were prepared, as a conservative case, a mid-case and an upside case, respectively, with respect to Marvel’s future financial results. Marvel believes the assumptions used as a basis for these forecasts were reasonable at the time the forecasts were prepared, given the information Marvel had at the time.

•	In preparing these forecasts, Marvel assumed the following:

•	Marvel releases one film in 2010 and two films per year in each subsequent year, including the terminal year;

•	feature film-related licensing revenue in amounts based on historical licensing revenue levels achieved on films based on similar Marvel characters; and

•	non-feature film-related licensing revenue, publishing revenue and corporate overhead remain relatively flat over the forecasted period.

•	No assurances can be given that these assumptions will accurately reflect future conditions.

As noted above, with respect to the Marvel management forecasts, BofA Merrill Lynch was advised by Marvel, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Marvel as to the future financial performance of Marvel under the alternative scenarios reflected therein.

Implied Per Share Equity Value Reference Range for Marvel				Implied Per Share Merger Consideration Value
Marvel Management Case 1	Marvel Management Case 2	Marvel Management Case 3	Marvel Public Forecasts
$20.50 - $26.00	$27.00 - $34.50	$47.25 - $59.75	$30.00 - $38.50	$50.00

Discounted Analyst Price Targets. BofA Merrill Lynch reviewed 11 recent publicly available research analyst price targets for Marvel and observed that the range of the research analyst 12-month share price targets was $31.00 to $50.00, with a median of $42.00. BofA Merrill Lynch then discounted back one year at Marvel’s 11.6% estimated cost of equity, the range of the research analyst 12-month share price targets. This analysis indicated the following approximate reference range (and median) for Marvel, as compared to the implied per share merger consideration:

Per Share Equity Value Reference Range for Marvel	Median	Implied Per Share Merger Consideration Value
$27.75 - $44.75	$37.75	$50.00

Disney Financial Analyses

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Disney to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Disney could generate based on forecasts relating to Disney that were available to BofA Merrill Lynch. BofA Merrill Lynch calculated terminal values for Disney by applying terminal multiples of 7.5x to 9.5x to Disney’s estimated final year EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2009 using discount rates ranging from 9.0% to 10.0%. This analysis indicated the following approximate implied per share equity value reference range for Disney as compared to the closing price of Disney common stock on August 28, 2009:

Implied Per Share Equity Value Reference Range for Disney	Closing Trading Price of Disney Common Stock on August 28, 2009
$28.50 - $39.00	$26.84

Sum-of-the-Parts Analysis. BofA Merrill Lynch calculated a range of implied equity values per share of Disney common stock assuming a hypothetical separate valuation of each of Disney’s Media Networks, Parks and Resorts, Studio Entertainment, Consumer Products, Interactive Media and Corporate segments. BofA Merrill Lynch applied a range of selected multiples to estimated fiscal year 2010 EBITDA for each division. Estimated financial data were based on publicly available information. This analysis indicated the following approximate implied per share equity value reference range for Disney as compared to the closing price of Disney common stock on August 28, 2009:

Implied Per Share Equity Value Reference Range for Disney	Closing Trading Price of Disney Common Stock on August 28, 2009
$24.50 - $28.50	$26.84

Discounted Analyst Price Targets. BofA Merrill Lynch reviewed 17 recent publicly available research analyst price targets for Disney and observed that the range of the research analyst 12-month share price targets was $22.00 to $34.00, with a median of $29.00. BofA Merrill Lynch then discounted back one year at Disney’s 11.0% estimated cost of equity, the range of the research analyst 12-month share price targets. This analysis indicated the following approximate reference range (and median) for Disney, as compared to the closing price of Disney common stock on August 28, 2009:

Per Share Equity Value Reference Range for Disney	Median	Closing Trading Price of Disney Common Stock on August 28, 2009
$19.75 - $30.75	$26.25	$26.84

BofA Merrill Lynch does not believe the results of its financial analyses performed on Disney had a material impact on its fairness opinion. BofA Merrill Lynch does not believe that any forecasts relating to Disney, including the fiscal year 2009 revenue and EBIT numbers described below under the caption “Projected Financial Data for Disney,” were material for purposes of its fairness opinion. The forecasts relating to Disney provided to BofA Merrill Lynch were used in the Discounted Cash Flow Analysis relating to Disney as described above. The financial analyses BofA Merrill Lynch performed on Disney, including the Discounted Cash Flow Analysis, served principally to confirm that the then-current trading price of Disney common stock was an accurate reflection of the implied per share equity value for Disney common stock. As noted above, for purposes of its fairness opinion, BofA Merrill Lynch referred to the merger consideration set forth in the merger agreement ($50 per share), which reflected Disney’s then-current trading price, and not to the implied per share equity values derived from any of the financial analyses performed on Disney.

Pro Forma Accretion/Dilution Analysis

BofA Merrill Lynch reviewed the potential pro forma financial effect of the merger on Disney’s fiscal years 2010 through 2012 estimated EPS, without taking into account any potential synergies, and both with and without assumptions that Disney would repurchase some of its common stock issued in connection with the merger. Estimated financial data of Disney were based on the Disney public forecasts and estimated financial data of Marvel were based on the Marvel management forecasts and the Marvel public forecasts. Based on the merger consideration, this analysis indicated that the merger could be dilutive to Disney’s estimated EPS for fiscal years 2010 through 2012, other than with respect to one case of the Marvel management forecasts, pursuant to which the merger could be accretive to Disney’s estimated EPS for fiscal year 2012. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of Marvel common stock and Disney common stock during the one-year period ended August 28, 2009; and

•

the relationship between movements in Marvel common stock and Disney common stock during the five-year period ended August 28, 2009, including the daily ratio of the closing price of Marvel common stock to the closing price of Disney common stock during such period, and the average of this ratio calculated over various periods ended August 28, 2009.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Marvel board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BofA Merrill Lynch considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Marvel and Disney. The estimates of the future performance of Marvel and Disney in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the consideration to be received by holders of Marvel common stock in the merger and were provided to the Marvel board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Marvel or Disney.

The type and amount of consideration payable in the merger was determined through negotiations between Marvel and Disney, rather than by any financial advisor, and was approved by the Marvel board of directors. The decision to enter into the merger agreement was solely that of the Marvel board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Marvel board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Marvel board of directors or the management of Marvel with respect to the merger or the consideration to be received by holders of Marvel common stock.

Marvel has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $20 million, which is contingent upon the consummation of the merger. Marvel also has agreed to reimburse BofA Merrill Lynch for certain of its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Marvel, Disney and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Marvel and Disney and have received or in the future may receive compensation for the rendering of these services, including approximately $11 million in 2007 and approximately $13 million in 2008 from Disney for treasury management services.

Projected Financial Data for Disney

Disney does not, as a matter of course, publicly disclose forecasts of future revenues, earnings, financial condition or other results. However, in connection with the discussions concerning the proposed merger, Disney provided BofA Merrill Lynch, Marvel’s financial advisor, on a confidential basis with, among other information, the following estimated revenue and estimated earnings before interest and taxes, or EBIT, numbers for fiscal year 2009, which revenue and EBIT numbers are collectively referred to as the “Forecasts”:

•	Fiscal Year 2009 Estimated Revenue—$36.2 billion

•	Fiscal Year 2009 Estimated EBIT—$6.3 billion

The Forecasts were created for Disney’s internal planning purposes, were not prepared with a view to public disclosure and are included in this proxy statement/prospectus because such information was made available to

Marvel’s financial advisor on a confidential basis solely for use in connection with Marvel’s due diligence review of Disney. The Forecasts were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Disney’s auditor has not examined, compiled or otherwise applied procedures to the Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on them.

The development of the Forecasts entailed numerous assumptions, including assumptions regarding Disney’s industry, products and services, Disney’s ability to execute on its strategic plan and general business, economic, regulatory, market and financial conditions. Although the Forecasts are presented with numerical specificity, the Forecasts reflect numerous assumptions and estimates as to future events made by Disney’s management that Disney’s management believed were reasonable at the time the Forecasts were prepared. These Forecasts were prepared in June 2009 and are now outdated because Disney’s fiscal year 2009 ended on October 3, 2009. These Forecasts do not take into account any circumstances or events occurring after the date that they were prepared. For the foregoing reasons, the inclusion of the Forecasts in this proxy statement/prospectus should not be regarded as an indication that Marvel, its board of directors, BofA Merrill Lynch or any other recipient of this information considered the Forecasts to be necessarily predictive of actual future events or conditions, and they should not be relied on as such. You should review Disney’s most recent SEC filings for the actual results for Disney for fiscal year 2009. See “Where You Can Find Additional Information” beginning on page 111.

No representation is made by Disney or any other person to any Marvel stockholder regarding any information included in these Forecasts. Except to the extent required by applicable federal securities laws, Disney does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when they were prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Forecasts have or are shown to be in error.

Disney’s Reasons for the Merger

Disney believes that the creation of high-quality branded content is a key driver of success across many of its businesses and that this content is useful across a variety of traditional and new platforms and throughout the world. The acquisition of Marvel supports Disney’s strategic priorities of creating high quality content, embracing leading-edge technologies and strengthening its global presence. In approving the transaction, the Disney board of directors considered a variety of factors related to these strategic priorities, including the following material factors:

•	The addition of Marvel’s global brand and library of characters is expected to strengthen and extend Disney’s ability to provide high-quality, family-oriented entertainment;

•

Disney’s film distribution network and television and consumer products businesses provide a strong platform for extending the reach of the creative products produced by Marvel, including outside of North America;

61.1

•	Marvel’s creative content is well suited to emerging digital entertainment platforms, including new video game technologies and mobile video;

•

There is an opportunity to develop entertainment and products based on characters, like Iron Man, that were not well-known outside of Marvel’s core fan community and to further mine Marvel’s intellectual property portfolio;

•	The acquisition will bring to Disney the creative and business teams at Marvel that have built successful licensing, publishing and film businesses around the Marvel characters; and

•	The recent financial performance of Marvel’s business and prospects for improved performance of its business when combined with Disney, based on other factors identified above.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Disney board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Disney board of directors may have given differing weights to different factors. The Disney board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, Disney’s management and outside legal and financial advisors regarding certain of the matters described above.

Interests of Executive Officers and Directors of Marvel in the Merger

In considering the recommendation of the Marvel board of directors with respect to the merger, Marvel stockholders should be aware that certain executive officers and directors of Marvel have interests in the merger that may be different from, or in addition to, the interests of Marvel stockholders generally. The Marvel board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and recommending that Marvel stockholders vote to adopt the merger agreement. These interests are summarized below.

Employment of Marvel Executive Officers by Disney after the Merger

Isaac Perlmutter, who is currently Chief Executive Officer and Vice-Chairman of the Board of Directors of Marvel, will serve as the President and most senior executive officer with regard to the Marvel Characters licensing and publishing businesses, reporting to Robert A. Iger, Disney’s President and Chief Executive Officer.

Acceleration of Isaac Perlmutter’s Options; Payment for Vested Options

During the first quarter of each of 2006, 2007 and 2008, Marvel’s compensation committee granted Mr. Perlmutter an incentive compensation award pursuant to which he would, depending on the extent to which Marvel met certain performance goals expressed in terms of Marvel’s operating income for the year of the award, be entitled to receive up to $4.3 million in restricted shares of Marvel common stock during the first quarter of the following year (each such award was actually settled on March 2 of the following year). However, with respect to the grant made during the first quarter of 2008 that was to be paid out in restricted stock on March 2, 2009 (or, if later, the first business day after the filing of Marvel’s annual report on Form 10-K), Marvel’s compensation committee determined to replace the grant of restricted stock with a grant of stock options of equal value. Accordingly, on March 2, 2009, Mr. Perlmutter was granted 514,354 options to purchase Marvel common stock. The options had a value of $4.3 million (using a Black-Scholes valuation consistent with past Marvel practices) and an exercise price of $25.86 per share (the closing price of Marvel’s common stock on the immediately preceding trading day), which was the fair market value of Marvel’s common stock on the date of issuance under the terms of Marvel’s 2005 Stock Incentive Plan. The stock option agreement relating to these options provides that one third of these options are to vest on each of March 2, 2010, 2011 and 2012, and the options are to expire on March 2, 2013. Marvel’s compensation committee determined to switch the means of settling Mr. Perlmutter’s award from restricted stock to stock options because the committee believed stock options would provide a more significant performance incentive to Mr. Perlmutter in light of Mr. Perlmutter’s equity stake in Marvel of approximately 37%.

Mr. Perlmutter’s original employment agreement with Marvel was entered into in November 2001 and was to expire in November 2007. In May 2004, Mr. Perlmutter’s employment agreement was amended to extend its term to November 2009. In or about late December 2008 and January 2009, Morton E. Handel, chairman of the Marvel board of directors, and James F. Halpin, chairman of Marvel’s compensation committee, began discussing an extension of Mr. Perlmutter’s employment agreement. After negotiations between Marvel’s compensation committee, through Marvel’s general counsel, and Mr. Permultter, through his counsel, on March 23, 2009, Mr. Perlmutter entered into a new executive employment agreement with Marvel. The new employment agreement provided for, among other things, the grant to Mr. Perlmutter on March 23, 2009 of stock options to purchase 750,000 shares of Marvel’s common stock at a price of $23.15 per share (the closing price of Marvel’s common stock on the immediately preceding trading day), which was the fair market value of Marvel’s common stock on the date of issuance under the terms of Marvel’s 2005 Stock Incentive Plan. The stock option agreement relating to these options provides that one third of these options are to vest on each of March 23, 2010, 2011 and 2012, and the options are to expire on March 23, 2013.

The terms of the stock option agreements relating to the stock option grants made to Mr. Perlmutter on March 2, 2009 and March 23, 2009 provide that the options become fully vested and exercisable upon a change in control (as defined in the agreements) and his employment agreement provides that the options will become fully vested and exercisable if he is terminated by Marvel without cause (as defined in his employment agreement). Because the merger of Disney and Marvel constitutes a change in control under his agreements, Mr. Perlmutter’s options will become fully vested immediately prior to the completion of the merger. No other executive officers or directors hold unvested Marvel options.

All holders of Marvel options will receive, in cancellation of their Marvel options, a cash payment in an amount equal to (i) the product of (A) the number of shares of Marvel common stock subject to the option and (B) the excess, if any, of (1) the value of the merger consideration, based on the closing price of Disney common stock on the closing date of the merger over (2) the exercise price per share subject to the option, less (ii) withholding with respect to any applicable taxes.

The following table sets forth the aggregate number of shares subject to Mr. Perlmutter’s unvested Marvel stock options that will become fully vested in connection with the merger, their exercise price and the estimated amount of cash Mr. Perlmutter will receive for them. The table also sets forth the aggregate number of shares subject to executive officers’ and directors’ vested Marvel stock options and the estimated amount of cash they will receive for them. The table assumes (i) that there are no cash payments deemed made in respect of dissenting shares or made for fractional shares and (ii) a per share value of the merger consideration of $52.62, equal to the sum of $30.00 cash per share, plus $22.62, which is the value of 0.7452 of a share of Disney common stock based on the $30.35 closing price of Disney common stock on the NYSE on November 27, 2009. However, the actual amount of cash payable in cancellation of the options may vary and cannot be determined until the closing date of the merger.

Name	Aggregate Shares Subject to Vested Options	Aggregate Shares Subject to Unvested Option to be Accelerated in the Merger	Exercise Price of Option	Estimated Cash Payment for Options
Isaac Perlmutter	—	514,354	$25.86	$13,764,113
	—	750,000	$23.15	$22,102,500

Kenneth P. West	55,000	—	$3.73	$2,688,950

David Maisel	175,000	—	$17.32	$6,177,500

Sid Ganis	30,000	—	$5.53	$1,412,700
	7,500	—	$11.63	$307,425
	34,500	—	$19.41	$1,145,745

James F. Halpin	37,500	—	$19.41	$1,245,375

Morton E. Handel	37,500	—	$11.63	$1,537,125

Richard L. Solar	30,000	—	$5.53	$1,412,700
	7,500	—	$11.63	$307,425
	37,500	—	$19.41	$1,245,375

Payout of David Maisel’s Deferred Stock Units

David Maisel, Chairman of Marvel Studios, holds deferred stock units (initially restricted but now fully vested) with respect to 35,966 shares of Marvel common stock. Immediately prior to the merger, these units will expire and Mr. Maisel will be entitled to receive the per share merger consideration for each Marvel deferred stock unit held immediately prior the merger, less withholding with respect to applicable taxes.

The following table sets forth the aggregate number of shares of Marvel common stock subject to Mr. Maisel’s deferred stock units that will expire in connection with the merger, and the estimated merger consideration he will receive for those units. The table assumes that (i) there are no cash payments deemed made in respect of dissenting shares or made for fractional shares and (ii) Marvel stockholders receive $30.00 in cash plus 0.7452 shares of Disney common stock for each share of Marvel common stock they own (with no adjustments). The estimated total consideration is based on the $30.35 closing price of Disney common stock on the NYSE on November 27, 2009. However, the actual amount of merger consideration Mr. Maisel will receive in cancellation of the units may vary and cannot be determined until the closing date of the merger.

Aggregate Number of Deferred Stock Units to Expire in the Merger	Estimated Number of Shares of Disney Common Stock to be Received in Respect of Expired Deferred Stock Units	Estimated Cash Payment to be Received in Respect of Expired Deferred Stock Units	Estimated Total Resulting Consideration
35,966	26,801	$1,078,980	$1,892,390

Acceleration of Restricted Stock for Executive Officers and Directors

Each of Marvel’s executive officers holds shares of Marvel restricted stock. Pursuant to the terms of their restricted stock award agreements, all of these shares will vest immediately prior to the merger and, as of the merger, entitle the holder to receive the merger consideration per share, less withholding with respect to applicable taxes. Pursuant to Mr. Perlmutter’s employment agreement, his restricted stock will vest if he is terminated by Marvel without cause (as defined in his employment agreement) in the 90 days preceding the merger.

The following table sets forth, for each executive officer of Marvel, the aggregate number of shares of Marvel restricted stock that will vest in connection with the merger, and the estimated merger consideration each executive officer will receive in exchange for those shares. The table assumes that (i) there are no cash payments deemed made in respect of dissenting shares or made for fractional shares and (ii) Marvel stockholders receive $30.00 in cash plus 0.7452 shares of Disney common stock for each share of Marvel common stock they own (with no adjustments). The estimated total consideration is based on the $30.35 closing price of Disney common stock on the NYSE on November 27, 2009. However, the actual amount of merger consideration the executive officers and directors will receive in exchange for the shares may vary and cannot be determined until the closing date of the merger.

Name	Aggregate Number of Shares of Restricted Stock to Vest in the Merger	Estimated Number of Shares of Disney Common Stock to be Received in Exchange for Restricted Stock	Estimated Cash Payment to be Received in Exchange for Restricted Stock	Estimated Total Resulting Consideration
Isaac Perlmutter	206,355	153,775	$6,190,650	$10,857,721
Kenneth P. West	6,955	5,182	$208,650	$365,924
David Maisel	31,927	23,792	$957,810	$1,679,897
John Turitzin	36,633	27,298	$1,098,990	$1,927,484
Simon Philips	12,212	9,100	$366,360	$642,545
Alan Fine	15,754	11,739	$472,620	$828,899

Severance Benefits Payable to Executive Officers

Other than Mr. Philips, each of Marvel’s executive officers is party to an employment agreement that provides for enhanced severance benefits upon a termination by Marvel without “cause” or by the executive officer for “good reason” in connection with a change in control of Marvel. For Messrs. West, Maisel, Turitzin and Fine, the enhanced severance benefits would be triggered by such a termination within twelve months following the closing date of the merger. For Mr. Perlmutter, the enhanced severance benefits would be triggered by such a termination within twelve months following the closing date of the merger or ninety days prior to the closing date of the merger if by Marvel without “cause,” or within ninety days following the closing date of the merger if by him for “good reason.” Mr. Philips’s agreement does not contain severance provisions relating to a change in control of Marvel, but Marvel may terminate his employment without “cause” at any time upon six months’ notice. In addition, Mr. Philips is entitled to a pro-rata bonus after any termination without “cause” or for “good reason.” Other than in the case of Mr. Philips, each executive’s severance is conditioned on his signing a release of claims. The employment agreements for Messrs. Perlmutter, Fine, Maisel and Turitzin provide that they will be entitled to full gross-ups for any “golden parachute” excise taxes. In connection with the merger agreement, the employment agreements of each of Messrs. Perlmutter, Turitzin and West were amended to provide, if the merger occurs, that, for so long as Marvel and Disney comply in all material respects with the “Policies for Management of the Marvel Businesses” described below in “The Merger Agreement—Post-Merger Management and Operations” beginning on page 89 of this proxy statement/prospectus, a change in his duties shall not give him the ability to resign for “good reason” and to collect severance benefits. Messrs. Turitzin’s and West’s amendments also provide that consummation of any of the transactions contemplated by the merger agreement will not provide either Mr. Turitzin or Mr. West with “good reason” to terminate his employment or otherwise constitute a material breach of Mr. Turitzin’s or Mr. West’s employment agreement. In addition,

Mr. Perlmutter’s amendment provides that he will not breach his employment agreement if he resigns on sixty days’ advance written notice to Disney and that the non-competition and non-solicitation restrictions contained in Mr. Perlmutter’s employment agreement shall apply only to businesses that are conducted by Marvel as of August 31, 2009.

The following chart sets forth for each executive officer of Marvel the estimated amount of cash severance pay and the estimated value of health and fringe benefits payable to that officer in the absence of a change in control and in connection with a change in control and the incremental cost to Marvel if these benefits are paid in connection with a change in control. The calculations in the “In the Absence of a Change in Control” columns assume that each executive’s employment is terminated by Marvel without “cause” or (other than for Mr. Philips) the executive resigns for “good reason” on December 31, 2009. The calculations in the “In Connection with a Change in Control” columns assume that the closing of the merger occurs on December 31, 2009 and that each executive’s employment is terminated by Marvel without “cause” or (other than for Mr. Philips) the executive resigns for “good reason” immediately after the closing. No “tax gross-ups” are expected to be payable under either of the scenarios discussed above.

Name	Estimated Cash Severance		Estimated Health and Fringe Benefits(1)				Aggregate Estimated Cash, Health and Fringe Benefits
	In the Absence of a Change in Control(2)	In Connection with a Change in Control(3)	In the Absence of a Change in Control		In Connection with a Change in Control		In the Absence of a Change in Control	In Connection with a Change in Control	Incremental Cost on Account of a Change in Control
Isaac Perlmutter	$19,410,577	$19,410,577	$6,058		$6,058	(4)	$19,416,635	$19,416,635	$0
Kenneth P. West	$637,500	$1,575,942	$2,828		$2,828		$640,328	$1,578,770	$938,442
David Maisel	$7,324,852	$9,074,852	$1,002		$1,002		$7,325,854	$9,075,854	$1,750,000
John Turitzin	$600,000	$2,238,000	$2,843		$5,686		$602,843	$2,243,686	$1,640,843
Simon Philips(5)	$745,495	$745,495	$8,138	(6)	$8,138		$753,633	$753,633	$0
Alan Fine	$450,000	$1,637,750	$1,010		$2,020		$451,010	$1,639,770	$1,188,760

(1)	Paid solely in the form of a reimbursement for actual COBRA cost for applicable continuation period, less the amount paid by active employees, unless otherwise noted.

(2)	The salary component (and for Mr. Perlmutter, three years bonus equivalent) is paid in the form of salary continuation ranging from 6 months to 3 years.

(3)	The cash severance component is paid in the form of a lump sum, except with respect to Mr. Philips.

(4)	Paid as a lump sum instead of as COBRA reimbursement.

(5)

Under the terms of Mr. Philips’s employment agreement, in the event he resigned for “good reason” (whether or not a change in control occurred), he would be entitled to a cash severance payment of $295,664. He would not be entitled to six months of continued benefits. Mr. Philips is compensated in British Pounds. Amounts shown for Mr. Philips in this table have been converted to U.S. dollars based on the exchange rate on November 27, 2009 of USD 1.65/1 GBP.

(6)	Includes six months of medical, dental, disability and life insurance coverage. Mr. Philips is not subject to COBRA.

Amendment to 2009 Bonus Plan

In connection with Marvel’s entry into the merger agreement, its compensation committee amended Marvel’s 2009 Bonus Plan, in which Marvel’s executive officers (other than Mr. Perlmutter) participate. The 2009 Bonus Plan generally provides that specified employees are eligible to receive different percentages of target bonus depending on whether Marvel achieves certain financial performance targets relating to operating income. Marvel’s compensation committee usually determines whether Marvel has achieved its performance targets and establishes the amount of bonus payments to its executive officers in February or March of each year after the completion of the audit of Marvel’s financial statements. Under the original terms of the 2009 Bonus Plan and Mr. Perlmutter’s 2009 performance award as discussed below, bonuses are to be paid (and equity is to be granted to Mr. Perlmutter) based on the level of 2009 operating income excluding the cost of bonuses under the 2009 Bonus Plan, which is referred to as adjusted operating income in this proxy statement/prospectus. Those terms provide that:

•

No bonus at all will be payable to executives (and, in Mr. Perlmutter’s case, no 2010 equity grant will be issuable under his award) if Marvel’s adjusted operating income for 2009 is at or below $161.13 million.

•

Bonuses will be payable to executives (and an equity grant will be issuable to Mr. Perlmutter) at 100% of the target amount only if Marvel’s adjusted operating income for 2009 is at least $187.98 million.

•

For levels of 2009 adjusted operating income between $161.13 million and $187.98 million, bonuses will be payable to executives (and an equity grant will be issuable to Mr. Perlmutter) in amounts proportionate to the amount of adjusted operating income earned.

As of the date on which Marvel entered into the merger agreement, Marvel was on track to achieve levels of adjusted operating income for 2009 that would correlate under the 2009 Bonus Plan to a potential payout of bonuses to executives (and an equity grant issuable to Mr. Perlmutter) at over 98% of the target amounts. In light of its belief that the announcement of the merger was likely to affect Marvel’s operating results for the remainder of 2009, Marvel’s compensation committee amended the 2009 Bonus Plan to provide that, effective as of and contingent upon the closing of the merger on or prior to the Bonus Payment Date (as defined below), 2009 adjusted operating income correlating to a potential payout of 100% of target bonus amounts will be deemed to have been attained for purposes of the 2009 Bonus Plan. In the event that the merger does not close on or prior to the Bonus Payment Date, then each participant will be eligible to receive a bonus based on the unamended terms of the 2009 Bonus Plan and the actual 2009 adjusted operating income of Marvel. In the event that the merger closes after the Bonus Payment Date, participants in the 2009 Bonus Plan will be eligible to receive, within 10 business days of the closing, an additional cash payment equal to the amount the participant would have been entitled to receive under the 2009 Bonus Plan at 100% of target bonus less the amount the participant actually received under the 2009 Bonus Plan on the Bonus Payment Date. Entitlement to a bonus will continue to be, and the potential subsequent payment will be, subject to downward adjustment at Marvel’s discretion and contingent on other factors, such as continued employment with Marvel at the time of each such payment. Bonuses under the 2009 Bonus Plan are expected to be paid to employees in the first quarter of 2010 and in no event later than March 10, 2010 (the actual date of payment being the “Bonus Payment Date”).

The following chart shows the amount payable under Marvel’s 2009 Bonus Plan to each of Marvel’s executive officers (other than Mr. Perlmutter, who is not a participant in Marvel’s 2009 Bonus Plan ) on the Bonus Payment Date, assuming the merger closes on or prior to the Bonus Payment Date. As noted above, bonus amounts are subject to downward adjustment at Marvel’s discretion. The amounts set forth below assume that no bonus amount is adjusted.

Name	Bonus Payable on Bonus Payment Date (Assuming No Downward Adjustment)
Kenneth P. West	$212,500
David Maisel	$500,000
John Turitzin	$300,000
Simon Philips	$295,664	*
Alan Fine	$225,000

*	The U.S. dollar amount provided above is based on the exchange rate on November 27, 2009 of USD 1.65/1 GBP.

Amendment to Isaac Perlmutter’s 2009 Performance Award

In connection with Marvel’s entry into the merger agreement, its compensation committee amended Isaac Perlmutter’s performance-based equity award for 2009. Pursuant to the award as originally granted, Mr. Perlmutter would have been eligible to receive an option to purchase shares of Marvel common stock. The target value of the option (calculated using a Black-Scholes valuation model) under the award was $4,260,577 and, as originally granted, the award provides that the portion of the target amount issuable to Mr. Perlmutter will equal the portion of target cash bonuses payable to senior executives under the 2009 Bonus Plan (determined with reference to full-year 2009 adjusted operating income; see above, under “Amendment to 2009 Bonus Plan,” for details). If, for instance, Marvel achieved a 2009 adjusted operating income level correlating to a payout of 100% of target bonus amounts for senior executives, then Mr. Perlmutter would be entitled to the issuance of a stock option with a Black-Scholes value of 100% of his target, or $4,260,577. As of the date on which Marvel entered into the merger agreement, Marvel was on track to achieve levels of full-year 2009 adjusted operating income that would correlate to a potential payout of over 98% of Mr. Perlmutter’s target amount. In light of its belief that the announcement of the merger was likely to affect Marvel’s operating results for the remainder of 2009, Marvel’s compensation committee amended Mr. Perlmutter’s award to provide that, contingent upon the closing of the merger, Mr. Perlmutter will receive a cash payment on the closing date of the merger in the amount of $4,260,577, less applicable withholdings, in full satisfaction of the award.

Indemnification; Directors’ and Officers’ Insurance

Disney has agreed that, for a period of six years following completion of the merger, the exculpation, indemnification and expense advancement obligations set forth in Marvel’s certificate of incorporation and bylaws and any Marvel indemnification agreements will survive. To do so, Disney will cause the certificate of formation and limited liability company agreement of Merger LLC after the upstream merger to reflect provisions at least as favorable as the exculpation, indemnification and expense advancement provisions contained in Marvel’s current certificate of incorporation and bylaws and, for a period of six years following completion of the merger, Disney will not amend, repeal or otherwise modify the certificate of formation or limited liability company agreement in any manner that would adversely affect the exculpation, indemnification and expense advancement rights of any individual who on or prior to completion of the merger was protected under such indemnification provisions.

In addition, for a period of six years from the completion of the merger, Disney will cause Marvel’s existing policy of directors’ and officers’ liability insurance to be maintained (whether through purchase of a “tail end” policy or otherwise), subject to certain limitations.

Summary of Marvel Executive Officers’ and Directors’ Interests in the Merger

The following table summarizes with respect to each of Marvel’s executive officers and directors:

•	the number of shares of Marvel common stock beneficially owned free of restrictions, as of the record date (column (a));

•

the estimated value of the merger consideration expected to be received for shares of Marvel common stock owned free of restrictions as of the record date, based on the $30.35 closing price of Disney common stock on the NYSE on November 27, 2009 (column (b)); the actual amount of merger consideration that the executive officers and directors of Marvel will receive may vary and cannot be determined until the closing date of the merger;

•	the estimated aggregate amount of benefits that could be received as a result of the merger, consisting of:

•	the estimated cash payment for options,

•	the estimated value of merger consideration for accelerated restricted stock or deferred stock units (as applicable),

•	2009 bonus payouts and the payout of Mr. Perlmutter’s 2009 equity performance award, and

•	the incremental increase to severance that could be received in connection with a termination of employment,

all as described in more detail, and based on the assumptions contained, in the tables and accompanying text above in this section (column (c)); and

•	the total of column (b) and column (c) (column(d)).

Name	(a) Number of shares of Marvel common stock owned free of restrictions(1)	(b) Estimated consideration for Marvel common stock owned free of restrictions	(c) Accelerated equity awards, bonus payments and severance benefits	(d) Total
Isaac Perlmutter	28,681,430	$1,509,216,847	$50,984,911	$1,560,201,758
Kenneth P. West	17,959	$945,003	$4,205,816	$5,150,819
David Maisel	158,100	$8,319,222	$11,999,788	$20,319,010
John Turitzin	76,462	$4,023,430	$3,868,327	$7,891,757
Simon Philips	4,564	$240,158	$938,209	$1,178,367
Alan Fine	27,428	$1,443,261	$2,242,659	$3,685,920
Sid Ganis	11,000	$578,820	$2,865,870	$3,444,690
James F. Halpin	168,750	$8,879,625	$1,245,375	$10,125,000
Morton E. Handel	49,000	$2,578,380	$1,537,125	$4,115,505
Richard L. Solar	35,500	$1,868,010	$2,965,500	$4,833,510
F. Peter Cuneo	9,000	$473,580	$0	$473,580
Laurence N. Charney	9,000	$473,580	$0	$473,580
James W. Breyer	165,700	$8,719,134	$0	$8,719,134
Total	29,413,893	$1,547,759,050	$82,853,580	$1,630,612,630

(1)

May include shares of Marvel common stock (a) deemed to be beneficially owned by an executive officer or director of Marvel due to shared voting or investment power or (b) which are owned by spouses or other family members.

Material United States Federal Income Tax Consequences of the Transaction

Dewey & LeBoeuf, tax counsel to Disney, and Paul Hastings, tax counsel to Marvel, have advised Disney and Marvel, respectively, that subject to the limitations and qualifications described herein, the following discussion constitutes their opinion as to the material United States federal income tax consequences of the transaction applicable to Marvel stockholders that receive Disney common stock and cash in the transaction. These tax opinions are based on factual representations made by Disney, Merger Sub, Merger LLC and Marvel, which will be confirmed prior to the closing, and on customary factual assumptions.

Based on the above factual representations and customary factual assumptions, Dewey & LeBoeuf and Paul Hastings also have advised Disney and Marvel, respectively, that the transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Disney and Marvel will be a party to the “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Disney and Marvel to complete the transaction that each shall have received confirmation, dated as of the closing date of the merger, of the opinion of its respective tax counsel contained in this paragraph. Although the merger agreement allows Disney and Marvel to waive these conditions to closing, neither Disney nor Marvel currently anticipates doing so. If either Disney or Marvel does waive these conditions, you will be informed of this decision prior to being asked to vote on the transaction.

The opinions of tax counsel set forth herein are not binding on the Internal Revenue Service or any court and do not preclude the Internal Revenue Service from asserting, or a court from sustaining, a contrary conclusion.

The following discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States persons that hold their shares of Marvel common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular Marvel stockholder or to Marvel stockholders that are subject to special treatment under United States federal income tax laws including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, or Marvel stockholders holding their shares of Marvel common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This discussion also does not address the tax consequences to Marvel, or to Marvel stockholders that own 5% or more of Marvel common stock, are affiliates of Marvel or are non-United States persons. In addition, this discussion does not address other United States federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the transaction under state, local or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the transaction. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a Marvel stockholder, the tax treatment of a partner in the partnership or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States federal income tax purposes.

Marvel stockholders are urged to consult their tax advisors as to the United States federal income tax consequences of the transaction, as well as the effects of state, local and non-United States tax laws.

The following material United States federal income tax consequences will result from qualification of the transaction as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code:

•

a Marvel stockholder generally will recognize gain (but not loss), determined separately for each identifiable block of shares of Marvel common stock (generally, Marvel common stock acquired at different prices or at different times) that is exchanged in the transaction, in an amount equal to the lesser of (i) the amount of cash received in the transaction with respect to such block and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Disney common stock received in the transaction with respect to such block over (b) the Marvel stockholder’s tax basis in its shares of Marvel common stock in such block. A Marvel stockholder may not offset a loss recognized on one block of shares against the gain recognized on another block of shares. Any gain recognized will be long-term capital gain if the shares of Marvel common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such stockholder’s ratable share of the undistributed earnings and profits of Marvel. Marvel stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Marvel common stock will be treated as a dividend;

•

a Marvel stockholder will have an aggregate tax basis in the shares of Disney common stock received in the transaction equal to the stockholder’s aggregate tax basis in its shares of Marvel common stock surrendered pursuant to the transaction, reduced by the amount of cash received in the transaction and the portion of the shareholder’s tax basis in its shares of Marvel common stock surrendered in the transaction that is allocable to a fractional share of Disney common stock and increased by the amount of gain recognized by the Marvel stockholder (including, but not limited to, any portion of such gain that is treated as a dividend, but excluding any gain recognized with respect to cash received in lieu of fractional shares) in the transaction;

•

the holding period of the shares of Disney common stock received by a Marvel stockholder in connection with the transaction will include the holding period of the shares of Marvel common stock surrendered in connection with the transaction; and

•

subject to the discussion above regarding possible dividend treatment, cash received by a Marvel stockholder in lieu of a fractional share of Disney common stock in the transaction will be treated as if such fractional share had been issued in connection with the transaction and then redeemed by Disney, and a Marvel stockholder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

Marvel stockholders are urged to consult their own tax advisors with respect to the determination of gain recognized on the surrender of their shares of Marvel common stock (as well as their basis in the shares of Disney common stock received in the transaction) taking into account their particular circumstances.

Cash payments received by a Marvel stockholder pursuant to the transaction are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 28%) if the Marvel stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional United States federal income tax. Rather, the United States federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the Internal Revenue Service.

Regulatory Matters

The merger is subject to antitrust laws. Disney and Marvel have made their respective filings under applicable U.S. antitrust laws with the Antitrust Division and the FTC and the waiting period initiated by these filings has expired. Disney and Marvel also made applicable foreign antitrust filings and the relevant waiting periods have expired or clearances have been granted in those jurisdictions that require the observation of a waiting period or clearance be granted before the completion of the merger. In addition, Disney and Marvel have made foreign antitrust filings in jurisdictions that do not require the observation of a waiting period or a grant of clearance before the completion of the merger; and the review of these notifications may continue even after the completion of the merger.

Under the terms of the merger agreement, if any objections are asserted with respect to the merger under any domestic or foreign antitrust competition laws or if any action is instituted challenging the merger by the Antitrust Division, FTC or other applicable governmental authority, Marvel must take all actions necessary to resolve these objections or actions in order to permit the merger to close as soon as reasonably practicable, including divesting assets or businesses (including its affiliates) in any manner. The obligations of Marvel to divest assets or businesses are conditioned upon the occurrence of the closing of the merger. Furthermore, Marvel may not take any actions in connection with divestitures of its assets or businesses without the prior written consent of Disney, other than divestitures related to assets or businesses of Marvel or its subsidiaries that are, individually or in the aggregate, immaterial to Marvel. In no event will Disney or its affiliates be required to divest assets or a business of Disney or its subsidiaries.

The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds after expiration of the waiting period under the HSR Act. Accordingly, at any time before or after the completion of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, Disney will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, Disney will record the acquisition based on the fair value of the consideration given, which is the market value (based on the closing price of Disney common stock on the closing date of the merger) of its common stock issued in connection with the merger and the cash consideration paid in the merger, as the purchase price of Marvel. Disney will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

Finite-lived intangible assets will generally be amortized over periods not exceeding forty years. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If in the future, Disney determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

The purchase price allocation reflected in the pro forma information included herein is based on preliminary assumptions. The amount of the estimated purchase price allocated to goodwill is approximately $2.0 billion. The final purchase price allocation, which will be based in part on detailed valuation studies which have not yet been completed, may result in an increase or decrease in finite-lived intangible assets which could result in a material increase or decrease in the estimated amortization of intangible assets included in the pro forma information included herein. Disney expects to complete the final purchase price allocation no later than twelve months following the closing date of the merger.

Listing of Disney Common Stock

Application will be made to have the shares of Disney common stock issued in the merger approved for listing on the NYSE, where Disney common stock currently is traded under the symbol “DIS.”

Delisting and Deregistration of Marvel Common Stock after the Merger

If the merger is completed, Marvel common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Marvel will no longer file periodic reports with the SEC.

Appraisal Rights

In connection with the merger, record holders of Marvel common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL (which is referred to as Section 262 in this proxy statement/prospectus), as a result of completion of the merger, holders of shares of Marvel common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Marvel is required to send a notice to that effect (and include with such notice a copy of Section 262) to each stockholder not less than 20 days prior to the meeting. This proxy statement/prospectus constitutes that notice to you.

Any holder of Marvel common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in the following discussion and Annex D will result in the loss of stockholders’ appraisal rights.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the adoption of the merger agreement and (b) deliver a written demand for appraisal of the stockholder’s shares to the Secretary of Marvel before the vote on the merger agreement at the special meeting.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Marvel of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the meeting will constitute a waiver of appraisal rights.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Secretary, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, New York 10016. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Marvel prior to the meeting. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Within ten days after the effective date of the merger, the surviving entity must notify each holder of Marvel common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Within 120 days after the effective time of the merger, either the surviving entity in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. Within 120 days after the effective date of the merger, any holder of Marvel common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving entity or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Marvel common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Marvel the statement described in this paragraph. If a petition for an appraisal is timely filed by a holder of shares of Marvel common stock and a copy thereof is served upon the surviving entity, the surviving entity will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262. Neither Disney nor Marvel anticipate offering more than the merger consideration to any stockholder exercising appraisal rights, and reserve the right to assert in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Marvel common stock is less than the merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Disney common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving entity. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. Notwithstanding the foregoing, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal within 60 days after the effective time of the merger as described above in the first sentence of this paragraph.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex D. The foregoing summary does not constitute legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Restrictions on Sales of Shares of Disney Common Stock Received in the Merger

The shares of Disney common stock to be issued in connection with the merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Disney for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Disney and may include the executive officers, directors and significant stockholders of Disney.

Litigation

Marvel, its board of directors and Disney and, in certain instances, the Acquisition Subsidiaries are named as defendants in purported class action lawsuits brought by alleged Marvel stockholders challenging Marvel’s proposed merger with Disney. The stockholder actions were filed in the Supreme Court of the State of New York, County of New York (Michael Golombuski v. Marvel Entertainment, Inc., et al., filed August 31, 2009 and Alan W. Meerow v. Marvel Entertainment, Inc. et al., filed September 15, 2009) and in the Delaware Court of Chancery (Christine Vlatos v. Sid Ganis, et al., filed September 1, 2009; Paul W. Morand v. Morton F. Handel et al., filed on September 8, 2009; and Port Authority of Allegheny County Retirement and Disability Allowance Plan for Employees Represented by Local 85 of the Amalgamated Transit Union v. Isaac Perlmutter, et al., filed on September 10, 2009). The stockholder actions generally allege, among other things, that (i) each member of the Marvel board of directors breached his fiduciary duties to Marvel and its stockholders by authorizing the sale of Marvel to Disney, (ii) the merger does not maximize value to Marvel stockholders, (iii) the defendants failed to provide stockholders with allegedly material information related to the proposed transaction and (iv) Disney and Marvel aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Marvel board of directors. The stockholder actions seek class action certification and equitable relief, including judgments enjoining the defendants from consummating the merger on the agreed-upon terms. The two actions in the Supreme Court of the State of New York, County of New York were consolidated on October 8, 2009 under the new caption In re: Marvel Entertainment, Inc. Shareholder Litigation. The Vlatos and Morand actions in the Delaware Court of Chancery were consolidated on October 26, 2009 under the new caption In re: Marvel Entertainment, Inc. Shareholder Litigation. On October 9, 2009, the plaintiffs filed in the Delaware Court of Chancery a Notice and Proposed Order of Dismissal without prejudice of the action entitled Port Authority of Allegheny County Retirement and Disability Allowance Plan for Employees Represented by Local 85 of the Amalgamated Transit Union v. Isaac Perlmutter, et al.

Marvel and Disney believe the claims asserted by the plaintiffs to be without merit.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Disney and Marvel urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about Disney or Marvel. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by Marvel to Disney in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Disney and Marvel rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. Disney and Marvel will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this proxy statement/prospectus and the documents incorporated herein by reference, as of the date of this proxy statement/prospectus, neither Disney nor Marvel is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section titled “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Marvel, with Marvel to be the surviving corporation and a wholly owned subsidiary of Disney. Immediately after the effective time of the merger, the surviving corporation will merge with and into Merger LLC, with Merger LLC continuing as the surviving entity.

Completion and Effectiveness of the Merger

Disney and Marvel will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section titled “The Merger Agreement—Conditions to the Merger” beginning on page 89 of this proxy statement/prospectus, are satisfied or waived, including adoption of the merger agreement by Marvel stockholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Disney and Marvel are working to complete the merger as quickly as possible. Because completion of the merger is subject to certain conditions that are beyond Disney’s and Marvel’s control, we cannot predict the exact timing, although absent any unanticipated delay, we expect to close the merger within two business days after the special meeting.

Effects of the Merger; Merger Consideration

Treasury Shares

At the effective time of the merger, each share of Marvel common stock held (i) as treasury shares by Marvel, will remain issued, and no payment shall be made with respect to such shares, (ii) by Disney will be canceled, retired and cease to exist, and no securities of Disney or other consideration will be delivered in exchange for those shares and (iii) by a subsidiary of Marvel or a subsidiary of Disney will be converted into the right to receive that number of shares of Disney common stock equal to the quotient of (A) the sum of the amount of cash paid per share of Marvel common stock plus the product of the exchange ratio (subject to adjustment, as applicable) multiplied by the closing date price divided by (B) the closing date price. The closing date price is the lesser of (a) the closing price, (b) the average of the high and low sales prices and (c) the weighted average trading price, in each case, for one share of Disney common stock on the closing date as reported on the NYSE.

Common Stock

Except as described above, at the effective time of the merger, by virtue of the merger and without any action on the part of the holders of any shares of Marvel common stock, each share of Marvel common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and treasury shares and subject to adjustment for certain changes in Disney common stock or Marvel common stock such as reclassifications or stock splits) will be converted into the right to receive (i) $30.00 in cash and (ii) 0.7452 shares of Disney common stock. However, if the aggregate value of all shares of Disney common stock that would be issued pursuant to the merger (other than shares issued to a subsidiary of Marvel or a subsidiary of Disney) which is referred to as the total stock consideration in this proxy statement/prospectus, valued at the closing date price, is less than 40% of the sum of the total stock consideration plus the total amount of cash paid to Marvel stockholders (including cash paid in lieu of fractional shares and deemed paid in respect of dissenting shares), which sum is referred to as the total merger consideration in this proxy statement/prospectus, then the exchange ratio will be increased, and the amount of cash paid per share of Marvel common stock will be correspondingly decreased, until the total stock consideration equals 40% of the total merger consideration. The adjustment will be made as follows: for each 0.0001 increase to the exchange ratio that is made, the amount of cash paid per share of Marvel common stock will be reduced by the product of 0.0001 multiplied by the average of $26.84 and the closing date price.

For purposes of the adjustment described above, the cash deemed paid in respect of dissenting shares will be that amount of cash equal to the number of dissenting shares multiplied by the sum of (i) the amount of cash paid per share of Marvel common stock plus (ii) the product of the exchange ratio multiplied by the closing date price (with the amounts described in (i) and (ii) determined without regard to the adjustment described in the previous paragraph).

The exchange ratio will be appropriately and equitably adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares with respect to Disney common stock or Marvel common stock or any stock dividend with respect to Disney common stock or Marvel common stock, in each case, having a record date after the date of the merger agreement and prior to the effective time of the merger.

Based on the exchange ratio and the number of shares of Marvel common stock and deferred stock units outstanding as of November 27, 2009 and based on the closing sale price of Disney common stock as of November 27, 2009, subject to adjustment as contemplated in the merger agreement, a total of approximately (i) 58.5 million shares of Disney common stock will be issued in the merger for the outstanding shares of Marvel and (ii) 19.2 million shares of Disney common stock will be issued in the merger to a subsidiary of Marvel as consideration for shares of Marvel common stock held by such subsidiary, and which shares of Disney common stock to be held by such subsidiary will not be deemed outstanding.

After the merger, Disney stockholders will continue to own their existing shares of Disney common stock. Accordingly, Disney stockholders will hold the same number of shares of Disney common stock that they held immediately prior to the merger. However, because Disney will be issuing new shares of Disney common stock to Marvel stockholders in the merger, each outstanding share of Disney common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Disney common stock outstanding after the merger. It is expected that Disney stockholders before the merger will hold approximately 97% of the total Disney common stock outstanding upon completion of the merger.

Treatment of Marvel Stock Options, Restricted Stock and Deferred Stock Units

Immediately prior to the merger, unvested options to purchase Marvel common stock will become fully vested and exercisable. Holders of all unexercised Marvel stock options outstanding immediately prior to the merger will be entitled to receive a cash payment in an amount equal to (i) the product of (A) the number of shares of Marvel common stock subject to the option and (B) the excess, if any, of (1) the value of the merger consideration, based on the closing price of Disney common stock on the closing date of the merger over (2) the exercise price per share subject to the option, less (ii) withholding with respect to any applicable taxes. Each share of Marvel restricted stock outstanding immediately prior to the merger will vest in full and, as of the effective time of the merger, will entitle the holder to receive the merger consideration, less withholding with respect to applicable taxes. Mr. Maisel (the sole holder of Marvel deferred stock units) will be entitled to receive the per share merger consideration for each Marvel deferred stock unit held immediately prior the merger, less withholding with respect to applicable taxes.

Fractional Shares

Disney will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Marvel common stock who would otherwise be entitled to receive a fraction of a share of Disney common stock (after taking into account all shares of Marvel common stock owned by such holder at the effective time of the merger) will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the closing price of one share of Disney common stock on the closing date of the merger.

Exchange Procedures

Prior to the effective time of the merger, Disney will select an institution to act as exchange agent, and will establish with the exchange agent an exchange fund to hold the merger consideration to be paid to Marvel stockholders in connection with the merger. The exchange fund will consist of stock certificates representing shares of Disney common stock and cash to be paid as merger consideration and to be paid in lieu of fractional shares of Disney common stock and, if required pursuant to the merger agreement, any dividends or other distributions on Disney common stock with a record date occurring after the completion of the merger.

Promptly after the effective time of the merger, Disney or the exchange agent will mail to each record holder of Marvel common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for shares of Disney common stock issuable to each such holder and the cash amount to be paid to such holder pursuant to the merger. Upon proper surrender of a Marvel stock certificate, together with a properly completed letter of transmittal, in accordance with the exchange agent’s instructions, the holder of such Marvel stock certificate will be entitled to receive (i) the number of shares of Disney common stock issuable to such holder pursuant to the merger, (ii) a check in the amount equal to the cash portion of the merger consideration payable to such holder pursuant to the merger and (iii) dividends or other distributions, if any, and cash payable in lieu of fractional shares, to which such holder is entitled under the terms of the merger agreement. The surrendered certificates representing Marvel common stock will be canceled. After the effective time of the merger, each certificate representing shares of Marvel common stock that has not been surrendered will represent only the right to receive cash and shares of Disney common stock issuable pursuant to the merger and cash in lieu of any fractional share of Disney common stock to which the holder of any such certificate is entitled. After the effective time of the merger, Marvel will not register any transfers of Marvel common stock.

Holders of Marvel common stock should not send in their Marvel stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Marvel stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Marvel common stock are entitled to receive dividends or other distributions on Disney common stock with a record date after the effective time of the merger, but only after such holder has surrendered its Marvel common stock certificates. Any dividend or other distribution on Disney common stock with a record date after the effective time of the merger will be paid (i) at the time of surrender of the common stock certificate, if the payment date is on or prior to the date of surrender and not previously paid or (ii) at the appropriate payment date, if the dividends or distributions have a payment date subsequent to such surrender.

Lost, Stolen and Destroyed Certificates

If a Marvel stock certificate is lost, stolen, defaced or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if reasonably required by Disney, may also be required to provide an indemnity bond (in such reasonable amount as may be directed by Disney) prior to receiving any merger consideration (including cash in lieu of fractional shares and any dividends or distributions to which such holder is entitled).

Dissenting Shares

Record holders of Marvel common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal rights in compliance with Section 262 of the DGCL will be entitled to seek appraisal for, and obtain, from the surviving entity, payment in cash for the judicially determined fair value of, their shares of Marvel common stock if the merger is completed, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Marvel stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. If a holder of shares of Marvel common stock does not vote in favor of adoption of the merger agreement and properly demands appraisal rights with respect to such shares, such shares of Marvel common stock will not be converted into the right to receive the merger consideration at the effective time of the merger. However, if such stockholder fails to perfect or otherwise effectively waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, whether before or after the effective time of the merger, then that Marvel stockholder will not be paid the judicially determined fair value of their shares of Marvel common stock in accordance with Section 262 of the DGCL, and the shares of Marvel common stock held by such Marvel stockholder will be exchangeable solely for the merger consideration. See “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement/prospectus.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Disney, Merger Sub and Merger LLC, on the one hand, and Marvel on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. The representations and warranties of each of Disney and Marvel have been made solely for the benefit of the other party. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Disney and Marvel will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Marvel made a number of representations and warranties to Disney in the merger agreement, including representations and warranties relating to the following matters:

•	the organization, power, qualifications to do business and standing of Marvel;

•	the capital structure and the absence of restrictions with respect to the capital stock of Marvel;

•	the organization, power, qualifications to do business and standing of Marvel subsidiaries, and the absence of restrictions or encumbrances with respect to the capital stock of Marvel subsidiaries;

•	the authorization of Marvel to enter into and carry out the obligations in the merger agreement;

•	the vote of the stockholders required to complete the merger;

•	the governmental and regulatory approvals required to complete the merger;

•

the absence of any breach or any conflict or violation of the organizational documents of Marvel and its subsidiaries, any applicable legal requirements or any material contract of Marvel or the creation of an encumbrance (except for certain permitted encumbrances) on any of Marvel’s or its subsidiaries’ property or assets as a result of entering into and carrying out the obligations contained in the merger agreement;

•	Marvel’s SEC filings and the financial statements contained in those filings;

•	Marvel’s internal accounting controls and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events from December 31, 2008;

•	the absence of material litigation;

•	compliance with applicable laws by Marvel, its subsidiaries and its officers and directors;

•	Marvel’s owned and leased real properties;

•	Marvel’s taxes and tax returns;

•	Marvel’s intellectual property;

•	Marvel’s information technology and the security and privacy of Marvel’s data and IT systems;

•	Marvel’s benefit plans and employment matters;

•	Marvel’s compliance with employment/labor contracts and laws;

•	the absence of collective bargaining arrangements and labor controversies;

•	Marvel’s material contracts and the absence of breaches of material contracts;

•	environmental matters;

•	the accuracy of the information supplied for this proxy statement/prospectus and the registration statement of which it is a part;

•	Marvel’s insurance and the absence of material, uncovered insurance claims;

•	the condition of library films and access to film materials;

•	the cost commitments and distribution of films in progress;

•	the inapplicability of the amended rights plan and state takeover statutes to the merger;

•	the receipt of a fairness opinion of BofA Merrill Lynch;

•	entitlements to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by the merger agreement; and

•	the absence of indemnifiable claims.

Disney, Merger Sub and Merger LLC each made a number of representations and warranties to Marvel in the merger agreement, including representations and warranties relating to the following subject matters:

•	their organization, power, qualifications to do business and standing;

•	the capital structure and the absence of restrictions with respect to the capital stock or interests of Disney, Merger Sub and Merger LLC;

•	their corporate authorization to enter into and carry out the obligations contained in the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•

the absence of any breach or any conflict or violation of the organizational documents of Disney, Merger Sub or Merger LLC, any applicable legal requirements or any material contract or the creation of an encumbrance (except for certain permitted encumbrances) on any of their property or assets as a result of entering into and carrying out the obligations contained in the merger agreement;

•	Disney’s SEC filings and the financial statements contained in those filings;

•	Disney’s internal accounting controls and procedures;

•	the sufficiency of financing;

•	the absence of ownership of Marvel common stock;

•	the absence of certain changes from December 31, 2008;

•	the compliance with applicable laws by Disney and its subsidiaries and their officers and directors;

•	the accuracy of information supplied for this proxy statement/prospectus and the registration statement of which it is a part; and

•	the absence of circumstances that would prevent the transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Marvel’s Conduct of Business Before Completion of the Merger

Under the merger agreement, Marvel has agreed, until the effective time of the merger, except as required or contemplated by the merger agreement or as consented to in writing by Disney, to:

•	conduct its business in the ordinary course consistent with past practice;

•

use commercially reasonable efforts to preserve intact its business organization, goodwill and relationships with third parties and to keep available the services of its current officers and employees; and

•

use commercially reasonable efforts to protect its intellectual property to the end that Marvel’s and its subsidiaries’ goodwill and ongoing business will not be impaired in any material respect as of the closing date of the merger.

In addition, Marvel has agreed that, until the effective time of the merger, except as required or contemplated by the merger agreement or as consented to in writing by Disney, it will not (and will not permit its subsidiaries to):

•	amend its certificate of incorporation or bylaws or similar organizational or governance documents;

•

issue securities, subject to certain exceptions including pursuant to the rights agreement or the Marvel stock option plans, enter into any amendment of any terms of any of its outstanding securities or accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock except to the extent such acceleration occurs automatically under the terms of any interests or plans governing such interests;

•	dispose of any assets (other than intellectual property) except in the ordinary course of business consistent with past practice in an amount not to exceed $1 million in the aggregate;

•

make any acquisitions, by merger or consolidation or otherwise (other than acquisitions of intellectual property from third parties in the ordinary course of business consistent with past practice in an amount not to exceed $1 million in the aggregate), or adopt a plan of complete or partial liquidation or restructuring;

•

pay dividends, reclassify stock or commence any stock repurchases or redemptions other than in accordance with the rights agreement, in connection with the exercise of Marvel stock options or in connection with the settlement of Marvel deferred stock units;

•

(i) engage in “green-lighting” or commit to acquire, develop or finance any theatrical motion picture, (ii) commit to any prints or advertising spending commitments, (iii) enter into any distribution, co-ownership, co-production, co-financing or co-branding of any theatrical motion picture or (iv) incur or modify any indebtedness, in each case, except to the extent the taking of such actions does not create outstanding obligations in excess of $5 million in the aggregate unless such excess is consented to by Disney (which consent may not be unreasonably withheld, delayed or conditioned);

•

make any loans to, or investments in, other persons except in the ordinary course of business consistent with past practice in excess of $1 million in the aggregate or become liable for obligations of others (other than a guaranty by Marvel or one of its subsidiaries on behalf of Marvel or one of its subsidiaries), issue or sell any debt securities of Marvel or any of its subsidiaries or enter into any “keep well” agreements;

•

make any material changes to material contracts or real property leases, waive any rights under material contracts or enter into any new material contract or real property lease, subject to certain exceptions;

•	make changes in employee benefits, subject to certain limited exceptions;

•

change accounting methods except as required by changes in GAAP or Regulation S-X under the Exchange Act (as agreed to with Marvel’s independent public accountants) or as may be required by a change in applicable law;

•

make or change any material tax election except as required by applicable law, settle with any tax authority any material tax claim, audit or assessment, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim, audit or assessment relating to the Marvel or any of its subsidiaries, or change any annual material tax accounting period or method of tax accounting;

•

modify, amend, terminate or waive any rights or claims with respect to any confidentiality or standstill agreement to which Marvel is a party and which relates to a business combination involving Marvel;

•	authorize new capital expenditures (other than certain agreed-to capital expenditures), except in the ordinary course of business consistent with past practice in connection with the production or distribution of films, television programming and certain other entertainment projects in an amount not to exceed $5 million in the aggregate;

•

discharge any actions or liabilities or consent to the entry of any order, other than any discharge or consent with respect to actions or liabilities unrelated to any Marvel intellectual property in the ordinary course of business consistent with past practice where the amounts paid are less than $1 million in the aggregate;

•	enter into any agreement that would be required to be reported by Marvel pursuant to Item 404 of Regulation S-K or any agreement or arrangement with Mr. Stan Lee;

•

take actions that, or omit to take actions where such omission would reasonably be expected to prevent or materially delay the consummation of the merger except as permitted by the non-solicitation provision in the merger agreement;

•

grant encumbrances on, sell, assign, abandon or fail to maintain any owned intellectual property, grant, waive or modify any rights in or to Marvel’s owned intellectual property, fail to maintain or diligently prosecute Marvel’s owned intellectual property applications, enter into any material intellectual property contract or amend, terminate, fail to exercise a right of renewal or extension, or waive or release any right or claim under any material intellectual property contract;

•

participate in any discussions regarding any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any theatrical motion pictures produced or to be produced by Marvel or its subsidiaries;

•

enter into any material line of business other than the lines of business in which Marvel and its subsidiaries were engaged as of August 31, 2009 or distribute products other than the products that Marvel and its subsidiaries were distributing as of August 31, 2009;

•

permit any insurance policy or arrangement naming Marvel as the beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal

Under the terms of the merger agreement, subject to certain exceptions described below, Marvel has agreed that it will not, and will cause its subsidiaries not to, and will not authorize its directors, officers, employees or representatives to, directly or indirectly:

•

solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an alternative transaction proposal (as defined below); or

•

enter into, continue or participate in any discussions or negotiations regarding, or furnish any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any alternative transaction proposal.

An alternative transaction proposal is any written or oral offer, inquiry, proposal or indication of interest relating to any of the following transactions:

•	any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Marvel;

•

any direct or indirect acquisition or purchase, by any person or group of persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of Marvel, of assets or properties that constitute 20% or more of the fair market value of the assets and properties of Marvel and its subsidiaries, taken as a whole;

•	any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of 20% or more of any class of equity securities of Marvel; or

•	any other transaction having a similar effect to those described above, in each case, other than the merger and the transactions contemplated by the merger agreement and the voting agreement.

Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by Marvel stockholders, in response to a bona fide written alternative transaction proposal which the Marvel board of directors determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a superior proposal (as defined below), Marvel may (i) provide any information with respect to Marvel and its subsidiaries to the person making such alternative transaction proposal (and its representatives), provided that, prior to furnishing any such information, it receives from such person an executed confidentiality agreement with terms at least as restrictive as the confidentiality agreement between Marvel and Disney and all such information has previously been provided to Disney or is provided to Disney prior to or substantially concurrent with the time it is provided to such person, and (ii) engage in discussions or negotiations with the person making such alternative transaction proposal (and its representatives) regarding such alternative transaction proposal.

Additionally, Marvel is obligated to provide notice, as promptly as practicable (and in any event within one business day), to Disney of any alternative transaction proposal or any request for non-public information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any alternative transaction proposal, the material terms and conditions of any such alternative transaction proposal, the identity of the person making any such alternative transaction proposal and a copy of all written materials provided to Marvel in connection with such alternative transaction proposal. In addition, Marvel is obligated to provide to Disney, as promptly as practicable (and in any event within one business day), all information as is reasonably necessary to keep Disney fully informed of all material oral or written communications regarding any such alternative transaction proposal (including the status and changes to the economic or other material terms of such alternative transaction proposal) and to provide, as promptly as reasonably practicable, to Disney a copy of all material written materials provided by or to Marvel, any of its subsidiaries or any of their representatives in connection with such alternative transaction proposal. Furthermore, Marvel is obligated to provide 72 hours prior notice to Disney (or such shorter prior notice as is provided to the members of the Marvel board of directors) of any meeting of the Marvel board of directors at which it is reasonably expected to consider any alternative transaction proposal.

A superior proposal is a bona fide written alternative transaction proposal (with all of the references to 20% in the definition of alternative transaction proposal adjusted to increase the percentages referenced therein to 50%) which the Marvel board of directors determines in good faith (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal:

•	is reasonably likely to be consummated on the terms proposed;

•	to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained;

•	the per share consideration offered is greater than the merger consideration; and

•	is otherwise on terms that the Marvel board of directors has determined to be superior to the transaction contemplated by the merger agreement.

At any time prior to the adoption of the merger agreement by Marvel stockholders, solely in response to a superior proposal, the Marvel board of directors may terminate the merger agreement and concurrently enter into a definitive agreement with respect to such superior proposal if all of the following conditions are met:

•	such superior proposal had been made and not withdrawn and continues to be a superior proposal;

•

Marvel has provided five business days prior written notice of its receipt of a superior proposal to Disney stating (i) the material terms and conditions of the superior proposal (including the per share value of the consideration offered and the identity of the person making such superior proposal) and copies of the relevant proposed transaction agreements and (ii) that it intends to terminate the merger agreement;

•	Marvel has engaged in good faith negotiations with Disney to amend the merger agreement such that the superior proposal no longer constitutes a superior proposal;

•

the Marvel board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to terminate the merger agreement and enter into a definitive agreement relating to the superior proposal would reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

•

Marvel has complied with the non-solicitation provision of the merger agreement described in “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” on page 84 of this proxy statement/prospectus; and

•	Marvel pays the termination fee, which is described in “The Merger Agreement—Termination; Termination Fee; Expenses” on page 92 of this proxy statement/prospectus.

Obligation of the Marvel Board of Directors with Respect to Its Recommendation and Holding of a Stockholder Meeting

The Marvel board of directors has agreed not to (i) withdraw or qualify (or amend or modify in a manner adverse to Disney), or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Disney), its recommendation of the merger agreement and the merger and (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any alternative transaction proposal (each of which is referred to as an adverse recommendation change in this proxy statement/prospectus). The Marvel board of directors has also agreed not to approve or recommend, or publicly propose to approve or recommend, or allow Marvel or any of its affiliates to enter into any letter of intent or other agreement constituting an alternative transaction proposal or requiring Marvel to abandon or terminate the merger.

However, the Marvel board of directors may make an adverse recommendation change other than in response to a superior proposal if all of the following conditions are met:

•

it determines in good faith after consultation with its legal and financial advisors that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

•	it provides Disney five business days’ notice of its intent to do so, specifying the reasons for such adverse recommendation change; and

•

during such five business day period, if requested by Disney, Marvel engages in good faith negotiations with Disney to amend the merger agreement in a manner that obviates the need for such adverse recommendation change.

Nothing contained in the merger agreement prohibits Marvel from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) making any disclosure to its stockholders (other than an adverse recommendation change) if the Marvel board of directors determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would be reasonably expected to be a breach of its fiduciary duties under applicable law.

Under the terms of the merger agreement, the Marvel board of directors has agreed to call, hold and convene a meeting of its stockholders as promptly as practicable following the date that the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act. The Marvel board of directors has agreed to recommend the adoption of the merger agreement to its stockholders. Marvel’s obligation to hold such a meeting shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Marvel of any alternative transaction proposal or (ii) the withdrawal, qualification, amendment or modification by the Marvel board of directors or any committee thereof of its approval or recommendation of the merger agreement or merger. If an adverse recommendation change has occurred and subsequently, the Marvel board of directors reinstates its recommendation for the adoption of the merger agreement and the merger, Marvel will not hold or will adjourn the special meeting for at least 10 calendar days after the reinstatement, provided that the special meeting will be held as soon as practicable after such 10 calendar day period.

Commercially Reasonable Efforts to Complete the Merger

Under the terms of the merger agreement, each of Disney and Marvel has agreed to use its commercially reasonable efforts to take all actions and to assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger in the most expeditious manner practicable, including:

•

preparing and filing as soon as practicable all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement and taking such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any governmental authority or other third parties, including filings pursuant to the HSR Act with the FTC and the Antitrust Division (and the preparation and filing of any form relating to antitrust or other similar regulatory matters with any other governmental authority);

•	obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties;

•

defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger, including seeking to have any order that would restrain, prevent or delay the merger vacated or reversed; and

•	executing and delivering any additional instruments required by applicable law to consummate the merger.

Under the terms of the merger agreement, if any objections are asserted with respect to the merger under any domestic or foreign antitrust or competition laws or if any action is instituted challenging the merger by the Antitrust Division, FTC or other applicable governmental authority, Marvel must take all actions necessary to resolve these objections or actions in order to permit the merger to close as soon as reasonably practicable, including divesting assets or businesses (including its affiliates) in any manner. The obligations of Marvel to divest assets or businesses are conditioned upon the occurrence of the closing of the merger. Furthermore, Marvel may not take any actions in connection with divestitures of its assets or businesses without the prior written consent of Disney, other than divestitures related to assets or businesses of Marvel or its subsidiaries that are, individually or in the aggregate, immaterial to Marvel. In no event will Disney or its affiliates be required to divest assets or a business of Disney or its subsidiaries.

In addition, each of Disney and Marvel has agreed to consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings or communications made by such party with any governmental authority or other third party or any other information supplied by such party to a governmental authority or other third party in connection with the merger agreement and the transactions contemplated by the merger agreement.

Access to Information

Under the merger agreement, Marvel agrees to, and will cause each of its subsidiaries and officers, directors, employees and representatives to, afford Disney and its officers, directors, employees and representatives reasonable access during normal business hours to all of the officers, employees, agents, properties, offices, books and records of Marvel and its subsidiaries and all financial, operating and other information as Disney may reasonably request.

Notwithstanding the obligations described above, Marvel is not required to disclose any information that, in the reasonable judgment of Marvel, it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or order or the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by Marvel.

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, for six years following the effective time of the merger (and until such later date as of which any action commenced during such six year period will have been finally disposed of), Disney has agreed to honor all exculpation, indemnification and expense advancement obligations of Marvel contained in the certificate of incorporation or bylaws of Marvel or its subsidiaries or indemnification agreements in effect prior to completion of the merger for the benefit of any of Marvel’s current or former directors or officers and any person who becomes an officer or director of Marvel prior to the effective time of the merger. Also, for six years following completion of the merger, Disney and its subsidiaries will cause the certificate of incorporation, certificate of formation, bylaws and operating agreement, as applicable, of the surviving entity to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of Marvel and its subsidiaries in effect prior to completion of the merger, and Disney and its subsidiaries will not amend, repeal or otherwise modify such documents in any respect, except as required by law.

For six years following the completion of the merger (and until such later date as of which any action commenced during such six year period will have been finally disposed of), Disney has also agreed to maintain the existing policy of Marvel’s directors’ and officers’ liability insurance (whether through purchase of a “tail end” policy or otherwise) in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person covered by Marvel’s directors’ and officers’ liability insurance policy immediately prior to the effective time of the merger, on terms with coverage and amounts no less favorable, in the aggregate, than those in effect on the date of the merger agreement. However, Disney will not be required to pay annual premiums in excess of 250% of the annual premium paid by Marvel for such policies.

Employee Benefits

Under the terms of the merger agreement, Disney has agreed to maintain a severance pay practice for the benefit of each Marvel employee that is no less favorable than the severance pay practice provided to similarly situated Disney employees, starting on the closing date of the merger, for a period ending on the date one year after the closing date of the merger. With respect to severance benefits, Marvel employees will receive credit for their full years of service with Marvel prior to the merger, to the extent it would not result in duplication of benefits.

Marvel has agreed to take, prior to the effective time of the merger, such actions as Disney may reasonably request so as to enable Marvel after the merger to effect such actions relating to Marvel’s 401(k) plan as Disney may deem necessary or appropriate (after reasonable consultation with Marvel), including terminating Marvel’s 401(k) plan prior to the effective time of the merger, subject to Marvel’s 401(k) plan and applicable law and provided that such action does not preclude the immediate participation of Marvel employees in any subsequent 401(k) plan offered to Marvel employees by Disney.

Post-Merger Management and Operations

Under the merger agreement, Disney has agreed to adopt and implement certain policies and principles with respect to the management and operation of the Marvel Characters merchandise licensing and publishing business. The specified policies are explicitly subject to the authority of the Chief Executive Officer of Disney to take actions that are in the best interest of the Disney stockholders.

After the completion of the merger, the Marvel Characters licensing and publishing business will oversee the continued development of merchandise licensing and publishing based upon the Marvel universe of characters. The intent is that Marvel’s pre-merger merchandise licensing and publishing businesses will be continued under the supervision of Isaac Perlmutter, and Mr. Perlmutter will be responsible for integrating the Marvel Characters licensing and publishing operations within Disney, as appropriate, with the intention of maximizing their overall value to Disney stockholders.

Mr. Perlmutter will be the president and most senior executive officer of the Marvel Characters licensing and publishing businesses, reporting directly to Disney’s President and Chief Executive Officer, Robert A. Iger. In this capacity, Mr. Perlmutter will (i) lead, oversee and have responsibility for the operations of the licensing and publishing of the Marvel Characters and properties (the finance, legal and human resources staff of these businesses will also report into Disney’s finance, legal and human resources functions consistent with such functions within Disney), (ii) coordinate efforts with the Disney Consumer Products group to maximize the value of the Marvel Characters businesses for Disney as a whole, (iii) be actively involved and actively participate at all stages in the development, review and approval of budgets for feature films and other live action and animated productions based on the Marvel universe of characters and (iv) oversee hiring, termination and compensation practices of the Marvel Characters licensing and publishing businesses with the understanding that the compensation practices will be consistent with such practices of Disney.

The Marvel Characters licensing and publishing businesses will continue to be based in their current cities, while Mr. Perlmutter will be permitted to perform his management role from those offices or from Florida.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the holders of at least a majority of the outstanding shares of Marvel common stock;

•

the expiration or termination of any waiting period under the HSR Act and, to the extent material, under any foreign antitrust, competition or pre-merger notification law, and the making or receipt of all other material foreign antitrust, competition, trade, pre-merger notification or other regulatory approvals as may be required to consummate the merger;

•	the absence of an actual or pending law or order, which prohibits or threatens to prohibit the transactions contemplated by the merger agreement; and

•	the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and there being no pending or threatened stop order relating thereto.

Conditions to Marvel’s Obligations. The obligation of Marvel to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•

(i) the representations and warranties of Disney, Merger Sub and Merger LLC in the merger agreement concerning their organization and authority to execute and deliver the merger agreement must be true and correct in all respects and (ii) all other representations and warranties of Disney, Merger Sub and Merger LLC must be true and correct, in each case, as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date (other than those representations or warranties that speak as of an earlier date, in which case, such representations or warranties must be true and correct in all respects as of that date), except in the case of representations and warranties described in clause (ii) above, where all failures to be true and correct (without giving effect to any materiality or material adverse effect qualifications) have not had, or would not reasonably be expected to have, a material adverse effect on Disney;

•

each of Disney and Merger Sub must have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by them under the merger agreement at or prior to the closing date of the merger;

•

Marvel must have received a certificate of an executive officer of Disney as to the satisfaction of the conditions relating to the representations and warranties of Disney, Merger Sub and Merger LLC and the performance of the obligations of Disney and Merger Sub;

•

since August 31, 2009, there must not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would be reasonably expected to have a material adverse effect on Disney;

•

Marvel must have received an opinion of Paul Hastings (or such other counsel reasonably acceptable to Marvel), dated as of the closing date of the merger, to the effect that the merger and the upstream merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the merger agreement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Disney and Marvel will be a party to the “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the shares of Disney common stock issuable to Marvel stockholders pursuant to the merger must have been authorized for listing on the NYSE, subject to official notice of issuance.

Conditions to Disney’s and Merger Sub’s Obligations. The obligation of Disney and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of Marvel in the merger agreement regarding its organization, its subsidiaries, the absence of a material adverse effect, the amendment of Marvel’s rights agreement and the inapplicability of state takeover statutes must be true and correct in all respects, (ii) the representations and warranties of Marvel in the merger agreement concerning capitalization must be true and correct in all respects, except for any inaccuracy that results in de minimis liability, expense or cost to Disney or Merger Sub and (iii) all other representations and warranties of Marvel in the merger agreement must be true and correct, in each case, as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date (other than those representations or warranties that speak as of an earlier date, in which case, such representations or warranties must be true and correct in all respects as of that date), except in the case of representations and warranties described in clause (iii) above, where all failures to be true and correct (without giving effect to any materiality or material adverse effect qualifications) have not had, or would not reasonably be expected to have, a material adverse effect on Marvel;

•

Marvel must have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger;

•

Disney and Merger Sub must have received a certificate of an executive officer of Marvel as to the satisfaction of the conditions relating to the representations and warranties of Marvel and the performance of the obligations of Marvel;

•

since August 31, 2009, there must not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would be reasonably expected to have a material adverse effect on Marvel;

•

Disney must have received an opinion of Dewey & LeBoeuf (or such other counsel reasonably acceptable to Disney) to the effect that the merger and the upstream merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the merger agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Disney and Marvel will be a party to the “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•

Marvel must have delivered to Disney a certificate, establishing that Marvel is not a “United States real property holding corporation” within the meaning of the Internal Revenue Code and the Treasury Regulations thereunder, and has not been such a United States real property holding corporation within the five year period ending on the closing date of the merger.

Each of Disney, Merger Sub, Merger LLC and Marvel may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. Neither Disney nor Marvel can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Disney or Marvel means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Disney and its subsidiaries, taken as a whole, or Marvel and its subsidiaries, taken as a whole, as the case may be. However, no such event, occurrence, fact, condition, change, development or effect will be a material adverse effect on either Disney or Marvel, as the case may be, to the extent it results from:

•

general economic or political conditions or changes, provided that any such condition or change which disproportionately affects Disney and its subsidiaries or Marvel and its subsidiaries, as the case may be, relative to other participants in the industries in which the parties operate, may not be excluded from the determination of whether there has been a material adverse effect on Disney or Marvel, as the case may be;

•

financial or security market fluctuations or conditions, provided that any such fluctuation or condition which disproportionately affects Disney and its subsidiaries or Marvel and its subsidiaries, as the case may be, relative to other participants in the industries in which the parties operate, may not be excluded from the determination of whether there has been a material adverse effect on Disney or Marvel, as the case may be;

•

changes in, or events affecting, the industries in which Disney or Marvel or any of their subsidiaries operate, as the case may be, provided that any such change or event which disproportionately affects Disney and its subsidiaries or Marvel and its subsidiaries, as the case may be, relative to other participants in the industries in which the parties operate, may not be excluded from the determination of whether there has been a material adverse effect on Disney or Marvel, as the case may be;

•	any effect arising out of a change in GAAP or applicable law;

•	actions taken pursuant to the merger agreement or at the request of Disney or Marvel, as the case may be;

•

any changes in the price or trading volume, in and of itself, of Disney’s stock, or Marvel’s stock, as the case may be, provided that the underlying cause of any such change or event may not be excluded from the determination of whether there has been a material adverse effect on Disney or Marvel, as the case may be;

•

any failure by Disney or Marvel, as the case may be, to meet published or unpublished revenue or earning projections, in and of itself, provided that the underlying cause of any such failure may not be excluded from the determination of whether there has been a material adverse effect on Disney or Marvel, as the case may be; or

•

any legal claims or other proceedings made by any stockholder of Disney or Marvel, as the case may be (on their own behalf as stockholders or on behalf of Disney or Marvel, as the case may be), arising out of or relating to the merger agreement, provided that the underlying cause of any such change or event may not be excluded from the determination of whether there has been a material adverse effect on Disney or Marvel, as the case may be.

Termination; Termination Fee; Expenses

Termination

The merger agreement may be terminated in accordance with its terms at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by Marvel stockholders:

•	by mutual written consent of Disney, Merger Sub and Marvel;

•	by Disney or Marvel:

•

if the merger is not completed by May 31, 2010, which is referred to as the outside date in this proxy statement/prospectus, provided that (i) the outside date may be extended (A) for up to 90 days by either party if the merger has not been consummated because of a failure to obtain HSR approval or a material foreign antitrust approval and the extending party reasonably believes such approval will be obtained in the extension period and each of the other conditions to the merger have been satisfied or waived or remains reasonably capable of satisfaction and (B) in the event the Marvel board of directors recommends the adoption of the merger agreement after having previously effected an adverse recommendation change (which is referred to as the reinstated recommendation in this proxy statement/prospectus), to the extent necessary so that Marvel can comply with the requirement in the merger agreement that the special meeting not be held earlier than ten days after the date of the reinstated recommendation and (ii) such right to terminate the merger agreement will not be available to a party whose breach of the merger agreement is the cause of the failure of the merger to be consummated;

•	if any governmental authority has issued an order or taken any other action permanently restraining, enjoining or prohibiting the merger and such order or other action is final and non-appealable; or

•	if the adoption of the merger agreement by Marvel stockholders has not been obtained at the special meeting or at any adjournment or postponement of such meeting;

•

by Marvel (provided it is not then in material breach of any of its obligations under the merger agreement), if there is any continuing inaccuracy in the representations and warranties of Disney, Merger Sub and Merger LLC, or Disney or Merger Sub are then failing to perform any of their respective covenants or other agreements set forth in the merger agreement, in either case such that

(i) the conditions to Marvel’s obligation to effect the merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is incapable of being cured, or is not cured within 60 days after written notice is received by Disney;

•

by Disney (provided it is not then in material breach of any of its obligations under the merger agreement), if there is any continuing inaccuracy in the representations and warranties of Marvel, or Marvel is then failing to perform any of its covenants or other agreements set forth in the merger agreement, in either case such that (i) the conditions to Disney’s obligation to effect the merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is incapable of being cured, or is not cured within 60 days after written notice is received by Marvel;

•	by Disney, upon a breach in any material respect by Marvel of the non-solicitation provision in the merger agreement;

•	by Marvel, in response to a superior proposal as permitted by Marvel’s non-solicitation covenant in the merger agreement, so long as Disney has received the termination fee discussed below; or

•

by Disney, at any time prior to adoption of the merger agreement by Marvel stockholders, if (i) Marvel or the Marvel board of directors (A) fails to include in this proxy statement/prospectus its recommendation that the Marvel stockholders adopt the merger agreement, (B) makes an adverse recommendation change, (C) approves or recommends any alternative transaction proposal or (D) within 10 business days of the public announcement of an alternative transaction proposal, fails to reaffirm (publicly, if so requested by Disney) its recommendation in favor of adoption of the merger agreement and approval of the merger or (ii) within 10 business days after a tender or exchange offer relating to securities of Marvel is announced, Marvel has not sent to the Marvel stockholders a statement disclosing that the Marvel board of directors recommends rejection of such tender or exchange offer.

Termination Fee

Under the terms of the merger agreement, Marvel must pay Disney a termination fee equal to $140 million in the event that:

•	the merger agreement is terminated by Disney because Marvel materially breaches its obligations under the no solicitation provision discussed above;

•

the merger agreement is terminated by Disney because (i) Marvel or the Marvel board of directors (A) fails to include its recommendation that Marvel stockholders adopt the merger agreement in this proxy statement/prospectus, (B) effects an adverse recommendation change, (C) approves or recommends any alternative transaction proposal or (D) fails to reaffirm (publicly, if so requested by Disney) its recommendation of the merger agreement and the merger within 10 business days following public announcement of an alternative transaction proposal or (ii) within 10 business days following the announcement of a third-party tender or exchange offer for Marvel’s capital stock, Marvel fails to issue a statement to Marvel stockholders disclosing that the Marvel board of directors recommends rejection of such tender or exchange offer;

•

the merger agreement is terminated by Marvel in response to a superior proposal in compliance with the no solicitation provision (as discussed above in “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus);

•

(i) the merger agreement is terminated by Disney or Marvel because (A) the required approval of the stockholders of Marvel has not been obtained at the special meeting, (B) the merger has not been consummated by May 31, 2010, (C) Marvel intentionally and knowingly breaches a representation or warranty such that the closing condition related to such representations and warranties is not satisfied or (D) Marvel fails to perform its covenants in the merger agreement, in a material respect, (ii) at the time of such termination, an alternative transaction proposal has been publicly announced and (iii) within 12 months of such termination, Marvel enters into an agreement with any third party to consummate, or consummates, any alternative transaction proposal (for the purposes of (ii) and (iii) above, “alternative transaction proposal” has the meaning given in the section titled “The Merger Agreement—Marvel Is Prohibited From Soliciting Other Offers; Superior Proposal” beginning on page 84 of this proxy statement/prospectus, except that all references in that section to 20% will be deemed to be references to 50%); or

•

the merger agreement is terminated by Disney or Marvel because the required approval of the stockholders of Marvel has not been obtained at the special meeting, and, at or prior to such time, Disney has the right to a termination fee for the reasons listed in the first two bullets above.

Expenses

Except as described below, each party will bear its own expenses in connection with the merger, except that Disney and Marvel each will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of this proxy statement/prospectus, (ii) the filing and printing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (iii) any filings pursuant to the HSR Act or any foreign antitrust or competition law.

Furthermore, in the event that (i) Marvel terminates the merger agreement because Disney breaches its representations, warranties or covenants such that the related closing condition will not be satisfied, then Disney will reimburse Marvel for all of Marvel’s expenses or (ii) Disney terminates the merger agreement because Marvel breaches its representations, warranties or covenants such that the related closing condition will not be satisfied, then Marvel, in addition to any payment of the termination fee that may be required as discussed above, will reimburse Disney for all of Disney’s expenses. In the event Marvel is required to reimburse Disney’s expenses and also pay a termination fee, the amount of the termination fee will be reduced by the amount of Disney’s expenses.

Reimbursement of expenses includes all reasonable out of pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the merger, including the preparation, printing, filing and mailing of registration statement, this proxy statement/prospectus and the solicitation of stockholder approvals and all other matters related to the merger.

The amount required to be reimbursed for expenses for either Disney or Marvel will not exceed $10 million.

Miscellaneous

Specific Performance

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Amendment

The merger agreement may be amended by Disney, Marvel, Merger Sub or Merger LLC, by additional written agreements signed by the parties, whether before or after adoption of the merger agreement by the Marvel stockholders; provided, however, that after adoption of the merger agreement by the Marvel stockholders, amendments that by law require further stockholder approval or authorization may be made only with such further approval or authorization of the Marvel stockholders.

THE VOTING AGREEMENT

Concurrently with the execution and delivery of the merger agreement, on August 31, 2009, Mr. Isaac Perlmutter, the Isaac Perlmutter Trust 01/28/1993 (which is referred to as the Trust in this proxy statement/prospectus) and two companies solely owned by the Trust, Object Trading Corp. and Zib, Inc. (which, together with the Trust and Mr. Perlmutter, are collectively referred to as the Perlmutter stockholders in this proxy statement/prospectus), entered into a voting agreement with Disney and Marvel. Mr. Perlmutter is the Chief Executive Officer of Marvel and Vice Chairman of the Board of Directors of Marvel. Approximately 28,887,785 shares, or approximately 36.8%, of Marvel common stock outstanding on the record date are subject to the voting agreement. Such shares, along with all shares acquired by each of the Perlmutter stockholders as a result of any stock dividend, stock split or other similar recapitalization and all shares purchased or beneficially acquired by each of the Perlmutter stockholders, in each case, after the execution of the voting agreement, are referred to as the subject shares in this proxy statement/prospectus.

The following is a summary description of the voting agreement, which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

The Perlmutter stockholders have (i) agreed to vote their subject shares and (ii) granted to Disney an irrevocable proxy and irrevocably appointed Disney and each of its executive officers and any of them in their capacities as officers of Disney, as their proxies and attorneys-in-fact, to vote their subject shares at every meeting of Marvel stockholders (and any adjournment or postponement thereof) as follows:

•	in favor of adoption of the merger agreement and any other action reasonably requested by Disney in furtherance of the merger agreement;

•	against the approval of any alternative transaction or the adoption of any agreement relating to any alternative transaction; and

•

against any amendment of Marvel’s certificate of incorporation or bylaws or any other action, agreement, proposal or transaction involving Marvel or any of its subsidiaries which would, or would reasonably be expected to, (i) result in a breach of any covenant, representation or warranty of Marvel contained in the merger agreement or of the Perlmutter stockholders contained in the voting agreement or (ii) in any manner compete with, interfere with, prevent or delay the merger.

The Perlmutter stockholders remain free to vote their subject shares in any manner they deem appropriate with respect to any matter not covered by the foregoing, but only to the extent that such vote would not reasonably be expected to compete with, interfere with, prevent or delay the merger.

Transfer Restrictions

In addition, the Perlmutter stockholders have agreed to certain restrictions on the transfer of their subject shares. For a period beginning on August 31, 2009 and until the termination of the voting agreement, the Perlmutter stockholders may not: (i) sell, transfer, encumber or otherwise dispose of, permit the execution of any redemption, share purchase, recapitalization or other similar agreement with Marvel or any other person or enter into any agreement with any person with respect to the transfer of any of their subject shares or any other capital stock of Marvel; (ii) grant any proxies, options or rights of first offer or refusal with respect to their subject shares; (iii) enter into any voting agreement, voting trust or other voting arrangements with respect to any of their subject shares; (iv) enter into a swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any of their subject shares; or (v) create or permit to exist any encumbrance affecting any of their subject shares.

The foregoing requirements will not prohibit the Perlmutter stockholders from transferring their subject shares (a) pursuant to a will or the laws of descent and distribution or any such transfer to an immediate family member or a family trust for the benefit of immediate family members or (b) to a charitable organization in amount and frequency consistent with past practice over the past three years as agreed to by the parties, so long as the other party to such transfer executes the voting agreement and agrees to be bound by its terms.

Non-Solicitation

Additionally, from and after August 31, 2009, each of the Perlmutter stockholders has agreed (i) not to, and to cause any investment banker, attorney or other representative of such Perlmutter stockholder not to, directly or indirectly, solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any alternative transaction proposal, or negotiate, explore or otherwise engage in discussions with any person with respect to any alternative transaction, or approve, endorse or recommend any alternative transaction, or enter into any agreement with respect to any alternative transaction and (ii) not to take any action which makes, or would reasonably be expected to make, any of the representations or warranties of each of the Perlmutter stockholders in the voting agreement untrue or incorrect. Each of the Perlmutter stockholders must notify Disney within twenty-four hours of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, such Perlmutter stockholder, indicating the name of such person and providing to Disney a summary of the material terms of such proposal.

Termination

The voting agreement terminates upon the earlier of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

COMPARISON OF STOCKHOLDER RIGHTS

General

Disney and Marvel are incorporated under the laws of the State of Delaware and, accordingly, the rights the stockholders of each are governed by the DGCL. Before the completion of the merger, the rights of Marvel stockholders are also governed by the Marvel certificate of incorporation and the Marvel bylaws, each as amended. Upon completion of the merger, each share of Marvel common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and treasury shares and subject to adjustment for certain changes in Disney common stock or Marvel common stock such as reclassifications or stock splits) will be converted into the right to receive the merger consideration, which will include shares of Disney common stock and cash, subject to certain adjustments. As a result, upon completion of the merger, the rights of Marvel stockholders who become Disney stockholders in the merger will be governed by the DGCL, the Disney certificate of incorporation, as amended, and the Disney bylaws, as amended.

Certain Differences Between the Rights of Stockholders of Disney and Stockholders of Marvel

The following is a summary of material differences between the current rights of Disney stockholders and the current rights of Marvel stockholders. While Disney and Marvel believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Disney stockholders and Marvel stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of Disney and Marvel to which Disney and Marvel refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. Disney and Marvel urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which Disney and Marvel refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Disney stockholder and the rights of a Marvel stockholder. Disney and Marvel have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

	Disney	Marvel
Authorized Capital Stock	The authorized capital stock of Disney consists of (i) 3,600,000,000 shares of common stock, par value $0.01 per share, (ii) 1,000,000,000 shares of common stock designated “go.com common stock,” par value $0.01 per share, and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of the go.com common stock or preferred stock are outstanding other than shares of preferred stock held by wholly owned subsidiaries of Disney.	The authorized capital stock of Marvel consists of (i) 250,000,000 shares of common stock, par value $0.01 per share, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding.

Number of Directors	The Disney certificate of incorporation and bylaws provide that the Disney board of directors will consist of not less than 9 nor more than 21 directors, the exact number of directors to be determined from time to time by the Disney board of directors. The Disney board of directors currently consists of 12 directors.	The Marvel bylaws provide that the Marvel board of directors will consist of not less than 5 nor more than 15 directors, the exact number of directors to be determined by resolution of the Marvel board of directors. The Marvel board of directors currently consists of 8 members.

	Disney	Marvel
Election of Directors	The Disney bylaws provide that, in an uncontested election, directors will be elected by a majority of votes cast, and in a contested election, a plurality of votes cast will be sufficient to elect directors.	The Marvel bylaws provide that directors will be elected by the affirmative vote of a plurality in voting power of the Marvel shares entitled to vote for the election of directors at a meeting at which a quorum is present.

Cumulative Voting	The Disney certificate of incorporation does not provide for cumulative voting and accordingly, Disney stockholders do not have cumulative voting rights in connection with the election of directors.	The Marvel certificate of incorporation expressly prohibits cumulative voting and accordingly, Marvel stockholders do not have cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Disney has one class of directors and the Disney certificate of incorporation does not provide for a classified board of directors. Disney’s directors are elected for a term of one year.	The Marvel certificate of incorporation and bylaws provide that the Marvel board of directors is divided into three staggered classes, with each class as nearly equal in number as possible. The directors are assigned to a class at the time of their election. Marvel’s directors are elected for a term of three years, with the term of each class staggered to expire in successive years.

Removal of Directors

Section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, subject to certain exceptions.

Neither the Disney certificate of incorporation nor the bylaws provide otherwise.

The Marvel bylaws provide that any director or the entire board of directors may be removed for cause by the affirmative vote or written consent of a majority in voting power of the shares of Marvel capital stock then entitled to vote for the election of directors.

Section 141(k) of the DGCL further provides that unless the certificate of incorporation provides otherwise, in the case of classified boards of directors, directors may be removed only with cause. Because Marvel has a classified board of directors and its certificate of incorporation does not provide otherwise, Section 141(k) of the DGCL permits the removal of Marvel directors only with cause.

Vacancies on the Board of Directors	The Disney certificate of incorporation provides that any newly created directorship resulting from any increase in the authorized number of directors may only be filled by a majority of the directors then in office, provided there is a quorum, and that any other vacancy on the Disney board of directors may be filled by a majority of the directors then in office,	The Marvel certificate of incorporation and bylaws provide that board vacancies, for any reason, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority action of the remaining directors then in office, even though such number of directors may constitute less than a quorum.

	Disney	Marvel

even if less than a quorum, or by a sole remaining director.

The Disney bylaws provide that any vacancy on the Disney board of directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Any director elected to fill a vacancy will hold office until the next annual election of directors unless sooner displaced.

Each director so chosen will hold office until the next election of the class of directors for which such director has been chosen and until his successor is duly elected and qualified or until the earlier of such director’s death, resignation, removal or disqualification.

Stockholder Action by Written Consent	The Disney bylaws allow stockholder action by written consent.	The Marvel certificate of incorporation and bylaws provide that any action required or permitted to be taken by Marvel stockholders must be effected at a meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment to Certificate of Incorporation

The Disney certificate of incorporation provides that Disney reserves the right to repeal, alter, amend or rescind any provision contained in the Disney certificate of incorporation in the manner prescribed by statute. Under Section 242 of the DGCL, an amendment to the Disney certificate of incorporation generally requires approval of the majority of the Disney board of directors and the holders of a majority of the Disney common stock entitled to vote.

But to amend, alter or repeal the provisions of the Disney certificate of incorporation relating to certain business combinations, the Disney certificate of incorporation provides that the affirmative vote of the owners of 4/5 of the outstanding common stock entitled to vote will be required.

The Marvel certificate of incorporation provides that Marvel reserves the right to amend or repeal any provision contained in the certificate of incorporation. Under Section 242 of the DGCL, an amendment to the Marvel certificate of incorporation generally requires approval of the majority of the Marvel board of directors and the holders of a majority of the Marvel common stock entitled to vote.

Amendment of Bylaws	Under Section 109 of the DGCL, the power to adopt, amend or repeal bylaws is in the stockholders entitled to vote. In addition, Section 109 of the DGCL provides that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors (but may not divest the stockholders of that power).	Under Section 109 of the DGCL, the power to adopt, amend or repeal bylaws is in the stockholders entitled to vote. In addition, Section 109 of the DGCL provides that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors (but may not divest the stockholders of that power). The Marvel certificate of

	Disney	Marvel

The Disney certificate of incorporation and bylaws provide that the Disney bylaws may be altered, amended or repealed, in whole or in part, or that new bylaws may be adopted by either the holders of 66 2/3% of the outstanding capital stock entitled to vote thereon or by the board of directors.

incorporation provides that the board of directors shall have the power to adopt, amend, and repeal the Marvel bylaws.

The Marvel bylaws provide that new bylaws may be adopted or current bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors; provided, however, that the bylaws regarding special meetings of stockholders may not be amended or repealed without the affirmative vote of 85% of the outstanding shares entitled to vote for the election of directors; provided, further, that any repeal or modification of the bylaws related to director and officer indemnification and advancement of expenses must not adversely affect any rights or protection under such bylaws of any current or former director or officer in respect of any proceeding arising out of, or related to any act or omission occurring prior to the time of such repeal or modification. No amendment may be made unless the bylaws, as amended, are consistent with the provisions of the DGCL and the certificate of incorporation.

Special Meeting of Stockholders	The Disney certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board of directors, or the President. Special meetings of stockholders may not be called by any other person.	The Marvel certificate of incorporation provides that, notwithstanding anything to the contrary contained in the bylaws, special meetings of stockholders may be called by the chief executive officer or chairman of the board, shall be called at the written request of a majority of the total number of directors in office, and may not be called by any other person. The Marvel bylaws provide that a special meeting of stockholders may be called by the chief executive officer or chairman of the board, shall be called at the written request of a majority of the total number of directors in office and shall be called by the chief executive officer or secretary upon the written request of not less than 15% in interest of the stockholders entitled to vote at the special meeting.

Notice of Stockholder Meetings	The Disney bylaws require that written notice of an annual meeting or special meeting of stockholders, stating the place, date and time of the meeting, and in the case of special meetings, the purpose for which the meeting was called, be given to	The Marvel bylaws require that written notice (or notice by means of electronic transmission to the extent permitted by law) of each annual or special meeting of stockholders, stating the place, date and time of the meeting, and in the case of

	Disney	Marvel
	each Disney stockholder entitled to vote at the meeting. For special meetings, such notice must be delivered not less than 10 nor more than 60 days before the date of the meeting. Only the business stated in such notice may be acted upon at the special meeting.	special meetings, the purpose of such meeting, be given to each stockholder entitled to vote at the meeting not less than 10 days nor more than 60 days before the date of such meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

The Disney bylaws provide that, to be properly brought before an annual meeting, business must be either:

•     specified in the notice of annual meeting or any supplement to the notice;

•     otherwise brought before the meeting by or at the direction of the Disney board of directors; or

•     otherwise properly brought before the meeting by a Disney stockholder.

To be timely, a Disney stockholder’s notice of business to be conducted at an annual meeting must be delivered to or mailed and received at the principal executive offices of Disney:

•     not less than 90 nor more than 120 days before the first anniversary of the previous year’s annual meeting; or

•     if the date of the annual meeting is more than 30 days before or 70 days after the anniversary date of the previous year’s annual meeting, not less than 120 days before the annual meeting nor 10 days after public announcement by Disney of the date of the meeting.

The Marvel bylaws provide that, to be properly brought before an annual meeting, business must be:

•     specified in the notice of meeting (or any supplement to the notice);

•     otherwise brought before the meeting by or at the direction of the Marvel board of directors or any committee thereof; or

•     otherwise properly brought before the meeting by a Marvel stockholder.

To be timely, a Marvel stockholder’s notice of business to be conducted at an annual meeting must be delivered to the principal executive offices of Marvel:

•     not less than 90 nor more than 120 days before the first anniversary of the previous year’s annual meeting; or

•     if the date of the annual meeting is more than 30 days before or 60 days after the anniversary date of the previous year’s annual meeting, not earlier than 120 days before the annual meeting and not later than 90 days before such annual meeting or the tenth day following public announcement by Marvel of the date of the meeting.

	Notwithstanding the above, in the event that the number of directors to be elected at the annual meeting is increased and there is no public announcement by Disney naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships will be considered timely if delivered to	Notwithstanding anything above, in the event that the number of directors to be elected is increased and there is no public announcement by Marvel naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships will be considered timely if delivered

Disney	Marvel
Disney’s principal executive offices no later than 10 days after Disney’s public announcement.	to Marvel’s principal executive offices no later than 10 days after Marvel’s public announcement.

A Disney stockholder’s written notice must set forth:

•     as to any nominee, all information required to be disclosed in solicitations for proxies for election of directors in an election contest or otherwise required by federal securities laws;

•     as to any other proposed business, a brief description of the business, the text of the proposal or business, the reasons for conducting the business and any material interest of the Disney stockholder in the business; and

•     as to the Disney stockholder making the nomination or proposal and as to any Disney stockholder on whose behalf the nomination or proposal is made, (i) the name and address of the Disney stockholder, (ii) the class and number of shares of Disney capital stock owned by such Disney stockholder, (iii) a representation that the Disney stockholder is a Disney stockholder and is entitled to vote at the meeting, and (iv) a representation as to whether the Disney stockholder intends to distribute a proxy statement and/or solicit proxies in support of the nomination or proposal.

A Marvel stockholder’s written notice must set forth:

•     as to any nominee, (i) all information required to be disclosed in solicitations of proxies for election of directors in a contested election pursuant to federal securities laws, (ii) a description of all compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between such stockholder and each proposed nominee and (iii) a completed and signed questionnaire, representation and agreement (as required by the bylaws) with respect to, among other matters, the background and qualification of the nominee and the background of any other person on whose behalf the nomination is being made;

•     as to any other proposed business, a brief description of the business, the text of the proposal or business, the reasons for conducting the business and any material interest of the Marvel stockholder in the business; and

•     as to the Marvel stockholder giving the notice and the Marvel stockholder on whose behalf the nomination or proposal is made: (i) the name and address of the Marvel stockholder, (ii) the class and number of Marvel shares owned by the stockholder, (iii) any option, warrant or similar right, or derivative instrument relating to any Marvel shares and owned by the stockholder, (iv) any proxy, arrangement, or relationship pursuant to which such stockholder has a right to vote any Marvel shares, (v) any short interest of the stockholder in any Marvel security, (vi) any rights

Disney	Marvel
of the stockholder to dividends on Marvel shares that are separated or separable from the underlying Marvel shares, (vii) any proportionate interest of the stockholder in Marvel shares of or derivative instruments held by a general or limited partnership in which the stockholder is a general partner or, beneficially owns an interest in a general partner, (viii) any performance-related fees to which the stockholder is entitled based on any increase or decrease in the value of Marvel shares or derivative instruments, (ix) a description of all agreements, arrangements and understandings between the stockholder and any other person(s) in connection with the nomination or proposal, (x) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and/or for the election of directors in a contested election, and (xi) an undertaking to update the information required above not later than 10 days after the record date and not later than 7 days before the date of the special meeting.

Disney may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of the nominee to serve as a Disney director.	Marvel may require any proposed nominee to furnish such other information as it may reasonably be require to determine the eligibility of the nominee to serve as an independent Marvel director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The Disney bylaws further provide that nominations of persons for election to the Disney board of directors may be made at a special meeting of Disney stockholders:

•     by or at the direction of the Disney board of directors; or

•     if the Disney board of directors has specified in its notice of meeting that directors will be elected at the meeting, by any Disney stockholder who provides notice that complies

The Marvel bylaws further provide that nominations of persons for election to the Marvel board of directors may also be made at a special meeting of Marvel stockholders:

•     by or at the direction of the Marvel board of directors; or

•     if the Marvel board has determined that directors will be elected at the meeting, by any Marvel stockholder who complies with the notice

	Disney	Marvel

with the notice procedures described above for annual meetings.

The chairman of the meeting has the power to determine and declare whether the nomination or business proposed to be brought before the meeting was properly made in accordance with the procedures summarized above. If the chairman of the meeting determines the proposed nomination or business was not made in compliance with the bylaws, the nomination or proposed business will be disregarded or the proposed business will not be transacted, as the case may be.

procedures described above for annual meetings.

The chairman of the meeting has the power and duty to determine and declare whether the nomination or proposed business was properly made in accordance with the procedures summarized above. If the chairman of the meeting determines the proposed nomination or business was not made in compliance with the bylaws, the defective proposal or nomination will be disregarded.

Notwithstanding the foregoing, unless otherwise required by law, if the Marvel stockholder does not appear at the annual or special meeting of stockholders to present a nomination or proposed business, such nomination will be disregarded and such proposed business will not be transacted, notwithstanding that proxies in respect of such vote may have been received by Marvel.

Proxy	The Disney bylaws provide that each Disney stockholder represented at a meeting of Disney stockholders will be entitled to vote in person or by proxy.	The Marvel bylaws provide that any Marvel stockholder entitled to vote may do so in person or by proxy; provided, however, that no proxy will be voted after 3 years from its date, unless the proxy provides for a longer period.

Preemptive Rights	The Disney certificate of incorporation does not grant any preemptive rights.	The Marvel certificate of incorporation explicitly states that no holder of shares of Marvel common stock is entitled to preemptive rights.

Dividends	The Disney certificate of incorporation states that, subject to any preferences and relative, participating, optional or other special rights of any outstanding series of preferred stock and any qualifications or restrictions on the common stock or any class thereof created thereby, dividends may be declared and paid upon each class of common stock, upon the terms, with respect to each such class, and subject to the limitations provided for in the certificate of incorporation, as the Disney board of directors may determine.	The Marvel certificate of incorporation states that, subject to any preferential or other rights of the holders of outstanding shares of preferred stock, when, as, and if dividends are declared by the Marvel board of directors in accordance with the provisions of the certificate of incorporation on outstanding shares of common stock, the holders of shares of common stock will be entitled to share equally in and to receive all such dividends, in accordance with the number of shares of common stock held by each such stockholder.

	Disney	Marvel

Under Section 170 of the DGCL, Disney directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either:

•     out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or

•     in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under Section 170 of the DGCL, Marvel directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either:

•     out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or

•     in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Limitation of Personal Liability of Directors	The Disney certificate of incorporation eliminates a Disney director’s personal liability to Disney or Disney’s stockholders for breach of fiduciary duty as a director, to the fullest extent permitted under the DGCL. If the above provision is repealed or modified, the rights of directors will not be adversely affected with respect to any act or omission occurring prior to such repeal or modification.	The Marvel certificate of incorporation eliminates a Marvel director’s personal liability to Marvel or Marvel stockholders for breach of fiduciary duty as a director, except for liabilities (i) for any breach of the director’s duty of loyalty to Marvel or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors	The Disney certificate of incorporation and bylaws provide that Disney will indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Disney or such director or officer was acting at the request of Disney. No amendment or repeal of the above provision will affect any rights to indemnification with respect to acts or omissions occurring prior to the amendment or repeal.	The Marvel bylaws provide that Marvel will indemnify to the fullest extent permitted by the DGCL and, to the extent required by the DGCL, only as authorized in the specific case upon the making of a determination that indemnification of the person is proper in the circumstances because such person has met the applicable standard of conduct prescribed in Sections 145(a) and (b) of the DGCL, any person who was or is a director or officer of Marvel or serving at the request of Marvel; provided, however, Marvel will not be required to indemnify such a person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was specifically authorized by the Marvel board of directors.

Advancement of Expenses /Insurance	The Disney bylaws provide that Disney may purchase and maintain insurance on behalf of any person who is or was a	The Marvel bylaws provide that expenses (including counsel fees) incurred by a person who is or was a director or officer

	Disney	Marvel
director, officer, employee or agent of Disney, or is serving at the request of Disney, against any liability asserted against and incurred by such person, or arising out of such person’s status as such, whether or not Disney would have the power to indemnify him against such liability under the provisions of law; and Disney may create a trust fund, grant a security interest and/or use other means, as well as enter into contracts providing indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification of such person.

of Marvel in defending or investigating a threatened or pending action, suit or proceeding in which such person is or may become involved, by reason of the fact that such person is or was a director or officer of Marvel or is or was serving at the request of Marvel, will, to the fullest extent not prohibited by law, be paid by Marvel in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Marvel under the Marvel bylaws or otherwise.

Marvel may, to the extent authorized by its board of directors, provide to employees and agents of Marvel who are not directors and officers, to the fullest extent permitted by law, the rights to indemnification and advancement of expenses described above.

Appraisal Rights	Disney stockholders are not entitled to appraisal or appraisal rights under Section 262 of the DGCL in connection with the merger because Disney is not a constituent corporation in the merger.	Marvel stockholders who do not vote in favor of the adoption of the merger agreement will be entitled to seek appraisal rights in connection with the merger under Section 262 of the DGCL, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. See “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement/prospectus.

Certain Business Combination Restrictions	Section 203 of the DGCL protects publicly traded Delaware corporations, such as Disney, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.	Section 203 of the DGCL protects publicly traded Delaware corporations, such as Marvel, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

	A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Disney certificate of incorporation nor the Disney bylaws contains the election not to be governed	A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Marvel certificate of incorporation nor the Marvel bylaws contains the election not to be governed

	Disney	Marvel
	by Section 203 of the DGCL. Therefore, Disney is governed by Section 203 of the DGCL. This provision does not apply to Disney in the merger.	by Section 203 of the DGCL. Therefore, Marvel is governed by Section 203 of the DGCL. However, the Marvel board of directors approved the merger for purposes of Section 203 of the DGCL; therefore, this provision does not apply to Marvel in the merger.

Vote on Certain Fundamental Issues

The Disney certificate of incorporation provides that certain proposed business combinations between Disney and an interested person (defined as an owner, of record or beneficially, of 5% or more of any class of Disney voting securities) be approved by four-fifths (4/5) of the outstanding stock of Disney entitled to vote.

Business combinations subject to these provisions include: (i) any merger or

The Marvel certificate of incorporation and bylaws have no comparable provision regarding voting on similar fundamental issues.

consolidation to which Disney, or any of its subsidiaries, and an interested person are parties; (ii) any sale or other disposition by Disney, or any of its subsidiaries, of all or substantially all of its assets to an interested person; (iii) any purchase or other acquisition by Disney, or any of its subsidiaries, of all or substantially all of the assets or stock of an interested person; and (iv) any other transaction with an interested person which requires the approval of the stockholders of Disney under the DGCL.

This requirement does not apply to any transaction described above if: (i) such transaction is approved by resolution of the Disney board of directors, provided that a majority of the members of the board of directors voting for the approval of such transaction were duly elected and acting members of the board of directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an interested person; or (ii) the requirement of a 4/5 vote is prohibited by the DGCL.

Transactions with Related Parties	Section 144 of the DGCL generally provides that no transaction between a corporation and one or more of its	The same provisions of Section 144 of the DGCL relating to transactions with related parties apply to Marvel.

	Disney	Marvel
directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

In addition, the Marvel bylaws expressly state that no contract or transaction between Marvel and one or more of its directors or officers, or between Marvel and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, that is otherwise duly authorized in accordance with the certificate of incorporation, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Marvel board of directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to Marvel as of the time it is authorized, approved or ratified by the Marvel board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Marvel board of directors or of a committee which authorizes the contract or transaction.

Certain Share Repurchases	The Disney bylaws prevent it from acquiring any of its voting equity securities at a price exceeding the greater of the then-current market price of such securities or the average market price of	The Marvel certificate of incorporation and bylaws have no comparable provision regarding share repurchases.

	Disney	Marvel
such securities for the preceding 30 trading days from any person or group who or that is the beneficial owner of more than 2% of Disney’s voting securities, unless the acquisition of such securities is (a) effected pursuant to the same offer and on terms extended to all holders of securities of such class and to all holders of any other class from or into which such securities may be converted, or (b) approved by a vote of a majority of the shares cast, excluding those owned by the beneficial owner whose shares are being acquired by Disney. However, Disney’s bylaws do not restrict it from acquiring shares in other circumstances, including: (i) reacquiring shares in the open market or in block trades pursuant to a stock repurchase program approved by the board of directors, in each case in accordance with the requirements of SEC Rule 10b-18 or any successor rule, or (ii) reacquiring shares pursuant to the terms of a stock option plan that has been approved by a vote of a majority of the shares of common stock.

Rights Agreement	Disney does not have a rights agreement.

Marvel and American Stock Transfer & Trust Company are parties to a Rights Agreement, dated as of August 22, 2000 and amended as of November 30, 2001, October 7, 2002 and August 31, 2009 (which, as amended, is referred to as the rights agreement in this proxy statement/prospectus). The rights agreement defines the rights of holders of preferred share purchase rights (which are referred to as the rights in this proxy statement/prospectus) that trade with the Marvel common stock.

Subject to limited exceptions (including entry into the merger agreement, the voting agreement or the consummation of the transactions contemplated by those agreements), the rights are exercisable if a person or group acquires 15% or more of Marvel’s common stock or announces a tender offer or exchange offer for 15% or more of Marvel’s common stock, or if stockholders who already own 15% or more of the common stock increase their

Disney	Marvel
holdings by more than a limited percentage (such group or person is referred to as an acquiring person in this proxy statement/prospectus). Depending on the circumstances, the exercise of the rights will permit each holder of a right (other than the acquiring person) to purchase either stock in Marvel or stock of the acquiring person, at a substantial discount, and, in so doing, materially dilute the level of ownership of the acquiring person in Marvel. Marvel is entitled to redeem the rights at $0.01 per right at any time before a person has acquired 15% or more of the outstanding common stock and to exchange the rights for shares of common stock after a person has become an acquiring person. The rights expire on the earlier of September 15, 2010 or the effective time of the merger.

FUTURE MARVEL STOCKHOLDER PROPOSALS

Marvel will hold a 2010 annual meeting of stockholders only if the merger is not completed. Any Marvel stockholder who wishes to submit a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in Marvel’s proxy statement and proxy card for Marvel’s 2010 annual meeting of stockholders (if it is held) must submit the proposal to Marvel’s secretary at 417 Fifth Avenue, New York, New York 10016, no later than November 25, 2009. In addition, any stockholder who wishes to bring business (including director nominations) before Marvel’s 2010 annual meeting of stockholders must comply with Marvel’s by-laws, which currently require that written notice of such business be provided to Marvel’s secretary no earlier than January 5, 2010 and no later than February 4, 2010. For additional requirements, Marvel stockholders should refer to Marvel’s by-laws, Section 2.6, “Notice of Stockholder Business and Nominations,” a current copy of which may be obtained from Marvel’s secretary. If Marvel does not receive timely notice pursuant to Marvel’s by-laws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8.

LEGAL MATTERS

Dewey & LeBoeuf will pass upon the validity of the shares of Disney offered by this proxy statement/prospectus.

Certain United States federal income tax consequences of the transaction will be passed upon by Dewey & LeBoeuf (or other counsel reasonably acceptable to Disney) for Disney and Paul Hastings (or other counsel reasonably acceptable to Marvel) for Marvel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Disney’s Current Report on Form 8-K filed with the SEC on February 3, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this proxy statement/prospectus by reference to Marvel’s Current Report on Form 8-K filed with the SEC on September 18, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Marvel’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Disney and Marvel file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Disney or Marvel at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Disney and Marvel are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Disney has filed a registration statement on Form S-4 to register with the SEC the Disney common stock to be issued to Marvel stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Disney, in addition to being a proxy statement of Marvel for the special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Disney, Disney common stock and Marvel. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Disney and Marvel to “incorporate by reference” information into this proxy statement/prospectus. This means that Disney and Marvel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither Disney nor Marvel incorporate the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Disney and Marvel have previously filed with the SEC. They contain important information about Disney and Marvel and their financial condition. The following documents, which were filed by Disney with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Disney’s annual report on Form 10-K for the fiscal year ended September 27, 2008, filed with the SEC on November 20, 2008 (certain information contained in the 2008 Form 10-K, including the consolidated financial statements and management’s discussion and analysis of financial condition and results of operations has been superseded by information filed under Item 8.01 of Disney’s current report on Form 8-K filed on February 3, 2009);

•	Disney’s quarterly report on Form 10-Q for the quarterly period ended December 27, 2008, filed with the SEC on February 3, 2009;

•	Disney’s quarterly report on Form 10-Q for the quarterly period ended March 28, 2009, filed with the SEC on May 5, 2009;

•	Disney’s quarterly report on Form 10-Q for the quarterly period ended June 27, 2009, filed with the SEC on July 30, 2009;

•	Disney’s current report on Form 8-K dated October 3, 2008, filed with the SEC on October 8, 2008;

•	Disney’s current report on Form 8-K dated November 6, 2008, filed with the SEC on November 6, 2008;

•	Disney’s current report on Form 8-K dated December 17, 2008, filed with the SEC on December 19, 2008;

•	Disney’s current report on Form 8-K filed on February 3, 2009 (information contained in Item 8.01 of such report and excluding all other Items);

•	Disney’s current report on Form 8-K dated March 10, 2009, filed with the SEC on March 12, 2009;

•	Disney’s current report on Form 8-K dated March 11, 2009, filed with the SEC on March 13, 2009;

•	Disney’s current report on Form 8-K dated August 31, 2009, filed with the SEC on August 31, 2009;

•	Disney’s current report on Form 8-K dated August 31, 2009, filed with the SEC on September 1, 2009;

•	Disney’s current report on Form 8-K dated November 12, 2009, filed with the SEC on November 13, 2009; and

•

the description of Disney common stock contained in its registration statement on Form 8-A filed with the SEC on November 17, 1999 and any amendment or report filed with the SEC for the purpose of updating the description.

The following documents, which were filed by Marvel with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Marvel’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009 (certain information contained in the 2008 Form 10-K, including the consolidated financial statements and management’s discussion and analysis of financial condition and results of operations has been superseded by information filed under Item 8.01 of Marvel’s current report on Form 8-K filed on September 18, 2009);

•	Marvel’s amended annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on May 19, 2009;

•	Marvel’s amended annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on September 25, 2009;

•	Marvel’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 8, 2009;

•	Marvel’s amended quarterly report on Form 10-Q/A for the quarterly period ended March 31, 2009, filed with the SEC on September 25, 2009;

•	Marvel’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 5, 2009;

•	Marvel’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the SEC on November 3, 2009;

•	Marvel’s current report on Form 8-K dated February 17, 2009, filed with the SEC on February 18, 2009;

•	Marvel’s current report on Form 8-K dated February 24, 2009, filed with the SEC on March 2, 2009;

•	Marvel’s current report on Form 8-K dated March 23, 2009, filed with the SEC on March 24, 2009;

•	Marvel’s current report on Form 8-K dated April 1, 2009, filed with the SEC on April 2, 2009;

•	Marvel’s current report on Form 8-K dated June 8, 2009, filed with the SEC on June 10, 2009;

•	Marvel’s current report on Form 8-K dated August 31, 2009, filed with the SEC on August 31, 2009;

•	Marvel’s current report on Form 8-K dated August 31, 2009, filed with the SEC on September 4, 2009; and

•	Marvel’s current report on Form 8-K dated September 18, 2009, filed with the SEC on September 18, 2009.

In addition, Disney and Marvel incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7.01 or Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as proxy statements.

Disney and Marvel also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A, the voting agreement attached to this proxy statement/prospectus as Annex B and the Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated attached to this proxy statement/prospectus as Annex C.

Disney has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Disney, and Marvel has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Marvel.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through Disney or Marvel, as the case may be, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Disney and Marvel without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Disney stockholders and Marvel stockholders may request a copy of such documents by contacting the applicable contact:

The Walt Disney Company 500 South Buena Vista Street Burbank, California 91521 (818) 553-7200 Attn: Shareholder Services Department	Marvel Entertainment, Inc. 417 Fifth Avenue New York, New York 10016 (212) 576-4000 Attn: Corporate Secretary

In addition, you may obtain copies of the information relating to Disney, without charge, by sending an e-mail to investor.relations@Disneyonline.com.

You may also obtain copies of the information relating to Marvel, without charge, by requesting them in writing or by telephone from MacKenzie Partners, Inc., Marvel’s proxy solicitor at the following address and telephone numbers or by sending an email to proxy@mackenziepartners.com:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Tel: (800) 322-2885 (toll free) or (212) 929-5500 (call collect)

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MARVEL SPECIAL MEETING, DISNEY OR MARVEL SHOULD RECEIVE YOUR REQUEST NO LATER THAN DECEMBER 23.

Disney and Marvel have not authorized anyone to give any information or make any representation about the merger or Disney and Marvel that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Disney common stock in the merger should create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

THE WALT DISNEY COMPANY,

MAVERICK ACQUISITION SUB, INC.,

MAVERICK MERGER SUB, LLC

and

MARVEL ENTERTAINMENT, INC.

Dated as of August 31, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2009 by and among The Walt Disney Company, a Delaware corporation (“Parent”), Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), and Marvel Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, the parties intend that the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Upstream Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the parties intend that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by Section 5.18, be effected immediately following the Effective Time (as defined below), on the terms and subject to the conditions of this Agreement and in accordance with the LLC Act, without further approval, authorization or direction from or by any of the parties hereto;

WHEREAS, the Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is advisable and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a voting agreement with the Company and certain stockholders of the Company (the “Voting Agreement”); and

WHEREAS, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“1998 Stock Incentive Plan” means the Company’s 1998 Stock Incentive Plan, as amended.

“2005 Stock Incentive Plan” means the Company’s 2005 Stock Incentive Plan as amended and restated on December 31, 2008.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adjustment Price” means the average of (a) the Parent Signing Date Price and (b) the Parent Closing Date Share Price.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of any class of equity securities of the Company, or (d) any other transaction having a similar effect to those described in clauses (a)-(c), in each case, other than the Merger and the transactions contemplated by this Agreement and the Voting Agreement.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Transaction.

“Base Merger Consideration” means the sum of (a) the aggregate Cash Consideration (including any cash paid in lieu of fractional shares and cash paid in respect of Dissenting Shares) plus (b) the Total Stock Consideration. For purposes of this calculation, the cash paid in respect of Dissenting Shares shall be deemed to be that amount of cash equal to the product of (i) the number of Dissenting Shares multiplied by (ii) the sum of (A) the Cash Consideration and (B) the product of the Exchange Ratio multiplied by the Parent Closing Date Share Price (with such Cash Consideration and Exchange Ratio determined without regard to any Adjustment pursuant to Section 2.10.)

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties.

“Characters” means all fictitious characters, including characters in comic books, as well as all derivative works based thereon in all media, whether existing now or in the future.

“Closing Date Parent Closing Price” means the closing price of Parent Common Stock on the Closing Date, as reported on the NYSE.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated as of October 23, 2008, as amended.

“Company Charter” means the Restated Certificate of Incorporation of the Company, dated as of February 23, 2006.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company, together with the rights attached thereto issued pursuant to the Rights Agreement.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (d) any effect arising out of a change in GAAP or applicable Law, (e) actions taken pursuant to this Agreement or at the request of Parent, (f) any changes in the price or trading volume of the Company’s stock, in and of itself, (g) any failure by the Company to meet published or unpublished revenue or earning projections, in and of itself or (h) any legal claims or other proceedings made by any of the Company Stockholders (on their own behalf as Company Stockholders or on behalf of the Company) arising out of or relating to this Agreement, in and of itself; provided, that (i) in the cases of clauses (a) through (c), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate and (ii) in the case of clauses (f) through (h), the underlying cause of any such change or event, in each case of clauses (i) and (ii), shall not be excluded from the determination of whether there has been a Company Material Adverse Effect.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to an Incentive Plan.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to Incentive Plans.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all applicable Laws relating to the environment, natural resources, or safety or health of humans or other living organisms (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 0.7452.

“Exploit” means, with respect to Films, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license, or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or future (a) technology, (b) uses, (c) media, (d) formats, (e) modes of transmission and (f) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.

“Films” means motion pictures (including features, shorts and trailers), television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known now or in the future, and all components thereof, including titles, themes, content, dialogue, Characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any of its Subsidiaries owns or controls any right, title or interest, including: (a) completed and released works or projects, (b) works or projects in any stage of progress, including works or projects in development and/or pre-production, in principal photography and/or post-production, and completed but not released as of the Closing Date, (c) “turnaround” works or projects, (d) Copyright and other Intellectual Property rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the Exploitation of the works or projects referred to in the foregoing clauses (a) through (c), (e) to the extent related to the works or projects referred to in the foregoing clauses (a) through (c), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights, (f) all other allied, ancillary, subsidiary and derivative rights (including theme park rights), known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (a) through (e) and (g) all contractual and other rights associated with or related to such works or projects referenced in the foregoing clauses (a) through (e), whether in any media now known or hereafter developed.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority.

“Grant Date” means, with respect to a Company Stock Option, the date on which the grant of such option was required by its terms to be effective.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plans” means the 2005 Stock Incentive Plan and the 1998 Stock Incentive Plan.

“Intercompany Payable” means, with respect to the Company, any amount owing by the Company to any Subsidiary of the Company.

“Intercompany Receivable” means, with respect to any Subsidiary of the Company, any amount owed to such Subsidiary by the Company.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Lee” means Mr. Stan Lee.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Library Films” means any and all Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, the term “Library Films” shall include all Films other than Films In Progress.

“Major Properties” means the Properties (including referenced families of characters) listed in Section 1.1(c) of the Company Disclosure Letter.

“Major Properties Contracts” means all Contracts relating to the Major Properties.

“Material IP Contracts” means (a) all Contracts to which the Company or a Subsidiary is a party with royalty or other payments in excess of One Million Dollars ($1,000,000) per year during the immediately preceding fiscal year or with respect to which payments in any of the next three (3) succeeding fiscal years could, based on current projections, reasonably be expected to exceed One Million Dollars ($1,000,000) per year, (b) all exclusive license agreements to which the Company or a Subsidiary is a party, (c) all license agreements relating to Intellectual Property to which the Company or a Subsidiary is a party which expire on or after the date which is three (3) years after the date of this Agreement, (d) all licensing, distribution or sub-distribution agreements with respect to any theatrical motion picture, direct-to-video production or episodic made-for-television animation owned or controlled by the Company or any of its Subsidiaries, (e) all licensing, distribution or sub-distribution agreement to which the Company or a Subsidiary is a party with respect to theme parks, hotels and entertainment complexes and (f) all interactive (including video game, mobile, wireless) licensing, distribution or sub-distribution agreements to which the Company or a Subsidiary is a party.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Parent Closing Date Share Price” means the lesser of (a) the closing price, (b) the average of the high and low sales prices and (c) the weighted average trading price of one share of Parent Common Stock on the Closing Date, as reported on the NYSE.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which Parent and its Subsidiaries operate, (d) any effect arising out of a change in GAAP or applicable Law, (e) actions taken pursuant to this Agreement or at the request of the Company, (f) any changes in the price or trading volume of Parent’s stock, in and of itself, (g) any failure by Parent to meet published or unpublished revenue or earning projections, in and of itself or (h) any legal claims or other proceedings made by any of Parent Stockholders (on their own behalf as Parent Stockholders or on behalf of Parent) arising out of or relating to this Agreement, in and of itself; provided, that (i) in the cases of clauses (a) through (c), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects Parent and its Subsidiaries relative to other participants in the industries in which Parent or its Subsidiaries operate and (ii) in the case of clauses (f) through (h), the underlying cause of any such change or event, in each case of clauses (i) and (ii), shall not be excluded from the determination of whether there has been a Parent Material Adverse Effect.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Signing Date Price” means $26.84.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Properties” means all Characters, Works and Films.

“Proxy Statement” means the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock pursuant to the Merger.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Rights Agreement” means the Rights Agreement, dated as of August 22, 2000, between the Company and American Stock Transfer & Trust Company.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines in good faith, (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, that (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) the per-share consideration offered is greater than the Merger Consideration and (d) is otherwise on terms that the Board of Directors of the Company has determined superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of “Superior Proposal,” the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that all references to “twenty percent (20%)” in the definition of “Alternative Transaction” when it is used in the definition of Alternative Transaction Proposal shall be deemed to be a reference to “fifty percent (50%)”.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (b) any Liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the Liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any Liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (c) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (a) and (b).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

“Total Stock Consideration” means the product of the Parent Closing Date Share Price multiplied by the aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement (other than pursuant to Section 2.6(a)).

“Use” means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense and otherwise exploit.

“Works” means all books, titles, scripts, storyboards and other works (including drafts and manuscripts, whether or not published) and publications, including comic books, as well as all derivative works based thereon in all media, whether existing now or in the future.

1.2 Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Adjustment	Section 2.10
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(d)(iii)
Book Entry Shares	Section 2.7(a)
Cash Consideration	Section 2.6(b)
Certificate	Section 2.6(b)
Closing	Section 2.4
Closing Date	Section 2.4
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 5.12
Company Adverse Recommendation Change	Section 5.2(d)
Company Data	Section 3.14(b)
Company Financial Statements	Section 3.6(b)
Company Intellectual Property	Section 3.13(a)
Company IT Systems	Section 3.14(a)
Company Material Contract	Section 3.17(a)
Company Multiemployer Plan	Section 3.15(k)
Company Plans	Section 3.15(a)
Company RSU	Section 2.8(c)
Company SEC Documents	Section 3.6(a)
Company Stockholder Approval	Section 3.4(a)
Company Stockholders’ Meeting	Section 3.19
Confidentiality Agreement	Section 5.2(b)(i)
Copyrights	Section 3.13(a)
D&O Insurance	Section 5.8(b)
DGCL	Recitals
Dissenting Shares	Section 2.6(d)
Divestitures	Section 5.6(c)
Effective Time	Section 2.3
ERISA Affiliate	Section 3.15(a)
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
Expenses	Section 7.3(c)
Films in Progress	Section 3.22(a)
go.com Common Stock	Section 4.2(a)
Indemnified Parties	Section 5.8(a)
Intellectual Property	Section 3.13(a)

Term	Section
IP Contracts	Section 3.13(a)
Leased Property	Section 3.11(b)
LLC Act	Recitals
Merger	Recitals
Merger Consideration	Section 2.6(b)
Merger LLC	Preamble
Merger Sub	Preamble
Non-Owned Intellectual Property	Section 3.13(a)
Outside Date	Section 7.1(b)(i)
Owned Intellectual Property	Section 3.13(a)
Parent	Preamble
Parent SEC Documents	Section 4.5(a)
Real Property Leases	Section 3.11(b)
Reinstated Recommendation	Section 5.3(b)
Stock Consideration	Section 2.6(b)
Surviving Company	Section 5.18
Surviving Corporation	Section 2.1
Termination Fee	Section 7.3(a)
Trade Secrets	Section 3.13(a)
Upstream Merger	Recitals
Voting Agreement	Recitals

Voting Company Debt	Section 3.2(b)

1.3 Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns;

(i) references to monetary amounts are to the lawful currency of the United States;

(j) words importing the singular include the plural and vice versa and words importing gender include all genders;

(k) time is of the essence in the performance of the parties’ respective obligations; and

(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Charter and Bylaws.

(a) At the Effective Time, the Company Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, the Company Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) At the effective time of the Upstream Merger, the certificate of formation of the Surviving Company shall be amended to read as set forth on Exhibit A and as so amended shall be the certificate of formation of the Surviving Company in the Upstream Merger.

(d) At the effective time of the Upstream Merger, the operating agreement of the Surviving Company shall be amended to read as set forth on Exhibit B and as so amended shall be the operating agreement of the Surviving Company in the Upstream Merger.

2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

2.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)

shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”). The Closing shall take place at or after 5:00 p.m., New York City time, on the Closing Date, at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 or at such other place as agreed to by the parties hereto.

2.5 Directors and Officers of the Surviving Corporation. Prior to the Closing, the Company shall deliver to Parent the resignation of each member of the Board of Directors of the Company and, in the case of the officers of the Company identified on Section 2.5 of the Company Disclosure Letter, the resignation of each such officer, in each case, effective as of the Closing. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

2.6 Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder:

(a) Treasury Shares. At the Effective Time, (i) each share of Company Common Stock held by the Company as treasury stock prior to the Effective Time shall remain issued and outstanding, and no payment shall be made in respect thereof, (ii) each share of Company Common Stock held by Parent prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor and (iii) each issued and outstanding share of Company Common Stock held by a Subsidiary of the Company or a Subsidiary of Parent shall be converted into the right to receive that number of shares of Parent Common Stock equal to the quotient of (A) the Cash Consideration plus the product of the Exchange Ratio multiplied by the Parent Closing Date Share Price divided by (B) the Parent Closing Date Share Price.

(b) Conversion of Company Common Stock. Except as otherwise provided in Section 2.6(a), Section 2.6(c) and Section 2.6(d), and subject to any Adjustment pursuant to Section 2.10, each issued and outstanding share of Company Common Stock shall automatically be converted into the right to receive (i) $30.00 in cash, without interest (the “Cash Consideration”), and (ii) that number of validly issued, fully-paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). From and after the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.6(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash payable in lieu of fractional shares and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate.

(c) Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Dissenting Shares; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who has properly exercised such Company Stockholder’s appraisal rights under Section 262 of the DGCL (any such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(b). Holders of Dissenting Shares shall be entitled to receive from the Surviving Corporation the amounts determined in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or otherwise effectively waives, withdraws or loses the right for appraisal, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

2.7 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and non-certificated shares represented by book entry (“Book Entry Shares”) for the Merger Consideration. Parent will make available to the Exchange Agent, at or prior to the Effective Time, (i) a number of shares of Parent Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.6(b), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.6(b) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.7(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d)(i). Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b) Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedure with respect to the exchange of Book Entry Shares, will be entitled to receive (i) the number of shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) that such holder has the right to receive pursuant to Section 2.6 and (ii) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.6 and this Article II, including dividends and other distributions pursuant to Section 2.7(d) and cash payable in lieu of fractional shares pursuant to Section 2.7(e). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Sections 2.7(b) and 2.7(d), and any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.7(e).

(c) Certificate Holder. If any portion of the Merger Consideration is to be paid to or registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment or registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Dividends and Distributions; Voting.

(i) No dividends or other distributions with respect to shares of Parent Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until such Certificates or Book Entry Shares are properly surrendered. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any stockholders meeting of Parent the number of whole shares of Parent Common Stock issuable hereunder in respect of such Certificates, regardless of whether such holders have exchanged their Certificates, and Parent agrees to treat holders of unsurrendered certificates as holders of record of Parent for purposes of notice and voting.

(e) Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.7(e), a cash payment in lieu of such fractional shares of Parent Common Stock in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Closing Date Parent Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with this Section 2.7.

(f) No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the

Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for Merger Consideration.

(h) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or Parent Common Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d)(i), with respect to each share of Company Common Stock formerly represented by such Certificate.

(j) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock (or with respect to all amounts payable pursuant to Section 2.6) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable United States federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock (or to the recipient of any amount payable pursuant to Section 2.6) in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

2.8 Company Equity Awards.

(a) Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, if unvested, vest and become exercisable in full. Prior to and effective as of the Effective Time, the Company shall take all action necessary to terminate the Incentive Plans. Holders of all unexercised Company Stock Options outstanding as of immediately prior to the Effective Time will receive, in cancellation of their Company Stock Options, a cash payment from the Company immediately prior to the Effective Time, in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Company Stock Option and (ii) the excess, if any, of (A) the sum of the Cash Consideration plus that amount equal to the product of the Exchange Ratio multiplied by the Closing Date Parent Closing Price over (B) the exercise price per share provided for in such Company Stock Option, which cash payment shall be treated as compensation and shall be net of any applicable United States federal or state withholding Tax.

(b) Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Company Common Stock that was formerly Company Restricted Stock shall be entitled to receive the Merger Consideration in accordance with Section 2.6; provided, however, that, upon the lapsing of restrictions with respect to each share of Company Restricted Stock, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Law with respect to the lapsing of such restrictions.

(c) Company RSUs. Immediately prior to the Effective Time, all remaining forfeiture restrictions with respect to the Company restricted stock units issued pursuant to the Incentive Plans (the “Company RSUs”) shall expire and the holders thereof shall be entitled to receive the Merger Consideration in accordance with Section 2.6; provided, however, that the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable local Tax Law.

(d) The Company shall take all requisite action to effectuate the foregoing provisions of this Section 2.8.

2.9 Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.10 Merger Consideration Adjustment. Notwithstanding anything contained herein to the contrary, if the Total Stock Consideration is less than 40% of the aggregate Base Merger Consideration, then the Exchange Ratio shall be increased (with a corresponding reduction in the Cash Consideration) to the extent necessary so that the Total Stock Consideration is equal to 40% of the aggregate Base Merger Consideration (the “Adjustment”). The Adjustment made pursuant to this Section 2.10 shall be made as follows: for each 0.0001 increase to the Exchange Ratio, there will be a corresponding decrease to the Cash Consideration in the amount of the product of 0.0001 multiplied by the Adjustment Price.

2.11 Effect on Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one share of common stock of the Surviving Corporation.

2.12 Intercompany Indebtedness. If requested by Parent, immediately prior to the Merger, the Company shall (a) cause any or all of its Subsidiaries that holds any Intercompany Receivable to distribute, cancel or otherwise transfer for United States federal income Tax purposes all or a portion of such Intercompany Receivable to the Company (including, without limitation, by causing a conversion under applicable Law of Subsidiaries of the Company to be eligible to be treated as disregarded as an entity separate from its owner pursuant to Section 301.7701-3 of the Regulations), (b) cause any Subsidiary of the Company to transfer all or any portion of any Company Common Stock held by it to a newly formed or existing entity, or (c) any combination of (a) or (b). In addition to and without limiting Parent’s rights in the forgoing sentence, Parent shall have the option in its sole discretion to, immediately prior to the Merger and before or after any action taken pursuant to the preceding sentence, assume all or any portion of any Intercompany Payable from the Company or acquire all or any portion of any Intercompany Receivable from the holder thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Letter or (b) the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent, Merger Sub and Merger LLC as follows:

3.1 Organization. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date hereof.

3.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists solely of Two Hundred Fifty Million (250,000,000) shares of Company Common Stock and One Hundred Million (100,000,000) shares of Company Preferred Stock. As of the close of business on August 28, 2009, (i) 78,493,680 shares of Company Common Stock (including 474,312 shares of Company Restricted Stock) were issued and outstanding, (ii) 56,683,411 shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 1,841,869 shares of Company Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options and (v) 35,966 shares of Company Common Stock were reserved for issuance pursuant to outstanding unsettled Company RSUs. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as listed on Section 3.2(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, other than the Voting Agreement.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth the following information with respect to each outstanding Company Stock Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions. Each Company Stock Option was granted in accordance with the terms of the Company Plan applicable thereto.

(d) Neither the Company nor any of its Subsidiaries owns, or has in the past three (3) years owned, any shares of capital stock of Parent or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date hereof.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Encumbrances and other limitations that are, individually or in the aggregate, immaterial.

(c) Except for inaccuracies that are, individually or in the aggregate, immaterial, Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization and (C) the location of its principal executive office and (ii) sets forth all capital stock or other equity interest in any entity that are owned, directly or indirectly, by the Company (other than capital stock of, or other equity interests in, its Subsidiaries).

3.4 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, Merger Sub and Merger LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

3.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust, competition or pre-merger notification Law, (iii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (v) the filing of the Certificate of Merger or other documents as required by the DGCL.

(b) The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (iii) and (iv), for such triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.6 SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2006 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

None of the Subsidiaries of the Company has filed since January 1, 2006 or is required to file any registration statements, prospectuses, reports, forms, statements, schedules, certifications or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments which were not, or are not expected to be, material).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that transactions are executed in accordance with management’s general or specific authorizations; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has (i) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of the Company by others within the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. The Company has made available to Parent copies of documentation related to such disclosure contemplated in clauses (A) and (B) above.

(e) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Documents themselves. The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company SEC Documents and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, complete and correct copies of all correspondence with the SEC occurring since January 1, 2006. None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

3.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated June 30, 2009 included in the Form 10-Q filed by the Company with the SEC on August 5, 2009 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities, except (a) Liabilities incurred since June 30, 2009, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (b)  Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

3.8 Absence of Certain Changes. Since December 31, 2008, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course consistent with past practice.

3.9 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets and neither the Company nor any of its Subsidiaries is subject to any Order.

3.10 Compliance with Applicable Laws.

(a) The Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review.

(b) The Company and its Subsidiaries (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect, and (ii) are in material compliance with all such Governmental Permits, and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification.

(c) The Company is not an “investment company” under the Investment Company Act of 1940.

(d) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

3.11 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”). Each premises subject to a Real Property Lease is hereinafter referred to as a “Leased Property.” The Company has made available to Parent a true, correct and complete copy of each Real Property Lease. Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease; (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (v) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease; (vi) there is no pending, or to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Property and (vii) the use and occupancy of the Leased Property by the Company or its Subsidiaries complies, in all material respects, with all applicable zoning restrictions or other Laws.

(c) Each of the Company and its Subsidiaries, in all material respects, (i) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances.

3.12 Tax.

(a) The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member) (i) has properly completed and timely filed (or had timely filed on its behalf) all material foreign, federal, state, local and municipal Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or will timely pay) all Taxes required to be paid by it prior to the Closing Date or, in the case of Taxes not yet due and payable, has established in the Company Financial Statements an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes and (iii) has no Liability for Taxes in excess of the amount of accruals or reserves so established in the Company Financial Statements.

(b) Neither the Company nor any of its Subsidiaries has received any written notification from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority regarding the Company, or (ii) have been raised by any Tax Authority and not yet finally resolved.

(c) No Encumbrances relating to Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(d) No federal, state, local or foreign audit, examination or contest is presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and no such audit has been threatened in writing.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any Liability for or in respect of the Taxes of, or determined by reference to the Tax Liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any Liability or potential Liability to another party under any such agreement.

(h) Since 2004, no claim that has not been resolved has been made against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to Tax by that jurisdiction.

(i) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.

(m) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to (or could give rise to) a disclosure obligation as a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Regulations or similar provision of state, local or foreign Tax Law.

(n) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(o) The Company has made available to Parent or its legal or accounting representative copies of all Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2004.

(p) None of the Company or any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” described in Section 368(a) of the Code.

3.13 Intellectual Property.

(a) For purposes of this Agreement, the term (i) “Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (B) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (C) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world, (D) copyrights and similar rights in protectable material, including mask works, including rights to Use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”), (E) Software and (F) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights; for the avoidance of doubt, the term “Intellectual Property” shall include all rights in and to all Properties; (ii) “IP Contracts” shall mean, collectively, any and all agreements relating to Intellectual Property to which the Company or any of its Subsidiaries is a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, restricted or waived, including any rights relating to the Exploitation of any of the Films or the Use of any Properties, including rights acquisition and licensing agreements, distribution and subdivision agreements, license agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, “rent-a-system” agreements, merchandising agreements, commercial tie-in arrangements, publishing agreements and other agreements or arrangements with respect to any Films or Properties; (iii) “Owned Intellectual Property” means Intellectual Property in which the Company or any of its Subsidiaries has or purports to have an ownership interest; (iv) “Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property; and (v) “Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property. Notwithstanding this Section 3.13(a), except as specifically set forth herein, the representations of the Company and its Subsidiaries under this Section 3.13 exclude any Film (or Intellectual Property related thereto) that is co-owned with Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries currently has Exploitation rights; provided, however, that the foregoing exclusion shall not apply to any Major Properties (or Intellectual Property related thereto). For purposes of this Section 3.13 and Sections 3.21 and 3.22, “Subsidiary” shall include Spider-Man Merchandising L.P., a joint venture among Marvel Characters, Inc., Sony Pictures Entertainment Inc. and SPE Spider-Man GP Inc., established pursuant to the Amended and Restated License Agreement, dated May 21, 2004, between Marvel Characters, Inc. and Sony Pictures Entertainment Inc.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Authority (and, with respect to domain names, any registered with any registrar or similar authority), other than copyrights but including domain names; and (ii) all Material IP Contracts. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (i) each item of Owned Intellectual Property relating to Major Properties required to be listed in Section 3.13(b)(i) of the Company Disclosure Letter and (ii) all copyrights related to the Major Properties, in each case, free and clear of all Encumbrances (except for Encumbrances created by licenses).

(c) The Company and its Subsidiaries have taken all legally and commercially reasonable steps to protect, register and maintain Owned Intellectual Property that the Company and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary or advisable for such protection, registration or maintenance. The Company (i) has a policy requiring (A) each employee of the Company and its Subsidiaries who contributes to the production or development of any Intellectual Property or Properties for or on behalf of the Company or any of its Subsidiaries to execute a Work for Hire Agreement in substantially the form(s) made available to Parent, and (B) the Company’s and its Subsidiaries’ consultants that would reasonably be expected (1) to have access to the Company’s or any of its Subsidiaries’ confidential information to execute a written agreement reasonably protecting the confidentiality of such information, or (2) to contribute to the production or development of any Intellectual Property or Properties for or on behalf of the Company or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision, and (ii) is in compliance with the policy referred to in clause (i) above in all material respects. The Company (x) has a policy in which neither the Company nor any of its Subsidiaries is to divulge, furnish to or make accessible any of their material Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, and (y) is in compliance with the policy referred to in clause (x) above in all material respects. Without limiting the foregoing, the Company and its Subsidiaries take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) The Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legal enforceable rights to Use, the Company Intellectual Property material to the business of the Company and its Subsidiaries in the manner that the Company and its Subsidiaries currently Use such Company Intellectual Property to conduct their businesses and such Company Intellectual Property includes all of the Intellectual Property necessary or advisable for the conduct of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, there are no facts, proceedings, claims or challenges that cause or would cause any Owned Intellectual Property required to be listed in Section 3.13(b)(i) of the Company Disclosure Letter or any copyrights relating to Major Properties to be invalid or unenforceable, and the Company has not received any notice in writing or subsequent correspondence from any Person in the six-year period prior to the date of this Agreement bringing or threatening to bring such proceedings, claims or challenges. Neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Owned Intellectual Property material to the business of the Company and its Subsidiaries. To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property listed in Section 3.13(b)(i) of the Company Disclosure Letter or any copyrights relating to Major Properties and purported to be registered have been paid and the Company or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property.

(e) None of the Company, its Subsidiaries nor any of their respective activities, products or services (including any Property included in the Company Intellectual Property and any of the literary, dramatic or musical material contained therein or upon which any Film included therein is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to, materially and adversely affect the Company, its Subsidiaries or their respective businesses or Properties. The Company has not received any notice of, and to the Knowledge of the Company, there have been no threatened Actions claiming or alleging the matters described in the preceding sentence (or challenging the Company’s sole ownership or exclusive right to use any Owned Intellectual Property) in the three (3) year period prior to the date of this Agreement, nor are there any such claims pending. There are no Actions or claims pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property right.

(f) The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property or any Property, in each case, material to the business of the Company and its Subsidiaries nor its rights to Use any Non-Owned Intellectual Property material to the business of the Company and its Subsidiaries, (ii) grant or require the Company or any Subsidiary to grant to any Person any rights with respect to any Owned Intellectual Property or any Property, in each case, material to the business of the Company and its Subsidiaries, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement, (iv) materially diminish any royalties or other payments to which the Company or its Subsidiaries would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement or (v) result in a Company Material Adverse Effect, or result in the breach or, by the terms of such contract, termination of any IP Contract material to the business of the Company and its Subsidiaries.

(g) All of the Properties included in the Major Properties of which Lee was the creator or with respect to the creation or development of which Lee was involved were either (i) created by Lee as an employee of, and within the scope of his employment with, the Company, one of its predecessors or any of its

Subsidiaries, or (ii) was effectively assigned by Lee to the Company, one of its predecessors or any of its Subsidiaries, and each such Material Property included in clause (i) or (ii) above is owned exclusively by the Company or its applicable Subsidiary.

(h) The Company has not received any notice of termination of a transfer, grant or license under Section 203 or Section 304 of the United States Copyright Act of 1976, as amended, within the last ten (10) years with respect to any Copyrights relating to any of the Properties material to the business of the Company and its Subsidiaries.

3.14 Information Technology; Security & Privacy.

(a) All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the entertainment industry and the electronic commerce industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries in all material respects. The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.

(b) All right, title and interest in and to the data included in the Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) is owned by the Company or a Subsidiary, free and clear of all Encumbrances.

(c) The Company has established and is in compliance with a written information security program or programs covering the Company and its Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.

3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list of each material (i) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”). Except as required by applicable Law, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b) With respect to each Company Plan, the Company has heretofore made available to Parent true, correct and complete copies of each such Company Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Plan for which a summary plan description is required, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code. With respect to the Company Plans, there has been no event that would increase materially the expense of maintaining such Company Plans over the cost of doing so for the most recently completed plan year.

(c) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has any liability under Title IV of ERISA.

(d) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. No event has occurred with respect to any Company Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates of any material Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status.

(f) There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries, other than routine claims for benefits.

(g) Neither the Company nor any of its Subsidiaries has any Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(h) The consummation of the Merger will not (either alone or together with any other event) cause or result in the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each grant of a Company Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was documented in writing. Each such grant of a Company Stock Option was made in material compliance with the terms of the applicable Incentive Plan. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value (as defined in the Company’s 1998 Stock Incentive Plan or the Company’s 2005 Stock Incentive Plan, as applicable) of a share of Company Common Stock on the applicable Grant Dates.

(j) Each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in form and operation with Section 409A of the Code, except as could not reasonably be expected to result in material liability.

(k) Section 3.15(k) of the Company Disclosure Letter lists each “multiemployer plan” (as defined in Section 3(37) of ERISA) that the Company or any of its Subsidiaries participates in or contributes to for the benefit of employees or former employees of the Company or any of its Subsidiaries (each, a “Company Multiemployer Plan”). Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has completely or partially withdrawn from any Company Multiemployer Plan. No withdrawal liability to any Company Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Company Multiemployer Plan by the Company or any of its Subsidiaries or any of their ERISA Affiliates.

3.16 Labor

(a) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries.

(b) No labor union, labor organization, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) There are (i) no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiaries, and no labor dispute is, to the Knowledge of the Company, threatened.

(d) The Company and its Subsidiaries are and have been in material compliance with all Laws respecting employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e) Except as could not reasonably be expected to result in a material liability, all persons who have performed services for the Company or any of its Subsidiaries and have been classified as independent contractors, and all persons who have performed services for the Company or any of its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with applicable Law.

3.17 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract relating to indebtedness for money borrowed or guaranteed indebtedness for money borrowed of any Person (other than the Company and its Subsidiaries) in excess of Two Million Dollars ($2,000,000);

(iii) any Contract that (A) restricts it from participating or competing in any line of business, market or geographic area or (B) grants any exclusive rights to any Person;

(iv) any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such agreements or arrangements solely between or among the Company and/or its wholly owned Subsidiaries;

(v) any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(vi) any employment, retention, severance, change in control or consulting agreement;

(vii) any Contract, including any employment, retention, severance, change in control or consulting agreement, and stock option plan, stock incentive plan, stock appreciation rights plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with any subsequent event or events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(viii) any Contract between the Company and any of its Affiliates, other than any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;

(ix) any Material IP Contracts and other Major Properties Contracts;

(x) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets or properties in excess of Two Million Dollars ($2,000,000), other than Material IP Contracts;

(xi) any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect; or

(xii) any other Contract that contains outstanding obligations in excess of Two Million Dollars ($2,000,000) or that is otherwise material to the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole.

(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts.

(c) Except as set forth or described on Section 3.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in material breach or violation of, or in material default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto. In the ordinary course of business, the Company and its Subsidiaries do not enter into Contracts providing for most favored customer pricing or similar terms to third parties.

3.18 Environmental Matters.

(a) There are no pending or, to the Knowledge of the Company, threatened, Actions under, or pursuant to, Environmental Laws against the Company or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other property at which Hazardous Substances generated, or allegedly generated, by the Company or any of its Subsidiaries were, or allegedly were, treated, stored or disposed;

(b) the Company and its Subsidiaries have received no written allegations of any material Liabilities under any Environment Law and, to the Knowledge of the Company, there are no such allegations pending or threatened; and

(c) to the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substances at, on, under or from any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any other property in a manner that would reasonably be expected to give rise to any material Liability to the Company or its Subsidiaries under any Environmental Laws.

3.19 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub that is contained (including by incorporation by reference) in any of the foregoing documents.

3.20 Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.21 Library Films; Library Film Materials. The Company has made available to Parent a true, complete and correct list of the locations of all original negatives (if any) and master copies of the Library Films of the Company or its Subsidiaries, and to the extent such locations are owned or controlled by a third Person, the Company or its Subsidiaries are party to customary access agreements regarding the physical embodiments of any Films (or any elements or portions thereof, or items or materials related thereto), regardless of form or format, at such locations. An original negative (if any) or master of each such Library Film has been properly stored in accordance with prudent standards in the media, motion picture, television and entertainment industry, and is in a commercially reasonable condition.

3.22 Films in Progress.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all Films for which pre-production, principal photography or post-production has commenced, or that have been completed and/or acquired, or completed and/or acquired but not Exploited, or on which a director or principal cast has been made “pay or play,” in each case whether being produced by the Company or any of its Subsidiaries, or whether the Company or any of its Subsidiaries is committed, or has the right, to acquire any rights in such Film from a third Person (collectively, the “Films In Progress”) and cost commitments as of the date of this Agreement.

(b) The Company and its Subsidiaries have not entered into any Contracts for the distribution for such Films in Progress.

3.23 Amendment of Rights Plan; State Takeover Statutes.

(a) The Company has taken all necessary actions to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and to terminate the Rights Agreement as of the Effective Time.

(b) Assuming the accuracy of the representations set forth in Section 4.7, the Company has taken all action necessary so that the restrictions on “business combinations” otherwise applicable under Section 203 of the DGCL do not apply to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the transactions contemplated hereby.

3.24 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., Inc., dated August 30, 2009, to the effect that, as of such date, the Merger Consideration to be received by the Company Stockholders is fair, from a financial point of view, to the Company Stockholders. A copy of such opinion has been made available to Parent.

3.25 Brokers. Except for fees payable to Merrill Lynch & Co., Inc. pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.26 Absence of Indemnifiable Claims, etc. As of the date hereof, there are no pending claims and, to the Knowledge of the Company, no facts that would reasonably entitle any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable Law, the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws or other organizational or governance documents of any of the Subsidiaries of the Company, any insurance policy maintained by the Company or its Subsidiaries or any indemnity agreements of the Company or similar agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

Except as set forth in (a) the Parent Disclosure Letter or (b) the Parent SEC Documents filed prior to the date hereof, Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:

4.1 Organization; Standing and Power. Each of Parent, Merger Sub and Merger LLC (a) is duly organized, validly existing and in good standing under the laws of state of Delaware, (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the certificate of incorporation and bylaws of Parent, the certificate of incorporation and bylaws of Merger Sub and the certificate of formation of Merger LLC.

4.2 Capitalization of Parent, Merger Sub and Merger LLC.

(a) The authorized capital stock of Parent consists solely of Three Billion Six Hundred Million (3,600,000,000) shares of Parent Common Stock, One Billion (1,000,000,000) shares of go.com common stock, par value $0.01 per share (the “go.com Common Stock”), and One Hundred Million (100,000,000) shares of Parent Preferred Stock. As of the close of business on July 27, 2009, (i) 1,858,556,517 shares of Parent Common Stock were issued and outstanding, (ii) 780,342,818 shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries and (iii) no shares of go.com Common Stock were issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth above, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in Parent, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.

(b) All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

(c) The authorized capital stock of Merger Sub consists solely of One Hundred (100) shares of Merger Sub Common Stock. As of the date hereof, there are One Hundred (100) shares of Merger Sub Common Stock issued and outstanding, all of which are held directly or indirectly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

(d) The authorized capital interests of Merger LLC consists of 100% membership interests, all of which are held directly or indirectly by Parent. All of the outstanding membership interests of Merger LLC have been duly authorized and validly issued. Merger LLC does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger LLC carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

4.3 Authorization.

(a) Each of Parent, Merger Sub and Merger LLC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the Merger, the Upstream Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger LLC and, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and as the sole member of Merger LLC, no other corporate proceedings on the part of Parent, Merger Sub or Merger LLC are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger LLC and, assuming the due adoption by Parent as aforesaid and the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of each of Parent and Merger Sub, and the managing member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent, Merger Sub and Merger LLC and their respective stockholders and members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Upstream Merger.

4.4 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent, Merger Sub and Merger LLC of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust, competition or pre-merger notification Law, (iii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (v) the filing of one or more Certificates of Merger or other documents as required by the DGCL and the LLC Act.

(b) The execution, delivery and performance by Parent, Merger Sub and Merger LLC of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Parent, Merger Sub or Merger LLC, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent, Merger Sub or Merger LLC or by which any property or asset of Parent, Merger Sub or Merger LLC is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which Parent, Merger Sub or Merger LLC is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent, Merger Sub or Merger LLC except, with respect to clauses (iii) and (iv), for such triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 SEC Reports and Financial Statements.

(a) Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Parent since January 1, 2006 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, including each Parent SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material).

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that transactions are executed in accordance with management’s general or specific authorizations; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has (i) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of Parent by others within Parent to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(e) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

4.6 Financing. Parent has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

4.7 Ownership of Company Common Stock. Neither Parent, nor Merger Sub nor Merger LLC is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Absence of Certain Changes. Since December 31, 2008, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

4.9 Compliance with Applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have complied, and are now in compliance, in each case, with all applicable Laws and no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Authority indicated an intention to conduct any such investigation or review;

(b) Parent and its Subsidiaries (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect, and (ii) are in compliance with all such Governmental Permits, and, to the knowledge of Parent, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification;

(c) Parent is not an “investment company” under the Investment Company Act of 1940; and

(d) Parent and each of its officers and directors are in compliance with, and have complied, with (i) the applicable provisions of the Sarbanes Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.10 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by the Company that is contained (including by incorporation by reference) in any of the foregoing documents.

4.11 Tax. None of Parent, Merger LLC or Merger Sub (or any of their Subsidiaries) has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS

5.1 Conduct of Business. From the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement or (b) as consented to in writing by Parent, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees and (iii) use its commercially reasonable efforts to protect the Company Intellectual Property to the end that the Company’s and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respect as of the Closing Date. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement or (b) as consented to in writing by Parent:

(a) Governing Documents. The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than (x) in accordance with the Rights Agreement and (y) the issuance of Company Common Stock (and associated rights issued in accordance with the Rights Agreement) issuable pursuant to Company Stock Options issued under the Company Plans and outstanding as of the date hereof, (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(c) No Dispositions. Except as set forth on Section 5.1(c) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except in the ordinary course of business consistent with past practice in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate;

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merger, consolidation or otherwise, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any other assets or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except, in the case of clause (i), that the Company may acquire rights in Intellectual Property from talent and other third parties in the ordinary course of business consistent with past practices; provided, however, that the aggregate amount to be paid for any and all such rights shall not exceed One Million Dollars ($1,000,000) in the aggregate; and in the case of clause (ii), that a Subsidiary of the Company may merge with another Subsidiary of the Company;

(e) Dividends; Changes in Stock. Except as set forth on Section 5.1(e) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose and commit to, (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of the capital stock of the Company, (ii) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any capital stock, other equity interests or other securities of the Company or any of its Subsidiaries (other than in accordance with the Rights Agreement in connection with the exercise of Company Stock Options or in connection with the settlement of Company RSUs);

(f) Film Production and Distribution. Except as set forth on Section 5.1(f) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) “green light” any theatrical motion picture, (ii) commit to any prints and advertising spending commitments, (iii) commit to the acquisition, development or financing of any theatrical motion picture or (iv) enter into or commit to enter into any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any theatrical motion picture produced or to be produced by the Company or its Subsidiaries, except to the extent the taking of any actions prohibited by this Section 5.1(f) and Section 5.1(g) does not create outstanding obligations (including talent deals and such other contingent or future payments or commitments) in excess of Five Million Dollars ($5,000,000) in the aggregate, unless such excess is consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned);

(g) Investments; Indebtedness. Except as set forth on Section 5.1(g) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice not to exceed One Million Dollars ($1,000,000) in the aggregate, or (B) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (ii) incur, assume or modify any indebtedness for borrowed money or issue any debt securities, except to the extent the taking of any actions prohibited by Section 5.1(f)(ii) and this Section 5.1(g) does not create outstanding obligations (including contingent or future payments or commitments) in excess of Five Million Dollars ($5,000,000) in the aggregate, unless such excess is consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any of the wholly owned Subsidiaries of the Company or (vi) enter into any arrangement having the economic effect of any of the foregoing;

(h) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i)(A) materially amend, cancel, terminate, extend or request any material change in, or agree to any material change in any Company Material Contract or Real Property Lease, or (B) waive, release or assign, in any respect, any rights under any Company Material Contract or (ii) enter into any new (A) Real Property Lease or (B) any contract, agreement or arrangement that would be a Company Material Contract if it had existed as of the date of this Agreement; provided that the restrictions contained in this Section 5.1(h) shall not apply to any Contract that is or would be a Company Material Contract, as defined in Section 3.17(a), solely because it is included in the definition of a Major Properties Contract and is not otherwise a Material IP Contract;

(i) Benefits Changes. Except as set forth on Section 5.1(i) of the Company Disclosure Letter or as required by any Company Plan listed on Section 3.15(a) of the Company Disclosure Letter, to the extent provided or made available to Parent prior to the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider, (ii) grant or pay any bonus or other incentive compensation, (iii) establish, adopt or enter into any collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (iv) amend any existing Company Plan, except as may be required to comply with applicable Laws or otherwise expressly permitted by this Section 5.1, (v) enter into or amend any agreement with any director, officer, or employee providing for payments in excess of Two Hundred

Fifty Thousand Dollars ($250,000) per year and Five Hundred Thousand Dollars ($500,000) in the aggregate for the term of the agreement, except as may be required to comply with applicable Law, (vi) enter into or amend any consulting agreement with any consultant or other service provider providing for payments in excess of Two Hundred Fifty Thousand Dollars ($250,000) per year and Five Hundred Thousand Dollars ($500,000) in the aggregate for the term of the agreement, (vii) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Company Plans, (viii) with respect to any officer, director, or employee who has a base salary of more than One Hundred Thousand Dollars ($100,000), hire or terminate (other than for cause) the employment or service of any such officer, director or employee, or enter into any severance agreement with any such officer, director or employee or (ix) with respect to any officer, director, or employee who has a base salary of less than or equal to One Hundred Thousand Dollars ($100,000), hire or terminate (other than for cause) the employment or service of any such officer, director or employee, or enter into any severance agreement with any such officer, director or employee, in either case, except in the ordinary course of business consistent with past practice;

(j) Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act (as agreed to with the Company’s independent public accountants), or (ii) as may be required by a change in applicable Law;

(k) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to, any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, or change any annual material Tax accounting period or method of Tax accounting;

(l) Confidentiality. The Company shall not modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

(m) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or enter into any commitment for, any capital expenditures other than (i) the capital expenditures set forth in Section 5.1(m) of the Company Disclosure Letter and (ii) any capital expenditure not set forth in Section 5.1(m) of the Company Disclosure Letter but made in the ordinary course of business consistent with past practice in connection with the production or distribution of Films in amounts not to exceed Five Million Dollars ($5,000,000) in the aggregate;

(n) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities unrelated to any Company Intellectual Property in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than One Million Dollars ($1,000,000) in the aggregate;

(o) Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into (i) any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC or (ii) any agreement or arrangement with Lee;

(p) Certain Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that, or omit to take any action where such omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement except as otherwise expressly permitted under Section 5.2;

(q) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant Encumbrances on, sell, assign, license, sublicense, impair, abandon or fail to maintain any Owned Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Owned Intellectual Property, (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ Owned

Intellectual Property applications as applicable, (iv) enter into any Material IP Contract or (v) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any right or claim under any Material IP Contract;

(r) Distribution and Related Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into, continue or otherwise participate in any discussions or negotiations regarding any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any theatrical motion pictures produced or to be produced by the Company or its Subsidiaries, except as set forth in Section 5.1(r) of the Company Disclosure Letter;

(s) Line of Business. The Company shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement or distribute products other than the products that the Company and its Subsidiaries are currently distributing as of the date of this Agreement;

(t) Insurance. The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(u) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.2 No Solicitation.

(a) Alternative Transaction. The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit the directors, officers, employees and Representatives of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.2(a) by any of the Company or its Subsidiaries or their respective directors, officers, employees or Representatives shall be deemed to be a breach of this Section 5.2(a) by the Company. The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal and will enforce, and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 5.2.

(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a Superior Proposal, the Company may then take the following actions:

(i) Furnish any information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Transaction Proposal; provided,

that (A) prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of July 16, 2009, between the Company and Parent (the “Confidentiality Agreement”) and (B) contemporaneously with furnishing any such information to such Person or group, it furnishes such information to Parent; and

(ii) Engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

(c) Notification. In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Transaction Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Parent fully informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Transaction Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Parent a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to the Company, any of its Subsidiaries or any of their Representatives in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Parent with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal; provided, that nothing contained in this Section 5.2(c) or elsewhere in this Agreement shall give or be deemed to give Parent the right to participate or otherwise be a party to any meeting of the Company’s Board of Directors or any committee thereof.

(d) Changes of Recommendation; Termination. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or relating to, any Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.2(d) or in any other provision of this Agreement, the Board of Directors of the Company may, solely in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(e) and concurrently enter into a definitive agreement with respect to such Superior Proposal, if all of the following conditions in clauses (i) through (vi) are met, as applicable:

(i) such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company Stockholder Approval has not been obtained;

(iii) the Company has (A) provided to Parent five (5) Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) Business Day period) and (3) that it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iv) the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Parent, the failure to terminate this Agreement and enter into the Alternative Acquisition Agreement would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(v) the Company shall have complied with Section 5.2(a) and shall not have breached any of the other provisions set forth in this Section 5.2 in any material respect; and

(vi) the Company pays all fees and expenses as required pursuant to Section 7.3 hereof.

(e) Company Adverse Recommendation Change. Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, the Board of Directors of the Company may make a Company Adverse Recommendation Change (other than in response to a Superior Proposal) if it determines in good faith after consultation with its legal and financial advisors that the failure to make such change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, that (i) the Company has provided to Parent five (5) Business Days’ prior written notice advising Parent that it intends to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons for the Company Adverse Recommendation Change and (ii) during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in a manner that obviates the need for the Company Adverse Recommendation Change.

(f) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company (other than a Company Adverse Recommendation Change which shall be made only in accordance with Section 5.2(d) or 5.2(e), as applicable) if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, however, that any action taken or disclosure made under this Section 5.2(f) shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

5.3 Preparation of SEC Documents; Stockholders’ Meetings.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the date hereof, and in any event within fifteen (15) Business Days following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. The Company will cause the Proxy Statement to be mailed to Company Stockholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii)(A) All filings by the Company with the SEC in connection with the transactions contemplated hereby and (B) all mailings to the Company Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby, including the Registration Statement, shall be subject to the prior review and comment by the Company.

(iii) Each of Parent and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all Orders of the SEC relating to the Registration Statement.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

(b) The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the sole purpose of seeking the Company Stockholder Approval or adjournment thereof and shall, subject to Section 5.2(d), (i) recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided, that such adjournment or postponement shall not exceed ten (10) Business Days. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of the NYSE and the Company Charter and the Company Bylaws. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or (ii) the withdrawal, qualification, amendment or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement or the Merger. If a Company Adverse Recommendation Change shall have occurred and thereafter the Board of Directors shall recommend this Agreement and the Merger (the “Reinstated Recommendation”), the Company shall not hold or shall adjourn the Company Stockholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation; provided, that the Company Stockholder Meeting shall be held as soon as practicable thereafter.

(c) Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.

5.4 [Intentionally Omitted.]

5.5 Access to Information; Confidentiality.

(a) Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and the officers, directors, employees and Representatives of the Company and its Subsidiaries to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent to the Company in accordance with this Section 5.5, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, to Parent, a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by the Company or any of its Subsidiaries. The Company shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Section 5.5 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

(b) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

5.6 Commercially Reasonable Efforts.

(a) Governmental and Third Party Approvals. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, of any form or report required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters), (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. For purposes of clause (ii) of the immediately preceding sentence, as to Real Property Leases, the Company shall request, and use commercially reasonable efforts to obtain, consents, approvals, authorizations or waivers (which shall be in form and substance reasonably satisfactory to Parent) from applicable third parties as to which Parent notifies the Company that Parent has determined in good faith that it is necessary to do so. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each party shall without limitation use its commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practical, not participate in any meeting with (A) any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel only”. Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(c) Divestitures. In furtherance of the covenants set forth in Section 5.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Company shall take all actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable, including, becoming subject to, consenting to or agreeing to, or otherwise taking any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates) in any manner (collectively, “Divestitures”); provided, that the obligations of the Company under this Section 5.6(c) shall be conditioned upon the occurrence of the Closing and provided, further, that the Company shall not take any of the foregoing actions without the prior written consent of Parent, other than Divestitures related to assets or a business of the Company or its Subsidiaries that are, individually or in the aggregate, immaterial to the Company. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or its Affiliates be required to become subject, consent or agree to, or otherwise take any action with respect to, any Divestiture of assets or a business of Parent or its Subsidiaries.

5.7 State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

5.8 Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Upstream Merger, the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation, the Surviving Company and their respective Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) Insurance. For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation (and from and after the Upstream Merger, the Surviving Company) to, maintain in effect the current policies (whether through purchase of a “tail end” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time (a true, correct and complete copy of which has been heretofore made available to Parent), on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, that Parent or the Surviving Corporation (and from and after the Upstream Merger, the Surviving Company) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by the Company and its Subsidiaries as of the date hereof for such policies, then Parent and the Surviving Corporation (and from and after the Upstream Merger, the Surviving Company) shall only be required to provide such coverage as will then be available at an annual premium equal to 250% of such rate.

(c) Successors. If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.8.

(d) Enforceability. Each of the directors and officers or other persons who is an Indemnified Party or a beneficiary under the D&O Insurance is intended to be a third party beneficiary of this Section 5.8 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

5.9 Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used commercially reasonable efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2. In addition, except (a) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.3, (b) prior communications consented to in accordance with this Section 5.9 or (c) as expressly permitted by Section 5.2, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

5.10 Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.11 Tax-Free Reorganization Treatment.

(a) Parent, the Company, Merger LLC and Merger Sub intend that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization”

within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger and the Upstream Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 6.2(e) and Section 6.3(e).

(b) Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

(c) None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that their Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Prior to Closing, the Company shall take, and shall cause its Subsidiaries to take, any action reasonably requested by Parent to minimize any current or future Tax of the Company, Parent or any of their Affiliates resulting from the transactions contemplated by this Agreement, provided such action would not adversely impact (i) the ability of counsel to provide the opinions pursuant to Section 6.2(e) and Section 6.3(e) or (ii) the satisfaction of the conditions to closing set forth in Article VI. The Company shall, and shall cause its Subsidiaries to, comply with and satisfy the terms and conditions of the agreements listed on Section  5.11(d) of the Company Disclosure Letter.

5.12 Employee Benefits; 401(k) Plan.

(a) Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Company shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each employee of the Company that is no less favorable than the severance pay practice provided during such period to similarly situated employees of Parent. With respect to the foregoing, employees of the Company shall receive credit for their full years of service with the Company prior to the Closing Date to the extent it would not result in duplication of benefits.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Company to effect such actions relating to the Company 401(k) Plan (the “Company 401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the Company 401(k) Plan prior to the Effective Time, subject to the terms of the Company 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company’s employees in any Section 401(k) plan subsequently offered to such employees by Parent.

(c) Nothing contained in this Agreement, expressed or implied, shall give any third Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever under or by reason of this Section 5.12 and no provision of this Section 5.12 shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of the Company or any of its Subsidiaries to enforce the provisions of this Section  5.12 or any other matter related thereto or be construed as an amendment of any employee benefit plan.

5.13 Post-Closing Management and Operations. Parent shall take all action necessary to adopt and implement immediately following the Effective Time the policies, practices and management structure with respect to the business of the Surviving Company set forth on Section 5.13 of the Company Disclosure Letter.

5.14 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.14(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

(b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract or Real Property Lease, or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 5.14(b) shall not limit or otherwise affect the remedies available hereunder to Parent.

5.15 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent.

5.16 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion and assumption.

5.18 Upstream Merger. Immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Section 18-209(g) of the Delaware Limited Liability Company Act. Parent and Merger LLC shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.18.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust Waiting Periods. (i) Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and, to the extent material, under any foreign antitrust, competition or pre-merger notification law shall have expired or been terminated, and (ii) all other material foreign antitrust, competition, trade, pre-merger notification or other regulatory approvals as may be required to consummate the Merger shall have been made or obtained, as applicable.

(c) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced, issued or threatened by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.1 and 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date) and (ii) the other representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Parent Material Adverse Effect. Since the date hereof, there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP (or such other counsel reasonably acceptable to the Company), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be a party to the “reorganization” within the meaning of Section 368(a) of the Code.

(f) Listing. The shares of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger as provided for in Article II shall have been authorized for listing on the NYSE, subject to official notice of issuance.

6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1, 3.3, 3.8(a) and 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties contained in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except for any inaccuracy that results in de minimis Liability, expense or cost to Parent or Merger Sub and (iii) the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Company Material Adverse Effect. Since the date hereof, there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received an opinion of Dewey & LeBoeuf LLP (or such other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be a party to the “reorganization” within the meaning of Section 368(a) of the Code.

(f) Withholding Certificate. The Company shall have delivered to Parent a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by on or before May 31, 2010 (the “Outside Date”); provided, that the Outside Date may be extended (A) for a period not to exceed ninety (90) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(b) failing to have been satisfied but (1) the extending party reasonably believes that the relevant approvals will be obtained during such extension period and (2) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction and (B) in the case of a Reinstated Recommendation, to the extent necessary so that the Company can comply with its obligations pursuant to the last sentence of Section 5.3(b); provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur; or

(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable;

(c) by Parent or the Company, if the Company Stockholder Vote shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(d) by Parent, if the Company shall have breached in any material respect any of its obligations under Section 5.2;

(e) by the Company, at any time prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.2(d); provided, that, as a condition to the effectiveness of such termination, Parent shall have received all fees and expenses as required pursuant to Section 7.3;

(f) by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if (i) there is any continuing inaccuracy in the representations and warranties of Parent, Merger Sub and Merger LLC set forth in this Agreement, or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), (1) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (2) such breach shall be incapable of being cured or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Parent;

(g) by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), (1) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such termination and (2) such breach shall be incapable of being cured or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company; or

(h) by Parent, at any time prior to Company Stockholder Approval, if (i) the Company, the Board of Directors of the Company or any committee thereof, for any reason, shall have (A) failed to include in the Proxy Statement distributed to the Company Stockholders its recommendation that such stockholders adopt this Agreement and approve the Merger, (B) effected a Company Adverse Recommendation Change, (C) approved or recommended any Alternative Transaction Proposal or (D)(i) within ten (10) Business Days of the public announcement of an Alternative Transaction Proposal, failed to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption of this Agreement and the approval of the Merger, or (ii) within ten (10) Business Days after a tender or exchange offer relating to securities of the Company involving a person or group unaffiliated with Parent has first been published or announced, the Company shall not have sent or given to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 5.5(b), this Section 7.2 and Section 7.3, as well as Article I and Article VIII to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Payments.

(a) Company Termination Fee. In the event that:

(i) Parent terminates this Agreement pursuant to Section 7.1(d) or Section 7.1(h);

(ii) the Company terminates this Agreement pursuant to Section 7.1(e);

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(c), Section 7.1(g)(i) in respect of a knowing and intentional inaccuracy of the representations and warranties or Section 7.1(g)(ii), (B) prior to such termination, an Alternative Transaction Proposal has been publicly announced and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal; or

(iv) Parent or the Company terminates this Agreement pursuant to Section 7.1(c) if, at or prior to such time, Parent would have the right to a Termination Fee pursuant to clause (i) above;

then the Company shall pay Parent a one time fee equal to One Hundred Forty Million Dollars ($140,000,000) (the “Termination Fee”). Any fee due under this Section 7.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i), (ii) or (iv) above, on the date of termination of this Agreement or (B) in the case of termination pursuant to clause (iii) above, within two (2) Business Days of the date of the first to occur of (x) the execution of a definitive agreement relating to an Alternative Transaction Proposal and (y) the consummation of a transaction relating to an Alternative Transaction Proposal; provided, that the provisions of this Section 7.3(a) shall be subject to Section 7.3(c). For purposes of this Section 7.3(a), the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” in clauses (b) and (c) of the definition of “Alternative Transaction”, as used in the definition of “Alternative Transaction Proposal,” shall be deemed to be references to “fifty percent (50%).”

(b) Interest and Costs; Other Remedies. Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee when due, and in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, then the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party.

(c) Expenses. Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company each shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement, (ii) the filing and printing of the Registration Statement and (iii) any filings pursuant to the HSR Act or to any foreign antitrust or competition Law. Furthermore, in the event that (x) the Company terminates this Agreement pursuant to Section 7.1(f), then Parent shall reimburse the Company for all of the Company’s Expenses or (y) Parent terminates this Agreement pursuant to Section 7.1(g), then the Company, in addition to any payments it may be required to make to Parent pursuant to Section 7.3(a) in respect of such termination, shall reimburse Parent for all of Parent’s Expenses; provided, that in the event that the Company pays Parent’s Expenses pursuant to clause (y) of this Section 7.3(c) and the Company is obligated to pay the Termination Fee pursuant to Section 7.3(a), the amount of the Termination Fee shall be reduced by the amount of Parent’s Expenses. “Expenses” includes all reasonable out of pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of Registration Statement, the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby; provided, however, that the amount required to be reimbursed in respect of Expenses by Company or Parent, as the case may be, shall not exceed Ten Million Dollars ($10,000,000).

ARTICLE VIII

GENERAL

8.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger and the Upstream Merger.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Marvel Entertainment, Inc.

417 Fifth Avenue

New York, New York 10016

Telecopy: (212) 576-4005

Attention: John Turitzin, Executive Vice President

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street, First Floor

New York, NY 10022

Telecopy: (212) 230-7752

Attention: Michael Zuppone, Esq.

and:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, Twelfth Floor

San Diego, CA 92121

Telecopy: (858) 458-3130

Attention: Carl R. Sanchez, Esq.

if to Parent or Merger Sub:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Telecopy: (818) 560-7896

Attention: Alan N. Braverman, Esq.

Tom Staggs

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Telecopy: (212) 259-6333

Attention: Morton A. Pierce, Esq.

Chang-Do Gong, Esq.

8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 5.8 (which upon the Effective Time are intended to benefit the Indemnified Parties), and Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders) is not intended to confer upon any Person other than the parties any rights or remedies.

8.5 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

8.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization.

8.7 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.11 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT, MERGER SUB AND MERGER LLC HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.14 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

8.15 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.16 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE WALT DISNEY COMPANY

By:	/s/ Alan N. Braverman
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel and Secretary

MAVERICK ACQUISITION SUB, INC.

By:	/s/ David K. Thompson
Name:	David K. Thompson
Title:	Senior Vice President

MAVERICK MERGER SUB, LLC

By:	/s/ David K. Thompson
Name:	David K. Thompson
Title:	Senior Vice President

MARVEL ENTERTAINMENT, INC.

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter
Title:	Chief Executive Officer

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of August 31, 2009 (this “Agreement”), by and between The Walt Disney Company, a Delaware corporation (“Parent”), Marvel Entertainment, Inc., a Delaware corporation (“Company”), and the parties listed on Schedule A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Parent, Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, and as soon as reasonably practicable thereafter, the Surviving Corporation will merge with and into Merger LLC, on the terms and subject to the conditions of the Merger Agreement (the “Merger”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement;

WHEREAS, each Stockholder is the record and beneficial owner of the shares of Company Common Stock, par value $0.01 per share, set forth opposite such Stockholder’s name on Schedule A hereto (together, with any additional securities of the Company described in Section 1.2, being referred to herein as the “Subject Shares”);

WHEREAS, prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and

WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Parent has required that each of the Stockholders enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Voting of Subject Shares.

Section 1.1 Voting Agreement.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each of the Stockholders shall Vote (or cause to be Voted) such Stockholder’s Subject Shares in favor of adoption of the Merger Agreement and approval of each of the transactions contemplated thereby and any other action reasonably requested by Parent in furtherance thereof. Furthermore, none of the Stockholders shall knowingly take any action inconsistent with this Section 1.1(a), prior to the Expiration Date.

(b) In addition to the foregoing, prior to the Expiration Date, at any meeting of the Company Stockholders or at any adjournment or postponement thereof or in any other circumstances upon which any Vote, consent or other approval is sought, each of the Stockholders shall Vote (or cause to be Voted) all of such Stockholder’s Subject Shares against (i) the approval of any Alternative Transaction or the adoption of any agreement relating to any Alternative Transaction and (ii) any amendment of the Company Charter or

Company Bylaws or any other action, agreement, proposal or transaction involving the Company or any of its Subsidiaries which amendment or other action, agreement, proposal or transaction would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement or would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the transactions contemplated hereby or by the Merger Agreement.

(c) Notwithstanding the foregoing, each of the Stockholders shall remain free to Vote such Stockholder’s Subject Shares with respect to any matter not covered by this Section 1.1, but only to the extent that such Vote would not reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the DGCL) or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast, or consent shall be given, for purposes of this Section 1, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

(d) Each Stockholder hereby severally and irrevocably grants to, and appoints, Parent and each of its executive officers and any of them in their capacities as officers of Parent, such Stockholder’s proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to Vote all of such Stockholder’s Subject Shares in accordance with Sections 1.1(a) and 1.1(b) of this Agreement until the Expiration Date.

(e) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

(f) Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.1 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement pursuant to Section 6 hereof, at which time such proxy shall automatically terminate. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

Section 1.2 Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that any of the Stockholders shall have become the beneficial owners of any additional shares of common stock or other securities of the Company, then all shares of common stock or other securities of the Company held by any Stockholder immediately following the effectiveness of any event described in clause (a) or any of the Stockholders becoming the beneficial owners of the shares or other securities as described in clause (b), shall, in each case, automatically and without any further action become Subject Shares hereunder.

Section 1.3 Waiver of Appraisal Rights. Each of the Stockholders hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal, dissenters’ rights or similar rights that such Stockholder may have in connection with the Merger.

2. Transfer Restrictions and Obligations.

Section 2.1 Lock-Up. After the execution of this Agreement and until the Expiration Date, no Stockholder will, directly or indirectly:

(a)	sell, transfer, exchange, offer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of any Subject Shares or any securities convertible into or exercisable or exchangeable for Subject Shares, any other capital stock of the Company or any interest in any of the foregoing with any Person;

(b)	grant any proxies, options or rights of first offer or refusal with respect to the Subject Shares;

(c)	enter into any voting agreement, voting trust or other voting arrangements with respect to any of the Subject Shares;

(d)	enter into a swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Subject Shares; or

(e)	create or permit to exist any Encumbrance affecting any of the Subject Shares.

The foregoing requirements shall not prohibit any Transfer (a) under any Stockholder’s will or pursuant to laws of descent and distribution or any such Transfer to an immediate family member or a family trust for the benefit of immediate family members or (b) to a charitable organization described in Section 170(c) of the Code by a Stockholder in amount and frequency consistent with past practice over the past three years described on Schedule B hereto, so long as the other party to such Transfer or other arrangement executes this Agreement (or a joinder thereto in a form reasonably satisfactory to Parent) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer or arrangement, such Stockholder shall continue to be liable for any breach by such transferee of its agreements and covenants under this Agreement.

Section 2.2 Other Obligations. From and after the date of this Agreement, each of the Stockholders agrees (a) not to, and to cause any investment banker, attorney or other advisor or representative of such Stockholder not to, directly or indirectly, solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any Alternative Transaction Proposal, or negotiate, explore or otherwise engage in discussions with any Person with respect to any Alternative Transaction, or approve, endorse or recommend any Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Alternative Transaction and (b) not to take any action which makes, or would reasonably be expected to make, any representation or warranty of such Stockholder herein untrue or incorrect. Each of the Stockholders shall notify Parent promptly (but in any event within twenty-four (24) hours) of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, such Stockholder or, to the Stockholder’s knowledge, any of its representatives, indicating the name of such Person and providing to Parent a summary of the material terms of such proposal or offer for an Alternative Transaction.

3. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent that:

(a) such Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act, but without regard to any conditions (including the passage of time) to the acquisition of beneficial ownership of such shares) of, and has good and valid and marketable title to, such Stockholder’s Subject Shares free and clear of all Encumbrances;

(b) as of the date hereof, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock, any securities convertible into or exchangeable for any shares of Company Common Stock or other voting securities or instruments of the Company, other than such Stockholder’s Subject Shares;

(c) if such Stockholder is a natural person, such Stockholder has all power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement;

(d) if such Stockholder is other than a natural person, (i) such Stockholder (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (B) has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceedings on the part of such Stockholder are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby;

(e) this Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(f) the execution, delivery and timely performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) if such Stockholder is other than a natural person, contravene or conflict with the certificate of incorporation or the bylaws or other organizational documents of such Stockholder, (iii) except as set forth on Schedule 3(f)(iii) hereto, result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of an Encumbrance under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets is bound or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder, except in the case of clauses (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such Stockholder to perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by this Agreement.

Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the Expiration Date.

4. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that:

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement;

(b)(i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby and (ii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(c) the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) contravene or conflict with the certificate of incorporation or the bylaws of Parent, (iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of an Encumbrance under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent, except in the case of clauses (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by this Agreement.

5. Covenants of the Stockholders and Parent. To the extent reasonably requested by Parent, each of the Stockholders shall use such Stockholder’s commercially reasonable efforts to cooperate with Parent in making all filings with, and to obtain consents of, all third parties and Governmental Authorities reasonably necessary or desirable for the consummation of the transactions contemplated by this Agreement. Each of the Stockholders shall notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any representation or warranties set forth in Section 3 herein.

6. Termination. This Agreement and the proxy granted pursuant to Section 1.1(d) hereof shall terminate upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such earliest to occur shall be the “Expiration Date”); provided, that any termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7. Fiduciary Duties. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each of the Stockholders is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

8. Miscellaneous.

Section 8.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 8.2 Amendments and Modification. This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Telecopy: (818) 560-7896

Attention: Alan N. Braverman

Tom Staggs

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Telecopy: (212) 259-6333

Attention: Morton A. Pierce, Esq.

Chang-Do Gong, Esq.

if to Company, to:

Marvel Entertainment, Inc.

417 Fifth Avenue

New York, New York 10016

Telecopy: (212) 576-4005

Attention: John Turitzin, Executive Vice President

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street, First Floor

New York, NY 10022

Telecopy: (212) 230-7752

Attention: Michael Zuppone, Esq.

and:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, Twelfth Floor

San Diego, CA 92121

Telecopy: (858) 458-3130

Attention: Carl R. Sanchez, Esq.

and if to any of the Stockholders, to:

Isaac Perlmutter

P.O. Box 1028

Lake Worth, FL 33460

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street, First Floor

New York, NY 10022

Telecopy: (212) 230-7752

Attention: Michael Zuppone, Esq.

and:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, Twelfth Floor

San Diego, CA 92121

Telecopy: (858) 458-3130

Attention: Carl R. Sanchez, Esq.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 8.5 Entire Agreement. This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 8.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable in any applicable jurisdiction, (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.7 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief. PARENT, THE COMPANY AND THE STOCKHOLDERS EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 Extension, Waiver. At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred prior to the Expiration Date. No assignment by any party hereto shall relieve such party of its obligations under this Agreement.

Section 8.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12 Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Parent and the Stockholders, each of which was represented by their own attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 8.13 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

THE WALT DISNEY COMPANY

By:	/s/ Alan N. Braverman
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel and Secretary

MARVEL ENTERTAINMENT, INC.

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter
Title:	Chief Executive Officer

ISAAC PERLMUTTER

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter

OBJECT TRADING CORP.

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter
Title:	President

ZIB INC.

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter
Title:	President

ISAAC PERLMUTTER TRUST

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter
Title:	Trustee

Schedule A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock that are Exercisable within 60 days	Other Shares Beneficially Owned
Mr. Perlmutter Marvel Entertainment, Inc. 417 Fifth Avenue New York, NY 10016	206,355	1,264,354	28,681,430

Object Trading Corp. P.O. Box 1028 Lake Worth, FL 33460	14,622,680	0	0

Zib, Inc. P.O. Box 1028 Lake Worth, FL 33460	3,694,645	0	0

Isaac Perlmutter Trust 01/28/1993 P.O. Box 1028 Lake Worth, FL 33460	10,364,105	0	18,317,325

Schedule B

None.

Schedule 3(f)(iii)

None.

ANNEX C

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

August 30, 2009

The Board of Directors

Marvel Entertainment, Inc.

417 5th Avenue

New York, NY 10016

Members of the Board of Directors:

We understand that Marvel Entertainment, Inc. (“Marvel”) proposes to enter into the Agreement and Plan of Merger, dated as of August 30, 2009 (the “Agreement”), among Marvel, The Walt Disney Company (“Disney”), Maverick Acquisition Sub, Inc., a wholly owned subsidiary of Disney (“Merger Sub”), and Maverick Merger Sub, LLC, a wholly owned subsidiary of Disney (“Merger LLC”), pursuant to which, among other things, (a) Merger Sub will merge with and into Marvel (the “Merger”), (b) immediately following the Merger, the surviving company in the Merger will merge with and into Merger LLC (the “Upstream Merger”), (c) each outstanding share of the common stock, par value $0.01 per share, of Marvel, together with the associated Preferred Share Purchase Rights (“Marvel Common Stock”), other than shares of Marvel Common Stock held in treasury or held by Disney or any of its subsidiaries or held by any subsidiary of Marvel, will be converted into the right to receive (i) $30.00 in cash, without interest (the “Cash Consideration”) and (ii) 0.7452 of a share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value $0.01 per share, of Disney (“Disney Common Stock”) and (d) each share of Marvel Common Stock held by any subsidiary of Marvel or subsidiary of Disney will be converted into the right to receive the number of shares of Disney Common Stock equal to the quotient of (i) the Cash Consideration plus the product of 0.7452 multiplied by the lesser of (A) the closing price, (B) the average of the high and low sales prices and (C) the weighted average trading price of one share of Disney Common Stock on the closing date of the Merger, as reported on the New York Stock Exchange (the “Disney Closing Date Share Price”) divided by (ii) the Disney Closing Date Share Price. Pursuant to the Merger Agreement, the Stock Consideration may be increased, and the Cash Consideration may be decreased, to the extent necessary to ensure that the aggregate Stock Consideration is equal to not less than 40% of the aggregate Consideration (calculated by reference to the Disney Closing Date Share Price). The terms and conditions of the Merger are more fully set forth in the Agreement. You have advised us that certain shareholders have entered into a voting agreement (the “Voting Agreement”) with Disney with respect to the Merger.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Marvel Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to marvel and Disney;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Marvel furnished to or discussed with us by the management of Marvel, including certain financial forecasts relating to Marvel prepared by the management of Marvel and reflecting varying assumptions as to Marvel’s studio box office and theatrical licensing results (such forecasts, the “Marvel Forecasts”), and discussed with the management of Marvel its assessments as to the relative likelihood of achieving the future financial results reflected in the Marvel Forecasts;

(iii)	reviewed certain publicly available financial forecasts relating to Marvel (the “Marvel Public Forecasts”);

The Board of Directors

Marvel Entertainment, Inc.

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Disney furnished to or discussed with us by the management of Disney, including certain financial forecasts relating to Disney prepared by the management of Disney (such forecasts, “Disney Forecasts”);

(v)	reviewed certain publicly available financial forecasts relating to Disney (the “Disney Public Forecasts”);

(vi)	discussed the past and current business, operations, financial condition and prospects of Marvel with members of senior management of Marvel, and discussed the past and current business, operations, financial condition and prospects of Disney with members of senior managements of Marvel and Disney;

(vii)	reviewed the trading histories for Marvel Common Stock and Disney Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of Marvel and Disney with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Disney, including the potential effect on Disney’s estimated earnings per share;

(xi)	reviewed the Agreement and the Voting Agreement; and

(xi)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Marvel and Disney that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Marvel Forecasts, we have been advised by Marvel, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Marvel as to the future financial performance of Marvel under the alternative scenarios reflected therein. With respect to the Disney Forecasts, we have been advised by Disney, and have assumed, with the consent of Marvel, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Disney as to the future financial performance of Disney. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Marvel or Disney, nor have we made any physical inspection of the properties or assets of Marvel or Disney. We have not evaluated the solvency or fair value of Marvel or Disney under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Marvel, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Marvel, Disney or the contemplated benefits of the Merger. We also have assumed, at the direction of Marvel, that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States

The Board of Directors

Marvel Entertainment, Inc.

federal income tax purposes, will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Marvel or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of Marvel Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Marvel or in which Marvel might engage or as to the underlying business decision of Marvel to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Disney Common Stock actually will be when issued or the prices at which Marvel Common Stock or Disney Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Marvel in connection with the Merger and will receive a fee for our services, which is contingent upon consummation of the Merger. In addition, Marvel has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Marvel, Disney and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Marvel and to Disney and have received or in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of Marvel in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion (and Valuation Letter) Committee.

The Board of Directors

Marvel Entertainment, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Marvel Common Stock is fair, from a financial point of view, to the holders of Marvel Common Stock.

Very truly yours,

/S/    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The registrant’s Restated Certificate of Incorporation and Bylaws, as amended to date, provide that the registrant shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the registrant or by reason of the fact that such director or officer, at the request of the registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The registrant’s Restated Certificate of Incorporation and Bylaws further provide that (i) the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of law, and (ii) the registrant may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any and all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere. The registrant’s Restated Certificate of Incorporation further provides that a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

The registrant maintains an officer’s and director’s liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the registrant under certain circumstances, in the event that indemnification payments are made to such officers and directors.

The registrant has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to the registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a Change in Control (as defined in the Indemnification Agreements) of the registrant which is not approved by the registrant’s board of directors, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee and approved by the registrant’s board of directors. In addition, in the event of a Potential Change In Control (as defined in the Indemnification Agreements), the Indemnitee may require the registrant to establish a trust for his or her benefit and to fund such trust in amounts reasonably anticipated or proposed to be paid to satisfy the registrant’s indemnification obligations under the Indemnification Agreements.

Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article IX of the registrant’s Restated Certificate of Incorporation eliminates the liability of a director of Disney to Disney or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s Restated Certificate of Incorporation and Bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger dated as of August 31, 2009, by and among The Walt Disney Company, Maverick Acquisition Sub, Inc., Maverick Merger Sub, LLC and Marvel Entertainment, Inc. (included as Annex A to this proxy statement/prospectus forming a part of this registration statement).

3.1	Amended and Restated Certificate of Incorporation of The Walt Disney Company (included as Annex C to the joint proxy statement/prospectus forming part of the registration statement, filed with the SEC on September 30, 1999 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of The Walt Disney Company (included in Exhibit 3.1 to the current report on Form 8-K dated June 27, 2007, filed with the SEC on June 29, 2007 and incorporated herein by reference).

5.1	Opinion of Dewey & LeBoeuf LLP regarding the legality of the securities being issued.

8.1	Opinion of Dewey & LeBoeuf LLP relating to tax matters.

8.2	Opinion of Paul, Hastings, Janofsky & Walker LLP relating to tax matters.

10.1	Voting Agreement, dated as of August 31, 2009, by and among The Walt Disney Company, Marvel Entertainment, Inc., Isaac Perlmutter, Isaac Perlmutter Trust 01/28/1993, Object Trading Corp. and Zib, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

23.1	Consent of PricewaterhouseCoopers LLP (related to its report relating to Disney’s consolidated financial statements and internal control over financial reporting).

23.2	Consent of PricewaterhouseCoopers LLP (related to its report relating to Marvel’s consolidated financial statements and internal control over financial reporting).

23.3	Consent of Dewey & LeBoeuf LLP (included in Exhibit 5.1).

23.4	Consent of Dewey & LeBoeuf LLP (included in Exhibit 8.1).

23.5	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included in Part II to the original Registration Statement on Form S-4 filed with the SEC on September 22, 2009).

99.1	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.2	Form of Proxy of Marvel.

Item 22.	Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, as amended, Disney has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Burbank, California, on December 1, 2009.

THE WALT DISNEY COMPANY

By:	/S/ THOMAS O. STAGGS
Name:	Thomas O. Staggs
Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on December 1, 2009:

Signature	Title

Principal Executive Officer

* Robert A. Iger	President and Chief Executive Officer

Principal Financial and Accounting Officers

/S/ THOMAS O. STAGGS Thomas O. Staggs	Senior Executive Vice President and Chief Financial Officer

* Brent A. Woodford	Senior Vice President—Planning and Control

Directors

* Susan E. Arnold	Director

* John E. Bryson	Director

* John S. Chen	Director

* Judith L. Estrin	Director

* Robert A. Iger	Director

* Steven P. Jobs	Director

* Fred H. Langhammer	Director

* Aylwin B. Lewis	Director

* Monica C. Lozano	Director

* Robert W. Matschullat	Director

* John E. Pepper, Jr.	Chairman of the Board and Director

* Orin C. Smith	Director

*By:	/S/ THOMAS O. STAGGS
Thomas O. Staggs
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger dated as of August 31, 2009, by and among The Walt Disney Company, Maverick Acquisition Sub, Inc., Maverick Merger Sub, LLC and Marvel Entertainment, Inc. (included as Annex A to this proxy statement/prospectus forming a part of this registration statement).

3.1	Amended and Restated Certificate of Incorporation of The Walt Disney Company (included as Annex C to the joint proxy statement/prospectus forming part of the registration statement, filed with the SEC on September 30, 1999 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of The Walt Disney Company (included in Exhibit 3.1 to the current report on Form 8-K dated June 27, 2007, filed with the SEC on June 29, 2007 and incorporated herein by reference).

5.1	Opinion of Dewey & LeBoeuf LLP regarding the legality of the securities being issued.

8.1	Opinion of Dewey & LeBoeuf LLP relating to tax matters.

8.2	Opinion of Paul, Hastings, Janofsky & Walker LLP relating to tax matters.

10.1	Voting Agreement, dated as of August 31, 2009, by and among The Walt Disney Company, Marvel Entertainment, Inc., Isaac Perlmutter, Isaac Perlmutter Trust 01/28/1993, Object Trading Corp. and Zib, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

23.1	Consent of PricewaterhouseCoopers LLP (related to its report relating to Disney’s consolidated financial statements and internal control over financial reporting).

23.2	Consent of PricewaterhouseCoopers LLP (related to its report relating to Marvel’s consolidated financial statements and internal control over financial reporting).

23.3	Consent of Dewey & LeBoeuf LLP (included in Exhibit 5.1).

23.4	Consent of Dewey & LeBoeuf LLP (included in Exhibit 8.1).

23.5	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included in Part II to the original Registration Statement on Form S-4 filed with the SEC on September 22, 2009).

99.1	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.2	Form of Proxy of Marvel.